Exhibit 1.13

Notice to U.S. Investors

The proposed transaction relates to the securities of CaixaBank, S.A. and Bankia, S.A., both companies incorporated in Spain. Information distributed in connection with the proposed transaction and the related shareholder vote is subject to Spanish disclosure requirements that are different from those of the United States. Financial statements and financial information included herein are prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed transaction, since the companies are located in Spain and some or all of their officers and directors are residents of Spain. You may not be able to sue the companies or their officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares otherwise than under the proposed transaction, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed transaction.

The ordinary shares of CaixaBank, S.A. have not been and are not intended to be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States of America except pursuant to an applicable exemption from the registration requirements of such Act.

Condensed interim consolidated

financial statements of

the CaixaBank Group for

the six months ending on

30 June 2020

Translation of condensed interim consolidated financial statements originally issued and prepared in Spanish. This English version is a translation of the original in Spanish for information purposes only. In the event of a discrepancy, the original Spanish-language version prevails.

This version of our report is a free translation from the original, which was prepared in Spanish. All possible care has been taken to ensure that the translation is an accurate representation of the original. However, in all matters of interpretation of information, views or opinions, the original language version of our report takes precedence over this translation.

Report on limited review of condensed interim consolidated financial statements

To the shareholders of CaixaBank, S.A., at the request of the Board of Directors:

Introduction

We have performed a limited review of the accompanying condensed interim consolidated financial statements (hereinafter, the interim financial statements) of CaixaBank, S.A. (hereinafter, “the parent company”) and its subsidiaries (hereinafter, “the group”), which comprise the balance sheet as at June 30, 2020, and the income statement, the statement of recognized income and expenses, the total statement of changes in equity, the cash flow statement and related notes, all condensed and consolidated, for the six months period then ended. The parent company’s directors are responsible for the preparation of these interim financial statements in accordance with the requirements of International Accounting Standard (IAS) 34, “Interim Financial Reporting”, as adopted by the European Union, for the preparation of condensed interim financial information, as provided in Article 12 of Royal Decree 1362/2007. Our responsibility is to express a conclusion on these interim financial statements based on our limited review.

Scope of Review

We conducted our limited review in accordance with International Standard on Review Engagements 2410, “Review of Interim Financial Information Performed by the Independent Auditor of the Entity”. A limited review of interim financial statements consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A limited review is substantially less in scope than an audit conducted in accordance with legislation governing the audit practice in Spain and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion on these interim financial statements.

Conclusion

Based on our limited review, that cannot be considered as an audit, nothing has come to our attention that causes us to believe that the accompanying interim financial statements for the six months period ended June 30, 2020 have not been prepared, in all material respects, in accordance with the requirements of International Accounting Standard (IAS) 34, “Interim Financial Reporting”, as adopted by the European Union, for the preparation of condensed interim financial statements, as provided in Article 12 of Royal Decree 1362/2007.

Emphasis of Matter

We draw attention to note 1.3 “Responsibility for information and estimates made”, which sets out the judgements, estimates and assumptions made in preparing the interim financial statements and which indicates that they were made taking into account the uncertainties at the reporting date resulting from the impact of COVID-19 in the current economic situation. These judgements and estimates could be modified in the future, based on new information, as a result of future events deriving from the impacts of COVID 19 which are not presently known. Specifically, note 3.2 “Credit risk” describes the financing transactions arranged in the current context, the treatment of the significant increase in credit risk (ISCR) associated with them and its impact on the classification in stages and, additionally, the approach to the estimation of expected credit losses which includes establishing a provision of approximately €1.155 million due to the impact of updating the macro-economic scenarios and their weighting, all of which has been carried out taking into consideration the communications of the oversight and regulatory bodies,

PricewaterhouseCoopers Auditores, S.L., P° de la Alameda, 35 Bis, 46023
Valencia, España Tel.: +34 963 036 900 / +34 902 021111, Fax: +34 963 036 901, w ww .pw c.es 1

R. M. Madrid, hoja 87.250-1, folio 75, tomo 9.267, libro 8.054, sección 3a lnscrita en el R.O.A.C. con el número S0242 - CIF: B-79 031290

1

as indicated in section 2.1 “Accounting policies within the framework of COVID - 19”. Our conclusion has not been modified for this matter.

In addition, we draw attention to Note 1, in which it is mentioned that these interim financial statements do not include all the information required of complete consolidated financial statements prepared in accordance with International Financial Reporting Standards, as adopted by the European Union, therefore the accompanying interim financial statements should be read together with the consolidated annual accounts of the group for the year ended December 31, 2019. Our conclusion is not modified in respect of this matter.

Other Matters

Interim consolidated directors’ Report

The accompanying interim consolidated directors’ Report for the six months period ended June 30, 2020 contains the explanations which the parent company’s directors consider appropriate regarding the principal events of this period and their impact on the interim financial statements presented, of which it does not form part, as well as the information required under the provisions of Article 15 of Royal Decree 1362/2007. We have verified that the accounting information contained in this directors’ Report is in agreement with that of the interim financial statements for the six months period ended June 30, 2020. Our work is limited to checking the interim consolidated directors’ Report in accordance with the scope mentioned in this paragraph and does not include a review of information other than that obtained from CaixaBank, S.A. and its subsidiaries’ accounting records.

Preparation of this review report

This report has been prepared at the request of the Board of Directors of the parent company in relation to the publication of the half-yearly financial report required by Article 119 of Royal Legislative Decree 4/2015 of 23 October, approving the revised text of the Securities Market Law developed by the Royal Decree 1362/2007, of 19 October.

PricewaterhouseCoopers Auditores, S.L.

PRICEWATERHOUSECOOPERS AUDITORES, S.L.

Original in Spanish signed by
Raúl Ara Navarro

30 July 2020

Condensed interim consolidated financial statements CaixaBank Group | Interim financial information on 30 June 2020
CONDENSED INTERIM CONSOLIDATED BALANCE SHEET
ASSETS
(Millions of euros)
	NOTE	30-06-2020	31-12-2019 *
Cash and cash balances at central banks and other demand deposits		44,304	15,110
Financial assets held for trading		7,774	7,370
Derivatives		6,508	6,194
Equity instruments		309	457
Debt securities		957	719
Financial assets not designated for trading compulsorily measured at fair value through profit or loss		381	427
Equity instruments		184	198
Debt securities		54	63
Loans and advances		143	166
Customers		143	166
Financial assets designated at fair value through profit or loss			1
Debt securities			1
Financial assets at fair value with changes in other comprehensive income	8	20,745	18,371
Equity instruments		1,706	2,407
Debt securities		19,039	15,964
Financial assets at amortised cost	8	269,430	244,702
Debt securities		26,030	17,389
Loans and advances		243,400	227,313
Central banks		9	6
Credit institutions		7,100	5,153
Customers		236,291	222,154
Derivatives - Hedge accounting	10	392	2,133
Fair value changes of the hedged items in portfolio hedge of interest rate risk		497	106
Investments in joint ventures and associates	11	3,928	3,941
Joint ventures		172	166
Associates		3,756	3,775
Assets under the insurance business	9	72,700	72,683
Tangible assets	12	7,229	7,282
Property, plant and equipment		4,992	4,915
For own use		4,992	4,915
Investment property		2,237	2,367
Intangible assets	13	3,883	3,839
Goodwill		3,051	3,051
Other intangible assets		832	788
Tax assets		10,399	11,113
Current tax assets		566	1,277
Deferred tax assets	19	9,833	9,836
Other assets	14	2,653	2,982
Inventories		93	54
Remaining other assets		2,560	2,928
Non-current assets and disposal groups classified as held for sale	15	1,257	1,354
TOTAL ASSETS		445,572	391,414

Memorandum items
Financial instruments loaned or delivered as collateral with the right of sale or pledge
Financial assets held for trading		426	165
Financial assets at fair value with changes in other comprehensive income		3,893	2,544
Financial assets at amortised cost		98,600	93,053
Material asset – acquired under a lease		1,496	1,495
Off-balance-sheet exposures
Loan commitments given	23	76,227	71,132
Financial guarantees given	23	6,287	5,982
Other commitments given	23	19,468	21,226
(*) Presented for comparison purposes only (see Note 1)

Condensed interim consolidated financial statements CaixaBank Group | Interim financial information on 30 June 2020
CONDENSED INTERIM CONSOLIDATED BALANCE SHEET
LIABILITIES
(Millions of euros)
	NOTE	30-06-2020	31-12-2019 *
Financial liabilities held for trading	16	2,191	2,338
Derivatives		1,589	1,867
Short positions		602	471
Financial liabilities designated at fair value through profit or loss			1
Other financial liabilities			1
Financial liabilities at amortised cost	16	339,710	283,975
Deposits		296,513	241,735
Central banks	3.3	50,531	14,418
Credit institutions		7,309	6,238
Customers		238,673	221,079
Debt securities issued		34,291	33,648
Other financial liabilities		8,906	8,592
Derivatives - Hedge accounting	10	178	515
Fair value changes of the hedged items in portfolio hedge of interest rate risk		1,701	1,474
Liabilities under the insurance business	9	70,769	70,807
Provisions	17	3,356	3,624
Pensions and other post-employment defined benefit obligations		521	521
Other long-term employee benefits		1,554	1,710
Pending legal issues and tax litigation		635	676
Commitments and guarantees given		205	220
Other provisions		441	497
Tax liabilities		1,300	1,296
Current tax liabilities		305	238
Deferred tax liabilities	19	995	1,058
Other liabilities	14	1,960	2,162
Liabilities included in disposal groups classified as held for sale		14	71
TOTAL LIABILITIES		421,179	366,263
Memorandum items
Subordinated liabilities - Financial liabilities at amortised cost		5,451	5,461
(*) Presented for comparison purposes only (see Note 1).
EQUITY
(Millions of euros)
	NOTE	30-06-2020	31-12-2019 *
SHAREHOLDERS' EQUITY	18	25,996	26,247
Capital		5,981	5,981
Share premium		12,033	12,033
Other equity items		24	24
Retained earnings		8,688	7,795
Other reserves		(923)	(1,281)
(-) Treasury shares		(12)	(10)
Profit/(loss) attributable to owners of the parent		205	1,705
ACCUMULATED OTHER COMPREHENSIVE INCOME	18	(1,628)	(1,125)
Items that will not be reclassified to profit or loss		(2,019)	(1,568)
Actuarial gains or (-) losses on defined benefit pension plans		(499)	(474)
Share of other recognised income and expense of investments in joint ventures and associates		(56)	(83)
Fair value changes of equity instruments measured at fair value with changes in other comprehensive income		(1,464)	(1,011)
Failed fair value hedges of equity instruments measured at fair value with changes in other comprehensive income
Fair value changes of equity instruments measured at fair value with changes other comprehensive income [hedged instrument]			(58)
Fair value changes of equity instruments measured at fair value with changes in other comprehensive income [hedging instrument]			58
Items that may be reclassified to profit or loss		391	443
Foreign currency exchange		(10)	4
Hedging derivatives. Reserve of cash flow hedges [effective portion]		109	(34)
Fair value changes of debt securities measured at fair value with changes in other comprehensive income		372	486
Share of other recognised income and expense of investments in joint ventures and associates		(80)	(13)
MINORITY INTERESTS (non-controlling interests)		25	29
Other items		25	29
TOTAL EQUITY		24,393	25,151
TOTAL LIABILITIES AND EQUITY		445,572	391,414
(*) Presented for comparison purposes only (see Note 1).

Condensed interim consolidated financial statements CaixaBank Group | Interim financial information on 30 June 2020
CONDENSED INTERIM CONSOLIDATED STATEMENT OF PROFIT OR LOSS
(Millions of euros)
	NOTE	30-06-2020	30-06-2019 *
Interest income		3,338	3,525
Financial assets at fair value with changes in other comprehensive income (1)		945	982
Financial assets at amortised cost (2)		2,380	2,478
Other interest income		13	65
Interest expense		(913)	(1,047)
NET INTEREST INCOME		2,425	2,478
Dividend income		94	161
Share of profit/(loss) of entities accounted for using the equity method		97	209
Fee and commission income		1,436	1,418
Fee and commission expenses		(170)	(170)
Gains/(losses) on derecognition of financial assets and liabilities not measured at fair value through profit or loss, net		179	214
Financial assets at amortised cost	8	114
Other financial assets and liabilities		65	214
Gains/(losses) on financial assets and liabilities held for trading, net		38	93
Other gains or losses		38	93
Gains/(losses) on financial assets not designated for trading compulsorily measured at fair value through profit or loss, net		(26)	(33)
Other gains or losses		(26)	(33)
Gains/(losses) from hedge accounting, net	11	(10)	49
Exchange differences (gain/loss), net		(39)	(62)
Other operating income		252	295
Other operating expenses		(451)	(471)
Income from assets under insurance and reinsurance contracts		717	551
Expenses from liabilities under insurance and reinsurance contracts		(425)	(287)
GROSS INCOME		4,117	4,445
Administrative expenses		(2,073)	(3,126)
Personnel expenses		(1,454)	(2,501)
Other administrative expenses		(619)	(625)
Depreciation and amortisation		(272)	(260)
Provisions or reversal of provisions	17	(154)	(45)
Impairment/(reversal) of impairment on financial assets not measured at fair value through profit or loss or net profit or loss due to a change		(1,365)	(250)
Financial assets at fair value with changes in other comprehensive income		1	1
Financial assets at amortised cost	8	(1,366)	(251)
Impairment/(reversal) of impairment on investments in joint ventures and associates.	11		1
Impairment/(reversal) of impairment on non-financial assets		(15)	(10)
Tangible assets		(15)	(10)
Intangible assets			1
Other			(1)
Gains/(losses) on derecognition of non-financial assets, net		4	19
Profit/(loss) from non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations		(38)	(48)
PROFIT/(LOSS) BEFORE TAX FROM CONTINUING OPERATIONS		204	726
Tax expense or income related to profit or loss from continuing operations		(1)	(104)
PROFIT/(LOSS) AFTER TAX FROM CONTINUING OPERATIONS		203	622
Profit/(loss) after tax from discontinued operations			1
PROFIT/(LOSS) FOR THE PERIOD		203	623
Attributable to minority interests (non-controlling interests)		(2)	1
Attributable to owners of the parent		205	622
(*) Presented for comparison purposes only (see Note 1).
(1) Also includes the interest on available-for-sale financial assets (IAS 39) of the insurance business.
(2) Also includes interest on loans and receivables (IAS 39) of the insurance business.

Condensed interim consolidated financial statements CaixaBank Group | Interim financial information on 30 June 2020
CONDENSED INTERIM CONSOLIDATED STATEMENT OF CHANGES IN EQUITY (PART A)
CONDENSED INTERIM CONSOLIDATED STATEMENT OF OTHER COMPREHENSIVE INCOME
(Millions of euros)
	30-06-2020	30-06-2019 *
PROFIT/(LOSS) FOR THE PERIOD	203	623
OTHER COMPREHENSIVE INCOME	(503)	116
Items that will not be reclassified to profit or loss	(451)	(17)
Actuarial gains or losses on defined benefit pension plans	(33)	(146)
Share of other recognised income and expense of investments in joint ventures and associates	27	(4)
Fair value changes of equity instruments measured at fair value with changes in other comprehensive income	(453)	81
Failed fair value hedges of equity instruments measured at fair value with changes in other comprehensive income
Fair value changes of equity instruments measured at fair value with changes in equity [hedged instrument]	58	(3)
Fair value changes of equity instruments measured at fair value with changes in equity [hedging instrument]	(58)	3
Income tax relating to items that will not be reclassified	8	52
Items that may be reclassified to profit or loss	(52)	133
Foreign currency exchange	(14)	(1)
Translation gains/(losses) taken to equity	(14)	(1)
Cash flow hedges (effective portion)	203	(42)
Valuation gains/(losses) taken to equity	199	(4)
Transferred to profit or loss	4	(38)
Debt instruments classified as fair value financial assets with changes in other comprehensive income	(137)	272
Valuation gains/(losses) taken to equity	(79)	454
Transferred to profit or loss	(58)	(182)
Share of other recognised income and expense of investments in joint ventures and associates	(67)	37
Income tax relating to items that may be reclassified to profit or loss	(37)	(133)
TOTAL COMPREHENSIVE INCOME FOR THE PERIOD	(300)	739
Attributable to minority interests (non-controlling interests)	(2)	1
Attributable to owners of the parent	(298)	738
(*) Presented for comparison purposes only (see Note 1).

Condensed interim consolidated financial statements CaixaBank Group | Interim financial information on 30 June 2020
CONDENSED INTERIM CONSOLIDATED STATEMENT OF CHANGES IN EQUITY (PART B)
CONDENSED INTERIM CONSOLIDATED STATEMENT OF TOTAL CHANGES IN EQUITY
(Millions of euros)
		EQUITY ATTRIBUTABLE TO THE PARENT									MINORITY INTERESTS		TOTAL
		SHAREHOLDERS' EQUITY								ACCUMULATED OTHER COMPRE- HENSIVE INCOME	ACCUMULATED OTHER COMPRE- HENSIVE INCOME	OTHER ITEMS
	NOTE	CAPITAL	SHARE PREMIUM	OTHER EQUITY	RETAINED EARNINGS	OTHER RESERVES	LESS: TREASURY SHARES	PROFIT/(LOSS) ATTRIBUTABLE TO THE OWNERS OF THE PARENT	LESS: INTERIM DIVIDENDS
OPENING BALANCE AT 31-12-2019		5,981	12,033	24	7,795	(1,281)	(10)	1,705		(1,125)		29	25,151
Effects of changes in accounting policies
BALANCE AT 01-01-2020		5,981	12,033	24	7,795	(1,281)	(10)	1,705		(1,125)		29	25,151
TOTAL COMPREHENSIVE INCOME FOR THE PERIOD								205		(503)		(2)	(300)
OTHER CHANGES IN EQUITY					893	358	(2)	(1,705)				(2)	(458)
Dividends (or remuneration to shareholders)	5				(418)							(2)	(420)
Purchase of treasury shares	18						(8)						(8)
Sale or cancellation of treasury shares	18						6						6
Transfers among components of equity					1,705			(1,705)
Other increase/(decrease) in equity					(394)	358							(36)
CLOSING BALANCE ON 30-06-2020		5,981	12,033	24	8,688	(923)	(12)	205		(1,628)		25	24,393
		EQUITY ATTRIBUTABLE TO THE PARENT									MINORITY INTERESTS		TOTAL
		SHAREHOLDERS' EQUITY								ACCUMULATED OTHER COMPRE- HENSIVE INCOME	ACCUMULATED OTHER COMPRE- HENSIVE INCOME	OTHER ITEMS
	NOTE	CAPITAL	SHARE PREMIUM	OTHER EQUITY	RETAINED EARNINGS	OTHER RESERVES	LESS: TREASURY SHARES	PROFIT/(LOSS) ATTRIBUTABLE TO THE OWNERS OF THE PARENT	LESS: INTERIM DIVIDENDS
OPENING BALANCE AT 31-12-2018		5,981	12,033	19	7,300	(1,505)	(10)	1,985	(419)	(1,049)		29	24,364
Effects of changes in accounting policies
BALANCE AT 01-01-2019		5,981	12,033	19	7,300	(1,505)	(10)	1,985	(419)	(1,049)		29	24,364
TOTAL COMPREHENSIVE INCOME FOR THE PERIOD								622		116		1	739
OTHER CHANGES IN EQUITY					484	295	(1)	(1,985)	419			(2)	(790)
Dividends (or remuneration to shareholders)					(598)							(2)	(600)
Purchase of treasury shares							(8)						(8)
Sale or cancellation of treasury shares							7						7
Transfers among components of equity					1,185	381		(1,985)	419
Other increase/(decrease) in equity					(103)	(86)							(189)
CLOSING BALANCE AT 30-06-2019	1.4	5,981	12,033	19	7,784	(1,210)	(11)	622		(933)		28	24,313

Condensed interim consolidated financial statements CaixaBank Group | Interim financial information on 30 June 2020
CONSOLIDATED STATEMENT OF CASH FLOWS (INDIRECT METHOD)
(Millions of euros)
	30-06-2020	30-06-2019 **
A) CASH FLOWS FROM/(USED IN) OPERATING ACTIVITIES	32,163	(3,656)
Profit/(loss) for the period *	203	623
Adjustments to obtain cash flows from operating activities	2,090	2,259
Depreciation and amortisation	272	260
Other adjustments	1,818	1,999
Net increase/(decrease) in operating assets	(27,190)	(14,150)
Financial assets held for trading	(404)	(2,996)
Financial assets not designated for trading compulsorily measured at fair value through profit or loss	46	131
Financial assets at fair value with changes in other comprehensive income	(2,898)	2,010
Financial assets at amortised cost	(26,166)	(9,299)
Other operating assets	2,232	(3,996)
Net increase/(decrease) in operating liabilities	56,862	7,492
Financial liabilities held for trading	(147)	2,499
Financial liabilities at amortised cost	58,117	3,510
Other operating liabilities	(1,108)	1,483
Income tax (paid)/received	198	120
B) CASH FLOWS FROM/(USED IN) INVESTING ACTIVITIES	(108)	(67)
Payments:	(382)	(371)
Tangible assets	(221)	(256)
Intangible assets	(123)	(77)
Investments in joint ventures and associates		(4)
Non-current assets and liabilities classified as held for sale	(38)	(34)
Proceeds:	274	304
Tangible assets	98	151
Intangible assets	27	10
Non-current assets and liabilities classified as held for sale	149	143
C) CASH FLOWS FROM/(USED IN) FINANCING ACTIVITIES	(2,861)	1,632
Payments:	(3,867)	(2,757)
Dividends	(418)	(600)
Purchase of own equity instruments	(8)	(8)
Other payments related to financing activities	(3,441)	(2,149)
Proceeds:	1,006	4,389
Disposal of own equity instruments	6	7
Other proceeds related to financing activities	1,000	4,382
D) EFFECT OF EXCHANGE RATE CHANGES
E) NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS (A+B+C+D)	29,194	(2,091)
F) CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	15,110	19,158
G) CASH AND CASH EQUIVALENTS AT END OF PERIOD (E+F)	44,304	17,067
COMPONENTS OF CASH AND CASH EQUIVALENTS AT END OF PERIOD
Cash	2,253	2,201
Cash equivalents at central banks	41,673	13,918
Other financial assets	378	948
TOTAL CASH AND CASH EQUIVALENTS AT END OF PERIOD	44,304	17,067

(*) Of which: Interest received	3,449	3,478
Of which: Interest paid	1,131	1,144
Of which: Dividends received	99	274
(**)	Presented for comparison purposes only.

Condensed interim consolidated financial statements CaixaBank Group | Interim financial information on 30 June 2020

EXPLANATORY NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDING ON 30 JUNE 2020

In accordance with regulations in force on the content of condensed interim consolidated financial statements, these explanatory notes complete, expand on and discuss the balance sheet, the statement of profit or loss, the statement of recognised income and expenditure, the consolidated statement on changes to net equity, and the cash flow statement, all of which are interim, condensed and consolidated, with a view to provide sufficient information to allow them to be compared with the annual consolidated financial statements. At the same time, they offer the information and explanations needed to properly understand the significant changes that arose during the first half of 2020.

1. Nature of the institution CaixaBank Group | Interim financial information on 30 June 2020

1. Corporate information, basis of presentation and other information

CaixaBank, SA (“CaixaBank” or the “Entity”) and its subsidiaries comprise the CaixaBank Group ("CaixaBank Group" or the "Group”). CaixaBank, with tax identification number (NIF) A08663619 and registered office and tax address in Valencia, calle Pintor Sorolla, 2-4, is a listed company as of 1 July of 2011 and registered in the Bank of Spain Register of Credit Institutions.

CaixaBank is the parent company of the financial conglomerate formed by the group's entities that are considered to be regulated, recognised as a significant supervised entity, whereby CaixaBank comprises, together with the credit institutions of its Group, a significant supervised group of which CaixaBank is the entity at the highest level of prudential consolidation.

The corporate purpose of CaixaBank primarily consists in:

■	all manner of activities, operations, acts, contracts and services related to the banking sector in general, including the provision of investment services and ancillary services and the performance of the activities of an insurance agency;
■	receiving public funds in the form of irregular deposits or in other similar formats, for the purposes of application on its own account to active credit and microcredit operations, and other investments, providing customers with services including dispatch, transfer, custody, mediation and others; and
■	acquisition, holding, enjoyment and disposal of all manner of securities and drawing up takeover bids and sales of securities, and of all manner of ownership interests in any entity or company.

As a listed bank, it is subject to oversight by the European Central Bank and the Spanish national securities market regulator (the Comisión Nacional del Mercado de Valores, CNMV), however, the entities of the Group are subject to oversight by supplementary and industry-based bodies.

On 20 February 2020, CaixaBank’s Board of Directors authorised for issue the Group's 2019 consolidated financial statements in accordance with the financial reporting regulatory framework applicable to the Group, namely the International Financial Reporting Standards (hereinafter “IFRS-EU”).

In its session of 26 March 2020, the Board of Directors agreed to nullify the amount of the dividend indicated in the 2019 income distribution proposal included on that year's annual accounts, and drew up a new income distribution proposal (see Note 1.6).

The 2019 financial statements, as well as the proposal for distributing the income from 2019 in its new terms, were approved by the Annual General Meeting of 22 May 2020.

In the preparation of the 2019 consolidated financial statements, the consolidation principles, accounting policies and measurement bases described in Note 2 therein were applied to give a true and fair view of the equity and financial position of the Group at 31 December 2019 and of the results of its operations, the changes in consolidated equity and the cash flows in the year then ended.

The condensed interim consolidated financial statements of the Group corresponding to the first half of the year, attached herein, have been drawn up following the same principles, accounting policies and criteria as those applied to the annual consolidated financial statements for 2019, particularly IAS 34 ('Interim financial reporting'), except for the regulatory changes that came into force on 1 January 2020, which are specified in the section 'Standards and interpretations issued by the International Accounting Standards Board (IASB), in force from 2020'. In preparing these statements, Bank of Spain Circular 4/2017 of 27 November and subsequent amendments have been taken into account, which constitute the adaptation of the IFRS-EU to Spanish credit institutions. The aforementioned condensed interim consolidated financial statements have been drawn up by the CaixaBank Board of Directors in its meeting held on 30 July 2020.

In accordance with IAS 34, the interim notes primarily include an explanation of the events and changes that are significant to an understanding of the changes in financial position and performance since the end of the last annual reporting period. Accordingly, the notes focus on new activities, events and circumstances in the stated period, and do not duplicate information previously

1. Nature of the institution CaixaBank Group | Interim financial information on 30 June 2020

reported. Therefore, for an appropriate understanding of the information contained in the accompanying condensed interim consolidated financial statements, they should be read in conjunction with the Group's 2019 consolidated financial statements.

The figures are presented in millions of euros unless another monetary unit is stated. Certain financial information in these notes was rounded off and, consequently, the figures shown herein as totals may differ slightly from the arithmetic sum of the individual figures given before them. Similarly, in deciding what information to disclose in this report, its materiality was assessed in relation to the annual financial data.

Standards and interpretations issued by the International Accounting Standard Board (IASB) that became effective in 2020

On 1 January 2020, the following accounting standards came into force:

STANDARDS AND INTERPRETATIONS	TITLE
Amendment to IFRS 3 *	Definition of a business
Amendment to IAS 39, IFRS 9 and IFRS 7 *	Interest rate benchmark reform
Amendment to IAS 1 and IAS 8 *	Definition of materiality
Amendment to Conceptual Framework *	Amendment to the Conceptual Framework of the IFRS
(*) They have not had a significant effect on the Group.
■	Amendment to IAS 39, IFRS 9 and IFRS 7

In the context of the global interest rate benchmark reform (IBORs), the IASB launched a project to review of the main IFRS standards affected, split into two phases. The first phase focused on the accounting impacts before the replacement of the interest rate benchmarks, and finished with the publication in September 2019 of the Amendments to IAS 39, IFRS 9 and IFRS 7, which were approved at European level on 17 January 2020. It came into effect on 1 January 2020.

These amendments provide exceptions so entities do not have to abandon their hedging ratios in an environment of uncertainty regarding the long-term feasibility of some interest rate benchmarks. These exceptions are based, inter alia, on the ability to assume that the interest rate benchmark on which the hedged risk or the cash flows of the hedged item or the hedging instrument is based is not altered as a consequence of the reform.

The Group decided to early adopt the amendments of phase one at the close of 2019, although due to the fact that the majority of its hedging ratios are based on the Euribor index and that the latter has not been subject to replacement – only its calculation methodology was changed – it has not had an impact through the global reform itself, and the broken down information considered in the amendments to phase one do not apply.

Standards and interpretations issued by the IASB but not yet effective

At the date of authorisation for issue of these condensed interim consolidated financial statements, the main standards issued by the IASB but not yet effective, either because their effective date is subsequent to the date of the condensed interim consolidated financial statements or because they had not yet been endorsed by the European Union, are as follows:

STANDARDS AND INTERPRETATIONS	TITLE	MANDATORY APPLICATION FOR ANNUAL PERIODS BEGINNING ON OR AFTER:
NOT APPROVED FOR USE
Modification of IFRS 16 (*)	Rental concessions related to COVID-19	1 June 2020
Amendment to IFRS 4	Scope of the temporary exemption for applying IFRS 9	1 January 2023
IFRS 17	Insurance contracts	1 January 2023
(*) No impact on the Group

1. Nature of the institution CaixaBank Group | Interim financial information on 30 June 2020
■	Modification of IFRS 16

As a consequence of the COVID-19 pandemic, many landlords have provided rental reductions to their tenants. These rental reductions are particularly important for tenancies in retail real estate, and, in some cases, are encouraged or required by governments or court authorities. Rental reductions include rental 'holidays' or deductions for a period of time, potentially followed by an increase in the rental payments in future periods.

The IASB has reported that it may be practically difficult to apply the requirements of IFRS 16 to a potentially high volume of rental reductions related to COVID-19, particularly in light of the many challenges faced by those affected. Specifically, tenants have identified difficulties in the current environment in assessing whether rental reductions related to COVID-19 are modifications to their lease, for which the accounting processes required by the Standard is applicable.

In this context, as a practical solution, a modification of IFRS 16 has been approved to allow tenants to not have to evaluate whether specific rental reductions related to COVID-19 are modifications to their lease. Instead, tenants who apply this practical solution will account for said rental reductions as if they are not rental modifications. The modification of the Standard, which does not entail any changes to landlords, is not approved at the European level, although its effective date is 1 June 2020.

The Group has not identified any contracts that may form within the scope of this modification, and thus it does not anticipate applying the aforementioned solution. Neither will there be an impact on assets nor on the presentation of financial statements derived therefrom when it is eventually endorsed for application across the European Union.

■	IFRS 17 “Insurance contracts”

On 25 June 2020, the IASB issued a series of amendments to IFRS 17, with a view to help entities to implement the Standard and facilitate the explanation of their financial performance to users of their financial information. The main principles on which the original Standard is based, first issued in May 2017, are not affected. The newly published amendments are basically designed to: i) reduce costs by simplifying some requirements in the Standard, ii) make financial performance easier to explain, and iii) facilitate the transition by postponing the validity date of the Standard until 2023, whilst giving additional aids to reduce the effort required when applying IFRS 17 for the first time.

The Group continues to work intensively to implement this standard, in accordance with the plan approved in 2018, which was subject to an update in 2019; in particular, the work is currently focused on developing the actuarial engine and testing the first partial results. Complete preliminary results are expected at the end of 2020.

Relevant changes to the project plan are not expected in 2020, despite the fact that the IASB has delayed the first application of IFRS 17 to 1 January 2023. Nevertheless, it is important to point out that the effects that the crisis resulting from COVID-19 will have on the project plan in the short term, during 2020, will be monitored closely.

The preparation of the condensed interim consolidated financial statements required the Board of Directors have made certain judgments, estimates and assumptions in order to quantify some of the assets, liabilities, revenues, expenses and obligations shown therein. These judgments and estimates mainly refer to:

■	The fair value of certain financial assets and liabilities (Note 24).
■	Impairment losses on financial assets, and of the fair value of guarantees associated thereto, according to their classification in accounts, which entail the need to make judgments regarding: i) the consideration of “significant increase in credit risk” (SICR); ii) the definition of default; and iii) the inclusion of forward-looking information (Notes 3 and 8).
■	The measurement of investments in joint ventures and associates (Note 11).
■	Determination of the share of profit/(loss) of investments in associate companies (Note 11).
■	Actuarial assumptions used to measure liabilities arising from insurance contracts (Note 9).
■	The useful life of and impairment losses on tangible assets, including right-of-use assets, and intangible assets (Notes 12 and 13).
■	The measurement of goodwill and intangible assets (Note 13).

1. Nature of the institution CaixaBank Group | Interim financial information on 30 June 2020
■	Impairment losses on non-current assets and disposal groups classified as held for sale (Note 15).
■	Actuarial assumptions used to measure post-employment liabilities and commitments (Note 17).
■	The measurement of the provisions required to cover labour, legal and tax contingencies (Note 17).
■	The income tax expense based on the income tax rate expected for the full year and the capitalisation and recoverability of tax assets (Note 19).
■	The term of the lease agreements and the discount rate used in the measurement of the lease liabilities.

These estimates have been carried out according to the best available information on the date that the condensed interim consolidated financial statements were prepared, considering the uncertainty at the time derived from the impact of COVID-19 in the current economic environment. However, it is possible that future events require them to be modified in upcoming financial years, which, in line with applicable regulations, would take place prospectively, recognising the effects of the estimation change in the corresponding statement of profit or loss.

The figures corresponding to 31 December 2019, as well as the six-month period ending on 30 June 2019 included in the condensed interim consolidated financial statements, are presented solely and exclusively for comparison purposes.

Amendment to the accounting treatment linked to defined benefit commitments - Treatment of the assets held by the employee Pension Fund

In order to improve the true image of the financial statements, at 31 December 2019 the Group voluntarily decided to change its accounting policy with regard to the treatment of assets held by the employee Pension Fund, thus deeming them eligible plan assets, and as a result the rights of the same on the underwritten policies are considered, as covered in the 2019 financial statements. For this reason, the statement of recognised income and expenditure and the statement of changes in net equity on 30 June 2019 have been restated. The balances restated on 30 June 2019 are presented below:

RESTATEMENT OF BALANCE SHEET AMOUNTS - 30-06-2019
(Millions of euros)
	BALANCE AT 30-06-2019	AMENDMENT TO THE TREATMENT OF ASSETS HELD BY FP EMPLOYEES	BALANCE AT 30-06-2019 RESTATED
Tax assets	11,229	(100)	11,129
Deferred tax assets	10,135	(100)	10,035
TOTAL ASSETS	406,007	(100)	405,907
Liabilities under the insurance business	68,298	1,153	69,451
Provisions	5,484	(1,635)	3,849
Pensions and other post-employment defined benefit obligations	2,192	(1,635)	557
Tax liabilities	1,370	53	1,423
Deferred tax liabilities	1,075	53	1,128
TOTAL LIABILITIES	382,023	(429)	381,594
Accumulated other comprehensive income	(1,262)	329	(933)
Items that will not be reclassified to profit or loss	(1,558)	205	(1,353)
Items that may be reclassified to profit or loss	296	124	420
TOTAL EQUITY	23,984	329	24,313

1. Nature of the institution CaixaBank Group | Interim financial information on 30 June 2020

The nature of the most significant operations carried out by the Group do not have a relevant cyclical or seasonal nature within a single financial year.

In order to accommodate the position of the Group to the environment arising from the expansion of COVID-19 and to the measures rolled out by the authorities to slow the spread (see Note 3.1), in its sessions of 26 March and 16 April 2020, the Board of Directors agreed the following:

■	To cancel the Ordinary Annual General Meeting, which was announced on 25 February 2020, and which was scheduled for 2 and 3 April 2020 at first and second call, respectively, and reschedule it for 21 and 22 May 2020 at first and second call, respectively.
■	To revoke the proposal to apply the profit agreed by the Board of Directors on 20 February 2020, which was included as point four of the agenda of the Annual General Meeting, published on the website of the Spanish national securities market regulator (Comisión Nacional del Mercado de Valores, CNMV) on 25 February 2020.
■	To reduce the proposed cash dividend for 2019 to EUR 0.07 per share from EUR 0.15 per share, in an exercise of prudence and social responsibility; resulting in a payout of 24.6%. The dividend was paid on 15 April 2020 as a single interim dividend for 2019 (see Note 5).

The new agreed proposal for the distribution of the profits of 2019, which includes the corresponding declaration from the Group's accounts auditor, pursuant to the provisions of Article 40.6 bis of Royal Decree-Law 8/2020, of 17 March, on the extraordinary urgent measures to address the economic and social impact of COVID-19, is as follows:

DISTRIBUTION OF THE PROFITS OF CAIXABANK, S.A. PROPOSED BY THE BOARD OF DIRECTORS IN ITS SESSION OF 16 APRIL 2020
(Millions of euros)

2019
Basis of appropriation
Profit/(loss) for the year	2,074
Appropriation:
To dividends (1)	418
To reserves	1,656
To legal reserve (2)	0
To voluntary reserve (3)	1,656
NET PROFIT FOR THE YEAR	2,074
(1) Amount corresponding to the payment of the dividend of EUR 0.07 per share in cash on 15 April 2020. Treasury stock on the date of the payment of the dividend have been excluded given that, pursuant to the requirements of the Corporate Enterprises Act, dividends cannot be paid to treasury stock.
(2) It is not necessary to transfer part of the 2019 profit to the legal reserve, as this reserve has reached 20% of the share capital (art. 274 of the Spanish Corporate Enterprises Act).
(3) Estimated amount allocated to the voluntary reserve. This amount will increase by the same amount as the amount earmarked for payment of the final dividend decreases (see Note 1 above). Remuneration of AT1 capital instruments corresponding to 2019 issued by CaixaBank, totalling EUR 133 million, will be deemed to have been paid, with this amount charged to voluntary reserves.
■	After considering the new regulatory and supervisory aspects, among others, the impact of the standards laid down in the Capital Requirements Directive V (CRD V) with regard to the composition of the Pillar 2 Requirement (P2R); reduce to 11.5% the objective of the CET1 capital adequacy ratio laid down in the 2019-2021 Strategic Plan for December 2021, revoking the objective of a 12% CET1 ratio plus a buffer of 1% that was set aside to absorb impacts of the implementation of Basel developments (Basel IV) and other regulatory impacts, the implementation of which is now expected to be delayed.

1. Nature of the institution CaixaBank Group | Interim financial information on 30 June 2020
■	As regards the dividend policy in force comprising the distribution of a cash dividend above 50% of the consolidated net profit, to exclusively modify it for 2020, to distribute a cash dividend of no more than 30% of the reported consolidated net profit. The Board of Directors stated its intention to allocate more than 50% of consolidated net profit to the cash remuneration for future financial years, once the circumstances that have brought about this amendment have come to an end.
■	It has announced future plans to distribute any capital that exceeds the CET1 capital adequacy ratio of 12% as a final dividend and/or buy-back shares. This extraordinary payout of excess capital will be conditional on the macroeconomic situation in which the Group operates returning to normal and will not take place in any event before 2021.

In no case will the remuneration of preference shares eventually convertible into outstanding shares (Additional Tier 1) be affected by prior agreements, and it will continue to be paid in accordance with the regulatory and supervisory framework in force.

After these decisions, the regulatory capital adequacy ratios at 31 December 2019 are as follows:

CAPITAL ADEQUACY RATIOS - 31-12-2019
(Percentage)
	RATIOS REPORTED	RATIOS AFTER REDUCTION OF THE DIVIDEND
CET1	12.00%	12.40%
Tier 1	13.50%	13.90%
Total capital	15.70%	16.00%
Subordinated MREL	19.60%	19.90%
Total MREL	21.80%	22.20%
Pro-forma total MREL *	22.50%	22.80%
MDA distance	325 bp	378 bp
(*) Pro-forma issuance of EUR 1,000 million in senior preferred debt in January 2020 (see Note 16).

Following a principal of prudence in the variable remuneration, and as an act of joint responsibility between CaixaBank's Senior Management and the Institution in view of the economic impact expected from the exceptional economic and social situation created by COVID-19, the Chief Executive Officer and members of the Management Committee have decided to waive their variable remuneration for 2020; both their yearly Bonus and their participation in the second cycle of the 2020 Long-Term Incentives Plan (see Note 7). In addition, it has been agreed not to propose the granting of shares in this second cycle of the Long-Term Incentives Plan for the other 78 managers included therein.

Between 30 June 2020 and the date on which these condensed interim consolidated financial statements were drawn up, there were no additional events not described in the other explanatory notes that significantly affect the financial statements.

2. Accounting principles and policies and valuation criteria applied CaixaBank Group | Interim financial information on 30 June 2020

2. Accounting policies and measurement bases

The accompanying condensed interim consolidated financial statements of the Group were prepared using the same accounting principles, policies and criteria as those used in the 2019 consolidated financial statements.

All accounting principles and measurement bases that could have a significant effect were applied in the preparation of the condensed interim consolidated financial statements.

For all the areas not stated in these interim financial statements, the definitions, criteria and policies described in Note 2 of the report of the 2019 consolidated financial statements continue to be applied.

In the current context of the crisis caused by the spread of COVID-19 (see Note 3.1) various supervisory and regulatory bodies, including the European Central Bank, the authorities ESMA and EBA, and the IASB, have issued their own statements and guidelines in order to achieve a consistent application of the requirements considered in the IFRS regulatory accounting framework, in particular as regards IFRS 9 – Financial Instruments.

The IFRS 9 is a standard that sets forth the principles to determine the amount of expected credit loss (ECL) that must be recognised in each accounting closure. When there is a material increase in credit risk, it sets forth the recognition of estimated ECL taking into consideration the duration the whole contract. Nonetheless, IFRS 9 does not set out specific rules or thresholds that enable a mechanical approach as regards when to recognise these ECL. Nor does it specify how to determine the forward-looking scenarios that are necessary to make the estimate.

The foregoing makes it necessary to apply professional judgment and means that it is possible to adjust the ECL estimate approach according to the circumstances. In this context, Note 3 describes the application of the most relevant principles at the close of 30 June 2020, which have been established considering the aforementioned announcements and guides.

Beyond the context of COVID-19, it is worth highlighting that, as a result of the implementation of the EBA's new definition of default for purposes of capital (EBA/GL/2016/07), as of 1 January 2020, the Group has updated and aligned the criteria to identify – on an accounting level – the refinanced operations that must be classified as non-performing, according to the particular characteristics of the operation, when they meet the general criteria for classifying debt securities as such, and specifically i) operations backed by an unsuitable business plan, ii) operations that include contractual clauses that delay repayments in the form of interest-only periods longer than 24 months, and iii) operations that include amounts that have been removed from the balance sheet having been classified as unrecoverable that exceed the hedging applicable according to the percentages established for operations in the watch-list performing category, and iv) when pertinent restructuring or refinancing measures may result in a reduction of the financial obligation higher than 1% of the net present value of the expected cash flows. Additionally, adjustments have been made to the criteria for exit from default, thus, refinanced operations cannot be migrated to stage 2 until their repayment has been ongoing for 12 months.

3. Risk Management CaixaBank Group | Interim financial information on 30 June 2020

3. Risk management

The risk management framework is described in Note 3 to the Group's 2019 consolidated financial statements, which includes strategic processes for risk management, governance and organisation, and the existence of a risk control culture, as well as the internal control framework established by the Institution. The most relevant aspects of risk management in the first half of 2020 are detailed below:

■	Economic context

Scenarios subject to an extreme degree of uncertainty.

The scenarios that follow have been built in an unusual situation of high uncertainty, arising from the many unknown epidemiological and health aspects of the COVID-19 pandemic, and the variety of economic policy responses that can be implemented in the different countries in dealing with this shock.

◆	Global and eurozone economy
©	COVID-19 and the necessary restrictions on activity to contain it have submerged the world into an unusually abrupt recession. Besides the halt in activity in the economies most affected by the pandemic, where the available data shows the major impact of lockdown measures (Chinese GDP fell by 10% quarter on quarter in Q1, whilst it is estimated that activity in the eurozone fell by around 25% in the last weeks of March, when the lockdown became widespread), all economies are exposed to the shock of COVID-19 due to the drop in global demand, disruptions of international supply chains and the tightening of the financial environment.
©	Throughout the second quarter, whilst the economic reactivation in China was gaining traction (and activity may have already normalised in sectors such as industry), in the main advanced economies activity fell sharply in April, but since May, the progressive lifting of restrictions has brought about a gradual recovery of the indicators. Overall, unprecedented falls in GDP are expected in the advanced economies for the whole of the second quarter.
©	Moving forward, activities should begin to gradually re-establish themselves over the coming months although, without a vaccine or effective treatment, worldwide activity will continue to be conditioned by physical distancing measures. Subsequently, it is forecast that the global GDP in 2020 will register a fall greater than that of the Great Recession of 2009, but in 2021 the global economy will once again be back on a path of growth.
©	To tackle this situation, all spheres of economic policy are rapidly deploying a series of wide-ranging measures of extraordinary significance, and the monetary policy of the main central banks has been especially aggressive in order to ease the financial stress, protect the proper functioning of the markets and establish an environment of low interest rates for an extended period of time. However, the evolution of the pandemic and the medical advances will be the main determining factor of this scenario in the coming quarters.
©	In the eurozone, the available indicators suggest that the fall in activity for the whole of the second quarter of the year will have been around 20%. That said, although it is forecast that activity will continue to gradually recover over the coming months, it is estimated that the fall in GDP for 2020 could be around 10% (followed by a rebound of over 8% in 2021), although with significant differences between countries. Economies that have been affected by the pandemic to a lesser extent, those with an economic structure less sensitive to the restrictions on mobility and/or more able to take action with regard to fiscal policy, will better ride out this situation.
©	In this shock context with asymmetrical effects depending on the country, both the measures being carried out by the ECB and the Recovery Plan proposed by the European Commission constitute key actions to encourage synchronised re-activation among European economies. It should also be highlighted that the importance of the Recovery Plan exceeds the strict framework of supporting the EU's recovery from the recession given that it contains elements that, should they be confirmed, would imply a leap forward in terms of European construction. This is derived, for example, from the need to create new tax figures ('green' and digital) at EU level, or the fact that the plan entails a permanent increase in the expenditure capacity of the EU budget.

3. Risk Management CaixaBank Group | Interim financial information on 30 June 2020
◆	Spain
©	The Spanish economy will follow a dynamic that is similar to the European economy, although the importance of sectors that are particularly sensitive to mobility restrictions will probably suffer somewhat more intense declines in activity (the tourism sector represents 12.3% of the GDP and, overall, sectors such as accommodation and food services, trade, leisure and transport represent around 25% of the GDP).
©	Therefore, we forecast that the contraction of GDP for the whole of 2020 will be around 13%-15%, the actual figure will depend on the ability to quickly control any new outbreaks and minimise their impact on economic activity. In this situation, it is expected that the recovery that began halfway through this year will gain traction in 2021, with a rebound of 10%-11%. The measures taken by the authorities, both in Spain and at EU level, which must be extended if necessary, and the expected recovery from the pandemic with a vaccine or effective treatment well into the coming year, will all contribute to this.
©	Although this is the most likely scenario, we cannot rule out a more favourable outcome if occupation rates during the tourist season exceed 50% and if improved confidence supports a stronger short-term rebound of consumption and investment.
◆	Portugal
©	Portugal, which also has a significant dependence on tourism and foreign demand (the tourism sector exceeds 14% of the GDP, and total exports represent almost 45% of GDP), is faced with a scenario similar to Spain's. The available indicators suggest that the economic halt in April will be reflected in a sharp fall in GDP for the whole of Q2, despite the gradual recovery in May.
©	So, combined with the difficulties faced by tourism and the expectation that the recovery of activity will be gradual, it is forecast that there will be a fall in GDP in 2020 of around 12% followed by a rebound of around 8% in 2021.
■	The competitive and social context is decisive in the Group's strategy and development. In this regard, CaixaBank identifies “Strategic Events” as the most relevant adverse events that may result in a medium-term threat to the Group, and those to which it is exposed to due to causes that are external to its strategy, even if the severity of their impact can be curbed through management. During the first half of 2020, certain significant events took place in relation to Strategic Events:
◆	Uncertainties in relation to the geopolitical and macroeconomic environment

The global expansion of COVID-19 has generated a healthcare crisis that is without precedent up to now. This event has a significant impact on economic activity and, as a consequence, could affect the Group's financial situation. The size of the impact will depend on future developments that cannot be accurately predicted, including actions to contain the illness or try to treat it and curb its impact on the economies of the affected countries, and the social and economic support policies that are being implemented by the governments of the affected countries, among others.

◆	Persistence of an environment of low interest rates

The aforementioned macroeconomic context, together with the ECB monetary policy, has compounded the probability of a slower interest rate recovery scenario. Given that, together with the increased cost of risk, there is a greater need to reinforce measures that guarantee business performance, maintaining the balance of performance-risk duality. The Group maintains a favourable position in this respect, given its diversification strategy. Its share in the business of insurance products and services brought in EUR 321 million in the first half of 2020 (see Note 21).

◆	New competitors with the possibility to disrupt

CaixaBank has an ambitious strategy of digitisation and business transformation, in order to maintain a solid position in the face of the potential entry of new competitors. In line with the objectives set forth in the Group's 2019-2021 Strategic Plan, CaixaBank prioritises offering the best customer experience through any service channel, which is underpinned by the acceleration of digital transformation. This strategy has become especially relevant in the current context of COVID-19, in which CaixaBank has also joined the #I'mStayingAtHome campaign, and strengthened the digitalisation of its services in order for its customers to avoid unnecessary travel.

3. Risk management CaixaBank Group | Interim financial information on 30 June 2020

Within the framework of digitisation, it is also worth mentioning the transformation of imagin; the leading mobile-only bank in Spain among the young market. It has become a digital platform dedicated to creating digital services of both a financial and non-financial nature for young people. Its aim is to encourage our younger customers who are particularly interested in using new technologies in their daily lives and future projects.

◆	Cybersecurity

The current situation has resulted in an increased use of alternative methods to avoid in-person banking, such as the Group's websites and applications. The aforementioned increase comes in addition to the new generalised remote-working environment and labour flexibility developed by the Group to guarantee its ongoing operations. In this context of remote communication, it is deemed pertinent to maximise the monitoring of fraud and cyberattacks. For this purpose, as well as strengthening preventive and defensive measures, CaixaBank has disseminated cybersecurity advice to its customers, both individuals and businesses, to prevent potential situations of risk.

◆	Risks related to climate change

It is worth emphasising CaixaBank's inclusion on the A- list of leading companies fighting climate change by CDP, in the first half of 2020. CDP is an international non-profit organisation, which guides private companies and public administrations about taking measures towards a sustainable economy, by reducing their CO2 emissions and measuring the environmental impact of their actions.

◆	Pressure from the legal, regulatory and supervisory environment

There were two very clearly distinguished stages in the first half of 2020. The first quarter saw relevant new legal aspects that will characterise the development of a potential dispute in terms of consumer mortgage financing tied to the IRPH index, pursuant to the ECJ Ruling of 3 March, or interest rates in deferred payment and revolving modalities, rooted in the Supreme Court Ruling of 4 March; and, despite a progressively reduced flow for at least the past three quarters, there was certain continuity of litigious activity in areas that have been most present in recent years. In turn, the second quarter was dominated by the interruption and abrupt suspension of judicial and administrative activity, followed by a progressive flow of judicial ruling notifications.

■	Regulatory and supervisory context

With respect to the developments of the regulatory and supervisory agenda of the first six months of the year, the set of measures to help financial institutions to provide a suitable response to the current COVID-19 scenario without being penalised by an excessively rigid regulatory context stands out.

The following easing measures are of particular interest:

◆	Announcement by the GHOS (Group of Central Bank Governors and Heads of Supervision) of the Basel Committee on Banking Supervision, on 27 March 2020, of its endorsement of a set of measures that include deferring the implementation of the final agreements of Basel III (also known as 'Basel IV'), reviewing the market risk framework and the dissemination requirements of Pillar 3, for 1 year, in order to help increase the operating capacity of banks and supervisors in the context of COVID-19.
◆	The approval, on 18 June 2020, by the European Parliament, of the legislative proposal for 'quick fix' amendments to the Capital Requirements Regulation (CRR 2.5). This includes the expectation of applying certain measures outlined in the CRR2 (consumption reduction factors in financing infrastructures and SMEs, as well as the modification of deductions using software), that pertaining to IFRS 9 (includes an extended transition period and modifications to the calculation) and other voluntary measures, such as the preferential treatment for the purposes of the calendar of NPL provisions (prudential backstop) to loans that have the guarantee of public credit institutions, the introduction of a temporary prudential filter that neutralises the negative impact of debt market volatility in central administrations during the pandemic, as well as the easing of requirements related to the leverage ratio, including deferring the application date.
◆	Capital:

3. Risk management CaixaBank Group | Interim financial information on 30 June 2020
©	The ECB, with the support of the Basel Committee on Banking Supervision, empowers the use of the capital conservation and countercyclical buffer specifically designed to withstand periods of stress, allowing financial institutions to better absorb losses and support the granting of loans to homes and companies.
©	Similarly, the ECB anticipates the adoption of the implemented amendments in the first half of 2019 in the Capital Requirements Directive (CRD) in relation to the Pillar 2 requirements (Pillar 2R), which are now 100% required in the form of CET1 capital and can be met by 56% of CET1, 19% of Additional Tier 1 capital (AT1) and 25% of Tier 2 capital.
◆	Liquidity: the ECB allows banks to temporarily operate below the minimum liquidity coverage ratio (LCR) defined by the regulator in full. In a similar manner to capital measures, the BCBS supports the use of the liquidity buffers as well as stocks of high-quality liquid assets (HQLA).
◆	Credit risk:
©	The ECB provides flexibility in the classification of non-performing loans (NPL) to those that are backed by public aid/guarantees, establishing preferential prudential treatment processing as regards the constitution of provisions. The supervisory dialogue with respect to NPL reduction strategies used by entities will remain flexible in the context of exceptional market conditions.
©	With the aim of avoiding the procyclical effects of the provisions models of the new IFSR9 standard, the ECB recommends that banks avoid using excessively procyclical assumptions in their estimate models, due to the pronounced volatility of the prospective scenarios.
©	The EBA has published a statement supporting measures adopted by EU bodies and clarifying its application in the prudential sphere, including identifying unpaid loans and refinanced exposures, as well as considerations regarding their accounting treatment (IFRS9). Similarly, the European Securities and Markets Authority (ESMA), has published a statement focusing on the accounting principles, including the moratorium of payments and the calculation of expected credit loss according to IFRS9.
©	The EBA has published Guidelines on treatment of public and private moratoria applied before 30 June to loan repayments (period subsequently extended to 30 September 2020). Its main aspects include the general criteria in order to apply a payment moratorium and the conditions under which moratoriums do not entail the direct classification as refinancing or forced restructuring.
©	Publication of Circular 3/2020, Appendix 9 (Circular 4/2017) of which now includes the flexibility confirmed by different authorities to avoid automation in the use of indicators and hypotheses that are not suitable in the context of COVID-19 or potential future scenarios. See the communication of 27 March by the IASB (International Accounting Standards Board). For example, the Circular allows institutions to classify refinancing operations under this context in the 'normal' category if there has been no significant credit risk increase (maintaining their identification as refinanced operations).
©	In the national domain, approval and entry into force, among others, of Royal Decree-Laws (RDL) 6/2020, 8/2020 and 11/2020, on urgent extraordinary measures to address the economic and social impact of COVID-19: the first of these is noteworthy for its additional four-year extension to the suspension of evictions for vulnerable debtors, and the broadening of the 'vulnerable group' concept; the second sets forth extraordinary measures in order to allow a mortgage debt moratorium for primary home purchases for those suffering from difficulties meeting their payment, and the extension of public guarantees of the Spanish Official Credit Institute for affected companies and self-employed workers; and the third law is notable for its extension to the moratorium set forth in Royal Decree-Law 8/2020 both in terms of time, from one to three months, and sectors, e.g. including consumer credit.

RDL 25/2020 and RDL 26/2020 were also approved, adopting urgent measures to support economic and employment reactivation, with the former having a special focus on the tourism and automobile sector, and the latter concentrating on transport and housing. They contain specific economic measures, including a new lines of guarantees and specific moratoria.

◆	Other:
©	The EBA has postponed the stress test until 2021, and will instead carry out an additional transparency exercise for the entire EU.

3. Risk management CaixaBank Group | Interim financial information on 30 June 2020
©	Both the EBA and other sector regulators have extended some public consultation terms regarding new regulations, as well as certain non-urgent recurring reporting.
©	The ECB has deferred the periods for rectifying the aspects identified in certain exercises of supervision by six months, as well as the issuance of recommendations in certain cases.
©	Both the ECB (in the consultation period) and the EBA have established temporary new reporting requirements, both in terms of supervision and dissemination to third parties, in order to offer better transparency and control of the effects and measures used by financial institutions in the context of COVID-19.

Unrelated to COVID-19, we can highlight:

◆	Publication, on 29 May 2020, of the final version of the EBA guidelines on loan origination and monitoring in the context of the Action Plan to reduce non-performing loans, of the European Council. Effective as of 30 June 2021, the guidelines establish the requirements in terms of internal governance for the origination and risk control of loans and advances throughout their life cycle. The objective is to ensure that institutions have solid and prudent standards for the undertaking, management and supervision of credit risk, aligned with standards on consumer protection and money laundering and terrorist financing prevention, resulting in high credit quality for recently originated loans.

CaixaBank, faithful to its commitment to maintain the best market standards and consumer protection, has invested particular efforts in analysing the implications of the guide from the start of the consultation process, to ensure a quick adaptation to its final version.

◆	On 20 May 2020, the ECB began the consultation process for the draft of the Guide on climate and environmental risks, which establishes expectations in terms of the supervision of financial institutions, with respect to the cross-disciplinary risks of the commercial strategy, governance, appetite, management and control of risks, as well as their dissemination.

CaixaBank plays an active role both internally and externally in the debate surrounding the Guide, in coherence with the Group's Strategic Plan and its Road Map, with respect to managing environmental risks and those associated to climate change.

In the specific context of COVID-19 (see Notes 2 and 3.1), CaixaBank is responding to the public sector's funding needs, arising from an exceptional context, while continuing to monitor the Group's level of exposure and risk appetite in this segment.

Furthermore, in relation to the private sector, CaixaBank adds to the public moratorium provided in Royal Decree-Law 8/2020 with other agreements, primarily of a sectoral nature. The Group has also made efforts to ensure the deployment of new ICO (Spanish Official Credit Institute) guarantee facilities under Royal Decree-Law 8/2020, which CaixaBank also extends using working capital facilities and special funding facilities, among others.

Furthermore, BPI has its own extraordinary measures to handle the impact of COVID-19, approved under the scope of Decree-Law 10-J/2020, issued by the Portuguese government. These measures cover actions of a similar nature to the foregoing. Furthermore, they are accounted for under the same criteria as all other companies in the Group.

3. Risk management CaixaBank Group | Interim financial information on 30 June 2020

The breakdown of government-backed financing operations and moratorium applications is provided below, excluding operations that have been rejected or withdrawn by customers:

BREAKDOWN OF GOVERNMENT-BACKED FINANCING - 30-06-2020
(Millions of euros)
	SPAIN (ICO)	PORTUGAL	TOTAL
Public administrations	2		2
Non-financial corporations and individual entrepreneurs (non-financial business)	10,570	323	10,893
Real estate construction and development (including land)	42	1	43
Civil engineering	852	18	870
Other	9,676	304	9,980
Large corporations	1,981	22	2,003
SMEs and individual entrepreneurs	7,695	282	7,977
TOTAL	10,572	323	10,895
MORATORIUM BREAKDOWN - 30-06-2020*
(Millions of euros)
	NUMBER OF TRANS-ACTIONS	AMOUNT			CLASSIFICATION BY STAGES
		TOTAL	OF WHICH: SPAIN	OF WHICH: PORTUGAL	STAGE 1	STAGE 2	STAGE 3
Public administrations	2	16		16	16
Non-financial corporations and individual entrepreneurs (non-financial business)	60,713	3,637	982	2,655	3,091	455	91
Real estate construction and development (including land)	202	35	13	22	29	4	2
Civil engineering	1,649	138	1	137	126	12
Other	58,862	3,464	968	2,496	2,936	439	89
Large corporations	3,728	368	18	350	329	39
SMEs and individual entrepreneurs	55,134	3,096	950	2,146	2,607	400	89
Other households	402,145	11,845	8,866	2,979	8,946	2,273	626
Homes	116,225	9,405	6,790	2,615	7,379	1,596	430
Consumer lending	262,934	1,467	1,103	364	1,001	390	76
Other purposes	22,986	973	973		566	287	120
TOTAL APPROVED OPERATIONS	462,860	15,498	9,848	5,650	12,053	2,728	717
TOTAL OPERATIONS UNDER REVIEW	56,306	1,251	1,173	78
TOTAL	519,166	16,749	11,021	5,728
(*) Including the operations of RDL 8/2020, RDL 11/2020, Decree-Law 10-J/2020 (Portugal) and the Sector Understanding, which have not been rejected, cancelled or withdrawn by customers.

In this context, as regards the principles for measuring expected credit losses for the purpose of defining the credit risk loss hedges, the following considerations stand out:

■	Processing the significant increase in credit risk (SICR):

This assessment was carried out taking into account all the reasonable and substantiated information available at the closing date of the condensed interim financial statements, as well as the exercise that was already being applied to identify changes in default risk during the expected life of loans and credit.

3. Risk management CaixaBank Group | Interim financial information on 30 June 2020

For operations whose holders had requested application of the moratorium under RDL 8/2020 at the closing date, no automatic material increase in their credit risk has been considered. Thus, they have been classified according to the triggers that have been applied by the Group to classify operations in stages.

■	Processing of the planned moratoria:

The aforementioned RDL requires financial institutions to suspend the loan payment (repayment of capital and payment of interest) for a specific period.

Given that interests cannot accrue over time that increase the mortgage debt of these operations, there is a loss in financial terms due to the modification of the contract, which has been estimated by the Group and recorded at 30 June 2020, on the basis of applications which, on said date, would meet the conditions established in the public moratorium. The amount registered in the income statement on 30 June 2020 was EUR 48 million.

■	Identification of refinanced transactions:

At the close of 30 June 2020, the bulk of operations that underwent contractual changes fell into the field of moratoriums, both legislative and sectoral, whose objective is to avoid a prolonged economic impact beyond the COVID-19 health crisis.

Given that these public and sectoral moratoriums are based respectively on the application of national legislation and an agreement applied broadly and consistently across the sector, the conditions are there to not require operations to be registered as refinancing or restructuring when the borrower, still having liquidity difficulties, did not have deteriorated capital adequacy prior to COVID-19.

These operations were still classified as normal insofar that there was no reasonable doubt regarding their repayment and there was no significant increase to credit risk.

■	Update on the macroeconomic scenarios:

The Group has reflected the changes in the macroeconomic scenarios and modified the weighting given to each scenario used in the estimate of expected loss due to credit risk. To do this, scenarios with internal economic forecasts have been used, with different levels of severity, which incorporate the effects of the COVID-19 crisis on the economy, according to the stipulations of the 'Economic context' section herein in Note 3.

The projected variables considered are as follows:

FORWARD LOOKING MACROECONOMIC INDICATORS (*) - 30-06-2020
(% Percentages)
	SPAIN			PORTUGAL
	2020	2021	2022	2020	2021	2022
GDP growth
Base scenario (**)	(14.0)	10.5	3.3	(12.0)	8.2	3.5
Upside scenario	(12.0)	11.3	3.0	(9.1)	8.2	2.9
Downside scenario	(17.0)	9.7	4.8	(14.9)	7.3	4.1
Unemployment rate
Baseline scenario	19.3	19.5	17.7	11.6	10.5	9.0
Upside scenario	18.3	17.7	16.2	10.3	9.2	8.1
Downside scenario	20.6	21.4	19.2	12.9	12.0	10.2
Interest rates (***)
Baseline scenario	(0.19)	(0.25)	(0.24)	(0.33)	(0.33)	(0.31)
Upside scenario	(0.23)	(0.24)	(0.19)	(0.33)	(0.31)	(0.21)
Downside scenario	(0.29)	(0.35)	(0.33)	(0.43)	(0.43)	(0.36)
Evolution of property prices
Baseline scenario	(5.6)	(2.3)	2.3	(4.1)	(2.6)	3.4
Upside scenario	(3.5)	(1.4)	2.6	(2.0)	(1.0)	2.4
Downside scenario	(7.7)	(5.4)	3.1	(6.1)	(4.8)	4.2
(*) Source: CaixaBank Research
(**) The base scenario figures represent the midpoint of the range that is currently being used for said base scenario.
(***) For Spain, the 12 months Euribor rate is used (average of the period), whilst the 6 months Euribor rate is used for Portugal (end of the period).

3. Risk management CaixaBank Group | Interim financial information on 30 June 2020
FORWARD LOOKING MACROECONOMIC INDICATORS (*) 31-12-2019
(% Percentages)
	SPAIN			PORTUGAL
	2020	2021	2022	2020	2021	2022
GDP growth
Baseline scenario	1.5	1.5	1.4	1.7	1.6	1.4
Upside range	2.3	2.6	1.9	2.8	2.4	1.9
Downside range	0.6	0.3	0.9	0.1	0.2	0.3
Unemployment rate
Baseline scenario	12.6	11.5	10.3	6.1	6.0	5.8
Upside range	12.1	10.0	8.4	5.4	4.6	4.5
Downside range	13.6	13.7	12.9	7.9	8.3	8.3
Interest rates (**)
Baseline scenario	(0.30)	(0.11)	0.29	(0.34)	(0.05)	0.35
Upside range	(0.25)	0.08	0.54	(0.24)	0.15	0.65
Downside range	(0.35)	(0.35)	(0.30)	(0.34)	(0.34)	(0.05)
Evolution of property prices
Baseline scenario	3.2	3.0	2.9	6.1	3.8	2.7
Upside range	4.7	5.8	4.9	8.5	6.1	3.2
Downside range	1.2	(0.4)	0.9	1.3	0.3	1.3
(*) Source: CaixaBank Research
(**) The 12-month Euribor is used in the case of Spain (average for the period) and the 6-month Euribor for Portugal (end of the period).

The weighting of the scenarios considered in each of the financial years for each sector is as follows:

WEIGHTING OF THE CONSIDERED SCENARIOS - 30-06-2020
(% percentages)
	BASE SCENARIO	UPSIDE SCENARIO	DOWNSIDE SCENARIO
Spain	60	20	20
Portugal	60	20	20
WEIGHTING OF THE CONSIDERED SCENARIOS - 31-12-2019
(% percentages)
	BASE SCENARIO	UPSIDE SCENARIO	DOWNSIDE SCENARIO
Spain	40	30	30
Portugal	40	30	30

The modification to the macroeconomic scenario as a consequence of the impacts of COVID-19 has entailed having to constitute coverage within the Group of EUR 1,155 million at 30 June 2020 for this purpose. The combination of scenarios gives us better projection in the context of the current uncertainty, although said provisions will be reviewed periodically in the future as new information becomes available.

3. Risk management CaixaBank Group | Interim financial information on 30 June 2020

3.2.1. Refinancing

The breakdown of refinancing by economic sector is as follows:

REFINANCING 30-06-2020 *
(Millions of euros)
	WITHOUT COLLATERAL		WITH COLLATERAL				IMPAIRMENT DUE TO CREDIT RISK
	NO. OF OPERATIONS	GROSS CARRYING AMOUNT	NO. OF OPERATIONS	GROSS CARRYING AMOUNT	MAXIMUM AMOUNT OF THE COLLATERAL
					MORTGAGE COLLATERAL	OTHER COLLATERAL
Public administrations	19	156	356	54	45	0	(4)
Other financial corporations and individual entrepreneurs (financial business)	35	3	6	1	1	0	(1)
Non-financial corporations and individual entrepreneurs (non-financial business)	4,447	1,642	9,155	1,447	1,086	32	(957)
Of which: Financing for real estate construction and development (including land)	189	70	2,622	537	411	0	(145)
Other households	38,417	334	75,121	3,801	3,148	6	(829)
TOTAL	42,918	2,135	84,638	5,303	4,280	38	(1,791)
Of which: in Stage 3
Public administrations	13	3	146	11	7	0	(4)
Other financial corporations and individual entrepreneurs (financial business)	30	1	6	1	1	0	(1)
Non-financial corporations and individual entrepreneurs (non-financial business)	3,150	890	7,542	893	661	11	(876)
Of which: Financing for real estate construction and development (including land)	144	67	2,020	248	187	0	(109)
Other households	23,310	223	53,437	2,943	2,334	4	(796)
TOTAL STAGE 3	26,503	1,117	61,131	3,848	3,003	15	(1,677)
(*) There is no financing classified as "Non-current assets and disposal groups classified as held for sale"
REFINANCING OPERATIONS 31-12-2019 *
(Millions of euros)
	WITHOUT COLLATERAL		WITH COLLATERAL				IMPAIRMENT DUE TO CREDIT RISK
	NO. OF OPERATIONS	GROSS CARRYING AMOUNT	NO. OF OPERATIONS	GROSS CARRYING AMOUNT	MAXIMUM AMOUNT OF THE COLLATERAL
					MORTGAGE COLLATERAL	OTHER COLLATERAL
Public administrations	23	179	415	68	47		(5)
Other financial corporations and individual entrepreneurs (financial business)	36	3	7	1	1		(1)
Non-financial corporations and individual entrepreneurs (non-financial business)	4,386	1,741	10,665	1,660	1,269	36	(1,007)
Other households	37,145	350	86,261	4,521	3,816	8	(847)
TOTAL	41,590	2,273	97,348	6,250	5,133	44	(1,860)
Of which: in Stage 3	21,861	1,133	58,215	3,754	2,904	17	(1,693)

(*) There is no financing classified as "Non-current assets and disposal groups classified as held for sale"

3. Risk management CaixaBank Group | Interim financial information on 30 June 2020

3.2.2. Concentration risk

Risk concentration by geographic area

CONCENTRATION BY GEOGRAPHICAL LOCATION - 30-06-2020
(Millions of euros)
	TOTAL	SPAIN	PORTUGAL	REST OF THE EUROPEAN UNION	AMERICA	REST OF THE WORLD
Central banks and credit institutions	61,644	43,223	7,650	4,321	846	5,604
Public administrations	104,945	88,956	5,344	10,075	275	295
Central government	86,601	75,237	997	10,001	90	276
Other public administrations	18,344	13,719	4,347	74	185	19
Other financial corporations and individual entrepreneurs (financial business)	17,229	8,002	603	5,856	1,621	1,147
Non-financial corporations and individual entrepreneurs (non-financial business)	122,813	87,521	11,685	11,818	6,943	4,846
Real estate construction and development (including land)	5,849	5,661	187	0	0	1
Civil engineering	5,998	4,437	680	177	674	30
Other	110,966	77,423	10,818	11,641	6,269	4,815
Large corporations	69,724	43,939	5,186	10,965	5,692	3,942
SMEs and individual entrepreneurs	41,242	33,484	5,632	676	577	873
Other households	116,890	102,633	12,918	341	150	848
Homes	90,155	77,456	11,474	311	132	782
Consumer lending	15,816	14,325	1,425	21	8	37
Other purposes	10,919	10,852	19	9	10	29
TOTAL	423,521	330,335	38,200	32,412	9,835	12,740
CONCENTRATION BY GEOGRAPHICAL LOCATION - 31-12-2019
(Thousands of euros)
	TOTAL	SPAIN	PORTUGAL	REST OF THE EUROPEAN UNION	AMERICA	REST OF THE WORLD
Central banks and credit institutions	29,810	16,305	4,045	7,388	800	1,272
Public administrations	93,173	78,221	4,005	9,394	1,245	308
Other financial corporations and individual entrepreneurs (financial business)	18,308	8,298	592	8,238	904	276
Non-financial corporations and individual entrepreneurs (non-financial business)	107,551	75,330	11,520	12,805	6,009	1,887
Other households	119,003	104,698	12,863	822	161	459
TOTAL	367,845	282,852	33,025	38,647	9,119	4,202

3. Risk management CaixaBank Group | Interim financial information on 30 June 2020

The breakdown of risk in Spain by Autonomous Community is as follows:

3. Risk management CaixaBank Group | Interim financial information on 30 June 2020
CONCENTRATION BY AUTONOMOUS COMMUNITY 30-06-2020
(Millions of euros)
	TOTAL	ANDALUSIA	BALEARIC ISLANDS	CANARY ISLANDS	CASTILE-LA MANCHA	CASTILE- LEON	CATALONIA	MADRID	NAVARRE	VALENCIAN COMMUNITY	BASQUE COUNTRY	REST*
Central banks and credit institutions	43,223	200			1		453	41,033		315	681	540
Public administrations	88,956	706	319	138	516	282	4,107	4,139	408	861	882	1,361
Central government	75,237
Other public administrations	13,719	706	319	138	516	282	4,107	4,139	408	861	882	1,361
Other financial corporations and individual entrepreneurs (financial business)	8,002	222	2	7	2	28	1,361	6,065	19	93	143	60
Non-financial corporations and individual entrepreneurs (non-financial business)	87,521	7,026	3,181	2,848	1,466	1,905	18,507	32,380	1,309	6,435	4,671	7,793
Real estate construction and development (including land)	5,661	609	200	217	26	181	1,341	2,175	153	372	212	175
Civil engineering	4,437	347	85	126	83	96	984	1,683	130	245	203	455
Other	77,423	6,070	2,896	2,505	1,357	1,628	16,182	28,522	1,026	5,818	4,256	7.163
Large corporations	43,939	1,204	1,651	1,061	322	504	6,869	23,290	416	2,571	2.958	3.093
SMEs and individual entrepreneurs	33,484	4,866	1,245	1,444	1,035	1,124	9,313	5,232	610	3,247	1.298	4.070
Other households	102,633	16,772	4,014	5,849	2,525	3,543	29,938	15,451	3,116	8,169	3,376	9,880
Homes	77,456	12,002	3,102	4,629	1,946	2,798	21,895	12,217	2,514	6,162	2,714	7.477
Consumer lending	14,325	2,627	542	856	331	392	4,558	1,658	332	1,218	381	1.430
Other purposes	10,852	2,143	370	364	248	353	3,485	1,576	270	789	281	973
TOTAL	330,335	24,926	7,516	8,842	4,510	5,758	54,366	99,068	4,852	15,873	9,753	19,634
CONCENTRATION BY AUTONOMOUS COMMUNITY 31-12-2019
(Millions of euros)
	TOTAL	ANDALUSIA	BALEARIC ISLANDS	CANARY ISLANDS	CASTILE-LA MANCHA	CASTILE- LEON	CATALONIA	MADRID	NAVARRE	VALENCIAN COMMUNITY	BASQUE COUNTRY	REST*
Central banks and credit institutions	16,305	223			1	2	507	13,900		528	820	324
Public administrations	78,221	1,060	202	158	287	371	3,896	3,727	413	713	573	332
Other financial corporations and individual entrepreneurs (financial business)	8,298	107	2	7	2	27	1,559	6,281	31	104	142	36
Non-financial corporations and individual entrepreneurs (non-financial business)	75,330	5,863	2,577	2,415	1,201	1,550	15,908	28,493	1,202	5,380	4,224	6,517
Other households	104,698	17,113	4,068	5,989	2,572	3,624	30,656	15,707	3,164	8,315	3,445	10,045
TOTAL	282,852	24,366	6,849	8,569	4,063	5,574	52,526	68,108	4,810	15,040	9,204	17,254

3. Risk management CaixaBank Group | Interim financial information on 30 June 2020
(*) Includes autonomous communities that combined represent no more than 10% of the total

3. Risk management CaixaBank Group | Interim financial information on 30 June 2020

Concentration by economic sector

Total gross loans to customers by activity were as follows (excluding advances):

BREAKDOWN OF CREDIT RISK – LOANS TO CUSTOMERS *
(Millions of euros)
	30-06-2020		31-12-2019
	ACCOUNTING EXPOSURE	PROVISIONS	ACCOUNTING EXPOSURE	PROVISIONS
Public administrations	12,363	(9)	11,078	(12)
Other financial corporations and individual entrepreneurs (financial business)	3,481	(8)	2,511	(8)
Non-financial corporations and individual entrepreneurs (non-financial business)	105,294	(2,584)	91,056	(2,255)
Real estate construction and development (including land)	11,481	(414)	10,412	(363)
Other non-financial companies and individual entrepreneurs	93,813	(2,170)	80,644	(1,892)
Other households	119,541	(3,043)	120,702	(2,424)
Homes	91,643	(1,494)	93,376	(1,304)
Other	27,898	(1,549)	27,326	(1,120)
TOTAL	240,679	(5,644)	225,347	(4,699)

Allowance identified individually		(1,079)		(1,257)
Allowance identified collectively		(4,565)		(3,442)
(*) Includes the balances of loans to customers under the headings "Financial assets not designated for trading compulsorily measured at fair value through profit or loss" and "Financial assets at amortised cost" (not including advances to customers).

3. Risk management CaixaBank Group | Interim financial information on 30 June 2020

Loans to customers, net, by activity and by guarantee (excluding advances) were as follows:

CONCENTRATION BY ACTIVITY OF LOANS TO CUSTOMERS 30-06-2020
(Millions of euros)
	TOTAL	OF WHICH: MORTGAGE COLLATERAL	OF WHICH: OTHER COLLATERAL	SECURED LOANS. CARRYING AMOUNT BASED ON LATEST AVAILABLE APPRAISAL (LOAN TO VALUE)
				≤ 40%	> 40% ≤ 60%	> 60% ≤ 80%	> 80% ≤100%	>100%
Public administrations	12,354	404	483	271	199	212	123	82
Other financial corporations and individual entrepreneurs (financial business)	3,473	423	830	1,019	160	61	2	11
Non-financial corporations and individual entrepreneurs (non-financial business)	102,710	22,093	5,241	10,679	8,100	3,816	2,434	2,305
Real estate construction and development (including land)	5,669	5,132	25	1,490	1,756	988	474	449
Civil engineering	5,398	520	237	239	176	75	163	104
Other	91,643	16,441	4,979	8,950	6,168	2,753	1,797	1,752
Large corporations	50,965	4,700	3,336	3,442	1,957	1,067	686	884
SMEs and individual entrepreneurs	40,678	11,741	1,643	5,508	4,211	1,686	1,111	868
Other households	116,498	97,279	897	30,885	35,982	24,261	4,669	2,379
Homes	90,149	88,997	261	26,818	33,335	22,865	4,203	2,037
Consumer lending	15,811	3,152	378	1,729	1,013	509	186	93
Other purposes	10,538	5,130	258	2,338	1,634	887	280	249
TOTAL	235,035	120,199	7,451	42,854	44,441	28,350	7,228	4,777

Memorandum items: Refinancing, refinanced and restructured transactions	5,647	4,391	96	833	1,230	1,682	380	362
CONCENTRATION BY ACTIVITY OF LOANS TO CUSTOMERS 31-12-2019
(Millions of euros)
	TOTAL	OF WHICH: MORTGAGE COLLATERAL	OF WHICH: OTHER COLLATERAL	SECURED LOANS. CARRYING AMOUNT BASED ON LATEST AVAILABLE APPRAISAL (LOAN TO VALUE)
				≤ 40%	> 40% ≤ 60%	> 60% ≤ 80%	> 80% ≤100%	>100%
Public administrations	11,066	415	498	276	184	211	167	75
Other financial corporations and individual entrepreneurs (financial business)	2,503	437	844	1,022	162	64	4	29
Non-financial corporations and individual entrepreneurs (non-financial business)	88,801	21,425	5,581	10,661	7,877	3,848	2,517	2,103
Other households	118,278	99,814	1,015	30,709	36,351	25,758	5,201	2,810
TOTAL	220,648	122,091	7,938	42,668	44,574	29,881	7,889	5,017

Memorandum items: Refinancing, refinanced and restructured transactions	6,663	5,275	123	1,003	1,288	1,971	640	496

Concentration according to credit quality

The risk concentration according to credit quality of credit risk exposures is stated as follows:

3. Risk management CaixaBank Group | Interim financial information on 30 June 2020
CONCENTRATION BY CREDIT QUALITY - 30-06-2020
(Millions of euros)
	GROUP (EXC. INSURANCE GROUP)										INSURANCE GROUP **
	FA AT AMORTISED COST				FA HELD FOR TRADING - DEBT SEC.	FA NOT HELD FOR TRADING * - DEBT SEC.	FA AT FV W/ CHANGES IN OCI	FINANCIAL GUARANTEES, LOAN COMMITMENTS AND OTHER COMMITMENTS GIVEN			FA HELD FOR TRADING - DEBT SEC.	AVAILABLE -FOR- SALE FA - DEBT SEC.	LOANS AND RECEIVABLES - DEBT SEC.
	LOANS AND ADVANCES TO CUSTOMERS			DEBT SEC.
	STAGE 1	STAGE 2	STAGE 3					STAGE 1	STAGE 2	STAGE 3
AAA/AA+/AA/AA-	29,031	24			9		27	14,153	9			1,121
A+/A/A-	26,887	106		15,960	509		14,408	9,807	23		650	52,050	15
BBB+/BBB/BBB-	29,734	194		7,044	230	1	3,603	22,781	58		104	5,782	144
INVESTMENT GRADE	85,652	324		23,004	748	1	18,038	46,741	90		754	58,953	159
Allowances for impairment	(337)	(12)					(1)	(13)
BB+/BB/BB-	37,747	2,706	2	381	3	48	29	18,978	695			157
B+/B/B-	11,444	5,147	22					5,393	1,101	2
CCC+/CCC/CCC-	437	2,160	111	6				225	361	80
No rating	83,468	3,991	8,724	2,649	206	5	973	27,301	470	545		35	222
NON-INVESTMENT GRADE	133,096	14,004	8,859	3,036	209	53	1,002	51,897	2,627	627		192	222
Allowances for impairment	(663)	(895)	(3,737)	(10)				(61)	(18)	(113)
TOTAL	217,748	13,421	5,122	26,030	957	54	19,039	98,638	2,717	627	754	59,145	381
CONCENTRATION ACCORDING TO CREDIT QUALITY - 31-12-2019
(Millions of euros)
	GROUP (EXC. INSURANCE GROUP)										INSURANCE GROUP **
	FA AT AMORTISED COST				FA HELD FOR TRADING - DEBT SEC.	FA NOT HELD FOR TRADING * - DEBT SEC.	FA AT FV W/ CHANGES IN OCI	FINANCIAL GUARANTEES, LOAN COMMITMENTS AND OTHER COMMITMENTS GIVEN			FA HELD FOR TRADING - DEBT SEC.	AVAILABLE -FOR- SALE FA - DEBT SEC.	LOANS AND RECEIVABLES - DEBT SEC.
	LOANS AND ADVANCES TO CUSTOMERS			DEBT SEC.
	STAGE 1	STAGE 2	STAGE 3					STAGE 1	STAGE 2	STAGE 3
AAA/AA+/AA/AA-	29,717	26			7		932	14,108	10		8	1,026
A+/A/A-	26,237	108		10,209	369		9,774	10,105	23		927	52,118	15
BBB+/BBB/BBB-	28,108	261		4,139	246	1	4,919	19,726	286		131	5,413	161
INVESTMENT GRADE	84,062	395		14,348	622	1	15,625	43,939	319		1,066	58,557	176
Allowances for impairment	(257)	(3)					(2)	(13)
BB+/BB/BB-	39,130	2,565	1	300	7	56	29	16,965	597			133
B+/B/B-	12,439	6,279	10					6,002	1,190	1
CCC+/CCC/CCC-	527	2,281	70	5				310	326	56
No rating	66,766	4,021	8,306	2,742	90	6	312	27,637	447	551		73	174
NON-INVESTMENT GRADE	118,862	15,146	8,387	3,047	97	62	341	50,914	2,560	608		206	174
Allowances for impairment	(317)	(705)	(3,416)	(6)				(33)	(16)	(158)
TOTAL	202,350	14,833	4,971	17,389	719	63	15,964	94,853	2,879	608	1,066	58,763	350
DEBT SEC.: Debt securities; FA: Financial assets; FV: Fair value;	(**) Financial assets allocated at fair value with a change to the income statement are not included, as they primarily cover investments related to life insurance product operations, when the investment risk is taken on by the holder (Unit-links and investments allocated to the Flexible Immediate Life Annuity product).
OCI: Other comprehensive income
(*) Compulsorily measured at fair value through profit or loss

3. Risk management CaixaBank Group | Interim financial information on 30 June 2020

Sovereign risk

The carrying amounts of the main items related to sovereign risk exposure are shown below:

EXPOSURE TO SOVEREIGN RISK - 30-06-2020
(Millions of euros)
COUNTRY	GROUP (EXC. INSURANCE GROUP)						INSURANCE GROUP
	RESIDUAL MATURITY	FA AT AMORTISED COST	FA HELD FOR TRADING	FA AT FV W/ CHANGES IN OCI	FA NOT DESIGNATED FOR TRADING*	FL HELD FOR TRADING - SHORT POSITIONS	AVAILABLE-FOR-SALE FINANCIAL ASSETS	FA HELD FOR TRADING - DEBT SEC.
Spain	Less than 3 months	2,929	177			(4)	18	6
	Between 3 months and 1 year	4,638	150	2,473		(68)	1,247	507
	Between 1 and 2 years	8,131	11	2,354		(36)	1,991
	Between 2 and 3 years	962	70	5,276	89	(44)	323
	Between 3 and 5 years	4,658	60	3,261		(68)	3,835
	Between 5 and 10 years	7,135	146	1,242		(196)	10,870
	Over 10 years	1,184	45			(43)	31,545
	TOTAL	29,637	659	14,606	89	(459)	49,829	513
Italy	Less than 3 months			250
	Between 3 months and 1 year	501
	Between 1 and 2 years		2			(3)	200
	Between 2 and 3 years		45			(36)	30
	Between 3 and 5 years		26	258		(15)	934
	Between 5 and 10 years	548	3	732		(4)	932
	Over 10 years			468		(34)	3,386
	TOTAL	1,049	76	1,708		(92)	5,482
Portugal	Less than 3 months	5	16	201
	Between 3 months and 1 year	583	21	50			3	193
	Between 1 and 2 years	70	1				6
	Between 2 and 3 years	290		135			28	48
	Between 3 and 5 years	713					24
	Between 5 and 10 years	1,083		323			190
	Over 10 years	628					115
	TOTAL	3,372	38	709			366	241
Other **	Less than 3 months	2		1			1
	Between 3 months and 1 year	328					1
	Between 1 and 2 years						10
	Between 2 and 3 years	16					2
	Between 3 and 5 years	102
	Between 5 and 10 years	91					15
	Over 10 years	80					34
	TOTAL	619		1			63
TOTAL COUNTRIES		34,677	773	17,024	89	(551)	55,740	754

Of which: Debt securities		22,537	773	17,024	54	(551)	55,740	754
FA: Financial assets; FL: Financial liabilities; FV: Fair value; OCI: Other comprehensive income
(*) Compulsorily measured at fair value through profit or loss
(**) Exposure to the United Kingdom is not significant

3. Risk management CaixaBank Group | Interim financial information on 30 June 2020
SOVEREIGN RISK EXPOSURE - 31-12-2019
(Thousands of euros)
COUNTRY	GROUP (EXC. INSURANCE GROUP)					INSURANCE GROUP
	FA AT AMORTISED COST	FA HELD FOR TRADING	FA AT FV W/ CHANGES IN OCI	FA NOT DESIGNATED FOR TRADING*	FL HELD FOR TRADING - SHORT POSITIONS	AVAILABLE-FOR-SALE FINANCIAL ASSETS	FA HELD FOR TRADING - DEBT SEC.
Spain	22,255	365	10,173	112	(348)	49,977	487
Italy	501	108	2,509		(53)	5,501
Portugal	1,871	6	590			166	506
US			923			65
Other **	472		1
TOTAL COUNTRIES	25,099	479	14,196	112	(401)	55,709	993

Of which: Debt securities	17,389	479	14,196	112		55,709	993
FA: Financial assets; FL: Financial liabilities; FV: Fair value; OCI: Other comprehensive income
(*) Compulsorily measured at fair value through profit or loss
(**) Exposure to the United Kingdom is not significant

3.2.3. Information regarding financing for real estate construction and development, home purchasing, and foreclosed assets (business in Spain)

The main data regarding financing for real estate development, home purchasing and foreclosed assets are discussed below.

Financing for real estate construction and development

The tables below show financing for real estate developers and developments, including developments carried out by non-developers, business in Spain:

FINANCING ALLOCATED TO CONSTRUCTION AND REAL ESTATE DEVELOPMENT
(Millions of euros)
	30-06-2020		31-12-2019
	TOTAL AMOUNT	OF WHICH: DOUBTFUL	TOTAL AMOUNT	OF WHICH: DOUBTFUL
Gross amount	5,816	439	5,766	442
Allowances for impairment losses	(227)	(132)	(208)	(135)
CARRYING AMOUNT	5,589	307	5,558	307
Excess gross exposure over the maximum recoverable value of effective collateral	857	139	848	148

Memorandum items: Asset write-offs	2,366		2,387
Memorandum items: Loans to customers excluding public administrations (business in Spain) (carrying amount)	197,999		186,645

3. Risk management CaixaBank Group | Interim financial information on 30 June 2020

The following table shows the breakdown of financing for real estate developers and developments, including developments carried out by non-developers, by collateral:

FINANCING FOR REAL ESTATE DEVELOPERS AND DEVELOPMENTS BY COLLATERAL
(Millions of euros)
	GROSS AMOUNT
	30-06-2020	31-12-2019
Without mortgage collateral	570	562
With mortgage collateral	5,246	5,204
Buildings and other completed constructions	3,416	3,370
Homes	2,331	2,277
Other	1,085	1,093
Buildings and other constructions under construction	1,386	1,370
Homes	1,301	1,306
Other	85	64
Land	444	464
Consolidated urban land	257	351
Other land	187	113
TOTAL	5,816	5,766

The table below provides information on guarantees received from real estate development loans by classification of customer insolvency risk:

GUARANTEES RECEIVED FOR REAL ESTATE DEVELOPMENT TRANSACTIONS
(Millions of euros)
	30-06-2020	31-12-2019
Value of collateral	13,288	13,362
Of which: Guarantees non-performing risks	839	810
TOTAL	13,288	13,362

The following table presents financial guarantees given for real estate construction and development, including the maximum level of exposure to credit risk (i.e. the amount the Group could have to pay if the guarantee is called on).

FINANCIAL GUARANTEES
(Millions of euros)
	30-06-2020	31-12-2019
Financial guarantees given related to real estate construction and development	92	107
Amount recognised under liabilities	0	0

3. Risk management CaixaBank Group | Interim financial information on 30 June 2020

Information regarding financing for home purchasing.

Home purchase loans with mortgage at these dates by the loan-to-value (LTV) ratio, based on the latest available appraisal, are as follows:

HOME PURCHASE LOANS BY LTV (*)
(Millions of euros)
	30-06-2020		31-12-2019
	GROSS AMOUNT	OF WHICH: NON-PERFORMING	GROSS AMOUNT	OF WHICH: NON-PERFORMING
Not real estate mortgage secured	643	9	662	11
Real estate mortgage secured, by LTV ranges (*)	74,830	2,864	76,658	2,719
LTV ≤ 40%	21,997	248	21,717	207
40% < LTV ≤ 60%	28,044	449	28,491	367
60% < LTV ≤ 80%	18,027	605	18,964	543
80% < LTV ≤ 100%	3,731	531	4,002	519
LTV > 100%	3,031	1,031	3,484	1,083
TOTAL	75,473	2,873	77,320	2,730
(*) LTV calculated based on the latest available appraisals. The ranges for non-performing transactions are updated in accordance with prevailing regulations.

The table below shows foreclosed assets by source and type of property:

FORECLOSED REAL ESTATE ASSETS 30-06-2020 (*)
(Millions of euros)
	GROSS CARRYING AMOUNT	ALLOWANCES FOR IMPAIRMENT (**)	OF WHICH: ALLOWANCES FOR IMPAIRMENT (***)	NET CARRYING AMOUNT
Real estate acquired from loans to real estate constructors and developers	1,449	(426)	(194)	1,023
Buildings and other completed constructions	1,311	(363)	(166)	948
Homes	1,142	(305)	(135)	837
Other	169	(58)	(31)	111
Buildings and other constructions under construction	29	(16)	(9)	13
Homes	14	(8)	(3)	6
Other	15	(8)	(6)	7
Land	109	(47)	(19)	62
Consolidated urban land	34	(14)	(5)	20
Other land	75	(33)	(14)	42
Real estate acquired from mortgage loans to homebuyers	2,300	(558)	(257)	1,742
Other real estate assets or received in lieu of payment of debt	450	(145)	(49)	305
TOTAL	4,199	(1,129)	(500)	3,070
(*) Includes foreclosed assets classified as “Tangible assets – Investment property” amounting to EUR 1,971 million, net, and includes foreclosure rights deriving from auctions in the amount of EUR 126 million, net.
(**) Cancelled debt associated with the foreclosed assets totalled EUR 5,301 million and total write-downs of this portfolio amounted to EUR 2,231 million, EUR 1,129 million of which are allowances for impairment recognised in the balance sheet.
(***) From foreclosure

3. Risk management CaixaBank Group | Interim financial information on 30 June 2020
FORECLOSED REAL ESTATE ASSETS 31-12-2019 (*)
(Millions of euros)
	GROSS CARRYING AMOUNT	ALLOWANCES FOR IMPAIRMENT (**)	OF WHICH: ALLOWANCES FOR IMPAIRMENT (***)	NET CARRYING AMOUNT
Real estate acquired from loans to real estate constructors and developers	1,534	(438)	(199)	1,096
Buildings and other completed constructions	1,396	(376)	(174)	1,020
Buildings and other constructions under construction	29	(16)	(8)	13
Land	109	(46)	(17)	63
Real estate acquired from mortgage loans to homebuyers	2,322	(542)	(237)	1,780
Other real estate assets or received in lieu of payment of debt	462	(143)	(46)	319
TOTAL	4,318	(1,123)	(482)	3,195
(*) Includes foreclosed assets classified as “Tangible assets – Investment property” amounting to EUR 2,094 million, net, and includes foreclosure rights deriving from auctions in the amount of EUR 142 million, net. Excludes foreclosed assets of Banco BPI, with a gross carrying amount of EUR 4 million, as this is not included in business in Spain.
(**) Cancelled debt associated with the foreclosed assets totalled EUR 5,450 million and total write-downs of this portfolio amounted to EUR 2,257 million, EUR 1,124 million of which are impairment allowances recognised in the balance sheet.
(***) From foreclosure

The following table presents a breakdown of the Group's liquid assets based on the criteria established for determining high-quality liquid assets to calculate the LCR (HQLA) numerator and assets available in facility not formed by HQLAs:

LIQUID ASSETS
(Millions of euros)
	30-06-2020		31-12-2019
	MARKET VALUE	APPLICABLE WEIGHTED AMOUNT	MARKET VALUE	APPLICABLE WEIGHTED AMOUNT
Level 1 assets	87,398	87,327	53,098	53,021
Level 2A assets	299	254	42	36
Level 2B assets	2,147	1,074	3,670	1,960
TOTAL HIGH-QUALITY LIQUID ASSETS (HQLA) (1)	89,845	88,655	56,810	55,017
Available in facility not made up of HQLAs		17,954		34,410
TOTAL LIQUID ASSETS		106,609		89,427
(1) Assets under the calculation of the LCR (Liquidity Coverage Ratio). It corresponds to high-quality liquid assets available to meet liquidity needs for a 30 calendar day stress scenario.

The balance drawn from the ECB facility on 30 June 2020 stands at EUR 49,725 million, corresponding to TLTRO III. In the second quarter of 2020, EUR 1,409 million of TLTRO II were repaid early, an extraordinary LTRO of EUR 21,500 million and USD 2,000 million of ECB financing was amortised, and EUR 40,700 million was drawn under TLTRO III.

3. Risk management CaixaBank Group | Interim financial information on 30 June 2020

The following table presents the calculation of the LCR for the Group:

LCR *
(Millions of euros)
	30-06-2020	31-12-2019
High-quality liquid assets – HQLA (numerator)	88,655	55,017
Total net cash outflows (denominator)	31,380	30,700
Cash outflows	39,677	36,631
Cash inflows	8,297	5,931
LCR (LIQUIDITY COVERAGE RATIO) (%)	283%	179%
(*) According to Commission Delegated Regulation (EU) 2015/61 of 10 October 2014 to supplement Regulation (EU) No 575/2013 of the European Parliament and of the Council with regard to liquidity coverage requirement for credit institutions. The established regulatory limit for the LCR is 100%.

CaixaBank's key credit ratings are displayed below:

CAIXABANK CREDIT RATINGS
	LONG-TERM DEBT	SHORT-TERM DEBT	OUTLOOK	REVIEW DATE	MORTGAGE COVERED BONDS
Moody's Investors Service	Baa1	P-2	Stable	17-05-2019	Aa1
Standard & Poor's Global Ratings	BBB+	A-2	Stable	29-04-2020	AA
Fitch Ratings	BBB+	F2	Negative	27-03-2020
DBRS Ratings Limited	A	R-1(low)	Stable	30-03-2020	AAA

During the first half of 2020, structural interest rate risks of the balance sheet, market risk (relating to the trading portfolio) and financial-actuarial risk of insurance have been managed in accordance with the established policies, which have experienced relevant changes. The low level of exposure to these risks has meant that – in an environment of extreme volatility in the financial markets – there have been no major impacts on the Group's risk profile or on its financial situation or assets. Notwithstanding the above, it is not possible to rule out the volatility of the markets having financial impacts on the Group through volatility in value adjustments, both from derivatives (CVA/DVA/FVA), and from financial assets at fair value with changes in other comprehensive income.

In relation to the operational risk of the first half of the year, it is important to highlight that both CaixaBank and companies of the Group have activated their respective Business Continuity Plans in the context of COVID-19 and the population confinement recommendation, to ensure the uninterrupted provision of financial services, identified/catalogued as essential.

Despite the complexity of the situation, thanks to high levels of preparation, resilience and technological security, management capacity and the commitment of its employees, the Group has remained fully operational, both through its branch network and its digital channels.

The context has required the financial business transformation to be accelerated, with a migration from in-person interactions to digital transactions, including the mass adoption of remote communication tools for interacting with customers, suppliers and

3. Risk management CaixaBank Group | Interim financial information on 30 June 2020

employees. The anticipation of these trends – with multiple projects already implemented and others in their final phases – has allowed for fast adaptation, whilst mitigating the potential adverse effects of this crisis.

4. Capital adequacy management CaixaBank Group | Interim financial information on 30 June 2020

4. Capital adequacy management

The composition of the Group’s eligible own funds is as follows:

ELIGIBLE OWN FUNDS
(Millions of euros)
	30-06-2020		31-12-2019
	AMOUNT	AS %	AMOUNT	AS %
Net equity	24,393		25,151
Shareholders’ equity	25,996		26,247
Capital	5,981		5,981
Profit/(loss)	205		1,705
Reserves and other	19,810		18,561
Minority interests and OCI	(1,603)		(1,096)
Other CET1 instruments	253		(1,037)
Adjustments applied to the eligibility of minority interests and OCI	(142)		6
Other adjustments (1)	395		(1,043)
CET1 Instruments	24,646		24,114
Deductions from CET1	(6,538)		(6,327)
Intangible assets	(4,278)		(4,232)
Deferred tax assets	(2,014)		(1,875)
Other deductions from CET1	(246)		(220)
CET1	18,108	12.3%	17,787	12.0%
AT1 instruments	2,237		2,236
AT1 Deductions	0		0
TIER 1	20,345	13.8%	20,023	13.5%
T2 instruments	3,196		3,224
T2 Deductions			0
TIER 2	3,196	2.2%	3,224	2.2%
TOTAL CAPITAL	23,541	16.0%	23,247	15.7%
Other eligible subordinated instruments. MREL (5)	5,667		5,680
SUBORDINATED MREL	29,208	19.8%	28,927	19.6%
Other eligible instruments. MREL (3)	4,111		3,362
MREL (4)	33,319	22.6%	32,289	21.8%

RISK WEIGHTED ASSETS (RWA)	147,334		147,880

(1) Includes:

i) Dividends forecast. In June 2020, 43% of the consolidated income was deducted as established by prudential regulations (average payout of the last 3 years). Taking into account the Dividends Policy approved by the Board of Directors, which establishes a maximum payment of 30% of income, CET1 would improve by +2bps.

ii) Transitional IFRS9 adjustment. In March 2020, CaixaBank adopted the transitional provisions of IFRS9, which allows it to partially mitigate the pro-cyclicality associated to the provisions model under IFRS9 in its capital adequacy calculations, throughout the transitional period established.

(2) Mainly senior non-preferred debt.
(3) In the first half of 2020 there was a new issuance of preferred senior debt for the amount of EUR 1,000 million.
(4) The MREL requirement at the consolidated level, as of 31 December 2020, is 22.7% of RWAs and 10.6% over TLOF. On 30 June 2020, the ratio over TLOF stands at 9.0%.

4. Capital adequacy management CaixaBank Group | Interim financial information on 30 June 2020

CaixaBank's ratios at the individual level are 14.1% CET1, 15.7% Tier1 and 18.1% Total Capital, with RWAs of EUR 135,306 million on 30 June 2020.

A causal breakdown of the main aspects of the first half of 2020 that have influenced the CET1 ratio is presented below:

The Common Equity Tier 1 (CET1) ratio is kept at 12.3%. In the first quarter, +32 basis points were collected due to the extraordinary reduction of the dividend expected to be charged to 2019, as one of the measures adopted by the Board of Directors as a result of COVID-19. The organic evolution of capital has remained stable, the dividend forecast for the year represents -6 basis points and market developments and others impact -49 basis points. The impact of the application of the IRFS9 transient standards has been +48 basis points (of which +22 basis points for changes in methodology introduced by CRR 2.5).

The evolution of RWAs includes EUR -1.8bn (+15 basis points of CET1) due to the impact of the CRR 2.5 regulation with respect to the capital consumption reduction factors when financing SMEs and infrastructure projects.

The following table summarizes the minimum requirements for computable own resources:

MINIMUM REQUIREMENTS
(Millions of euros)
	30-06-2020		31-12-2019
	AMOUNT	AS %	AMOUNT	AS %
BIS III minimum requirements *
CET1	11,938	8.10%	12,983	8.78%
Tier 1	14,562	9.88%	15,201	10.28%
Tier 2	3,499	2.38%	2,958	2.00%
Total capital	18,061	12.26%	18,159	12.28%

(*) For 2020, the same requirements remain in place as for 2019 (the Pillar I minimum requirement of 4.5%; the Pillar II requirement of 1.5%; the capital conservation buffer of 2.5%, and the O-SII (Other Systemically Important Institution) buffer of 0.25%, whereby the countercyclical capital buffer for exposure to third-party countries is updated quarterly. On 30 June 2020, the countercyclical buffer considered is 1 bp and on 31 December 2019 it was 3 bps.

Furthermore, as of 2020 and as a result of the measures adopted by the supervisory authorities, CRD V is being applied in advance with respect to the composition of Pillar 2, which proportionally covers the requirements of Pillar 1 with the different capital levels (see Note 3.1).

4. Capital adequacy management CaixaBank Group | Interim financial information on 30 June 2020

The following chart provides a breakdown of the leverage ratio:

LEVERAGE RATIO
(Millions of euros)
	30-06-2020	31-12-2019
Exposure	399,490	341,681
Leverage ratio (Tier 1/Exposure)	5.1%	5.9%

5. Shareholder remuneration and earnings per share CaixaBank Group | Interim financial information on 30 June 2020

5. Shareholder remuneration and earnings per share

In order to accommodate the position of the Group to the environment arising from the expansion of COVID-19 and to the measures rolled out by the authorities to slow the spread (see Note 1.6), in its session of 26 March 2020, the Board of Directors decided to amend the dividend policy in force comprising the distribution of a cash dividend above 50% of the consolidated net profit, exclusively for 2020, to distribute a cash dividend of no more than 30% of the reported consolidated net profit. The Board of Directors stated its intent to allocate at least an amount higher than 50% of consolidated net profit to the cash remuneration for future financial years, once the circumstances that led to the modification have dissipated.

For future financial years, once the circumstances that have brought about this amendment have ceased, the Board of Directors has announced future plans to distribute any capital that exceeds the CET1 capital adequacy ratio of 12% as an extraordinary dividend and/or buy-back shares. This extraordinary payout of excess capital will be conditional on the macroeconomic situation in which the Group operates returning to normal and will not take place in any event before 2021.

The following dividends were distributed this year (see Note 1.6):

DIVIDENDS PAID IN 2020
(Millions of euros)
	EUROS PER SHARE	AMOUNT PAID IN CASH	ANNOUNCEMENT DATE	PAYMENT DATE
Interim dividend - 2019	0.07	418	26-03-2020	15-04-2020
TOTAL	0.07	418

The table below shows the liquidity statements prepared by the directors indicating there is sufficient liquidity and profit to pay the aforementioned dividend:

CAIXABANK LIQUIDITY ADEQUACY
(Millions of euros)
29-02-2020
Actual liquidity (1)	40,887
Potential liquidity (2)	74,395
High-quality assets - HQLA	49,560
High-quality assets - HQLA + available through facility (3)	79,232
Balance in current accounts	16,701
MAXIMUM AMOUNT PAYABLE	418
(1) Basically cash on hand, the interbank balance and unencumbered sovereign debt, less the balance to be withheld as a cash ratio.
(2) As well as Balance Sheet Liquidity, also includes the balance available through the ECB facility.
(3) Includes the balance available through the ECB facility not included in high-quality assets - HQLAs.

5. Shareholder remuneration and earnings per share CaixaBank Group | Interim financial information on 30 June 2020

Basic and diluted earnings per share of the Group are as follows:

CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE
(Millions of euros)
	30-06-2020	30-06-2019
Numerator	139	556
Profit attributable to the Parent	205	622
Less: Preference share coupon amount (AT1)	(66)	(66)
Denominator (millions of shares)	5,978	5,978
Average number of shares outstanding (1)	5,978	5,978
Adjusted number of shares (basic earnings per share)	5,978	5,978
Basic earnings per share (in euros)	0.02	0.09
Diluted earnings per share (in euros) (2)	0.02	0.09
(1) Number of shares outstanding at the beginning of the year, excluding average number of treasury shares held during the period. Includes the retrospective adjustments set out in IAS 33.
(2) Preference shares did not have any impact on the calculation of diluted earnings per share, since their capacity to be convertible was unlikely. Additionally, equity instruments associated with remuneration components were not significant.

6. Business combinations, acquisition and disposal of ownership interests in subsidiaries CaixaBank Group | Interim financial information on 30 June 2020

6. Business combinations, acquisition and disposal of ownership interests in subsidiaries

Appendix 1 to the 2019 consolidated financial statements provides information pertaining to the subsidiary entities.

In the first six months of 2020 there were no business consolidations.

7. Remuneration of ´key management personnel’ CaixaBank Group | Interim financial information on 30 June 2020

7. Remuneration of key management personnel

Note 9 to the Group's 2019 consolidated financial statements provides details on remuneration and other benefits paid to members of the Board of Directors and Senior Management in 2019.

Details of remuneration and other benefits received by the members of the Board of Directors of CaixaBank for their membership in that body related to the periods in which they belonged to this group are shown below:

REMUNERATION OF THE BOARD OF DIRECTORS
(Thousands of euros)
	30-06-2020	30-06-2019
Remuneration for board membership	1,672	1,730
Non-variable remuneration	778	778
Variable remuneration (1)		454
In cash		177
Share-based remuneration schemes		277
Other long-term benefits (2)	261	259
Other items (3)	61	55
Of which life insurance premiums	58	53
Other positions in Group companies	500	560
TOTAL	3,272	3,836
Remuneration received for representing the Company on Boards of Directors of listed companies and others in which the Company has a presence, outside of the consolidated group (4)	121	101
TOTAL REMUNERATION	3,393	3,937
NUMBER OF PEOPLE AT END OF PERIOD	14	16
(1) The Chief Executive Officer has decided to voluntarily waive his variable remuneration corresponding to 2020, both as regards the yearly bonus, as well as participation in the yearly Long-Term Incentives Plan corresponding to 2020 (see Note 1.6).
(2) Includes insurance premiums and discretionary pension benefits.
(3) Includes remuneration in kind (health and life insurance premiums paid in favour of Executive Directors), interest accrued on the cash of the deferred variable remuneration, other insurance premiums paid and other benefits.
(4) This remuneration is registered in the statement of profit or loss of the respective companies.

CaixaBank does not have any pension obligations with former or current members of the Board of Directors in their capacity as such.

Within the framework of the director appointment policy, on 22 May 2020, the Annual General Meeting approved the reduction of members on the Board, reducing it to 15 directors. The following changes were also approved on the composition of the Board:

■	The appointment of Francisco Javier Garcia Sanz, as a proprietary director, who was nominated by the Caixa d'Estalvis i Pensions de Barcelona Banking Foundation, "la Caixa" and Criteria Caixa SAU, in order to fill the vacancy following the resignation from the board of Marcelino Armenter Vidal, on 2 April 2020. The corresponding suitability test from the ECB is currently outstanding.
■	The appointment of Francesc Xavier Vives was not renewed, and John S Reed became the new Coordinating Director.

7. Remuneration of ´key management personnel’ CaixaBank Group | Interim financial information on 30 June 2020

The total remuneration paid to Senior Management of CaixaBank (Excluding those who are members of the Board of Directors) for the period during which they belonged to this group is set out in the table below. This remuneration is recognised in “Personnel expenses” in the Group’s statement of profit or loss.

REMUNERATION OF SENIOR MANAGEMENT
(Thousands of euros)
	30-06-2020	30-06-2019
Salary (1)	3,582	4,677
Post-employment benefits (2)	916	815
Other long-term benefits	251	125
Other positions in Group companies	459	569
TOTAL	5,208	6,186
Remuneration received for representing the bank on Boards of Directors of listed companies and others in which the bank has a presence, outside of the consolidated group (3)	61	52
TOTAL REMUNERATION	5,269	6,238
Composition of Senior Management	11	11
General Managers	3	3
Executive Managers	7	7
General Secretary and Secretary to the Board of Directors	1	1
(1) This amount includes fixed remuneration, remuneration in kind and total variable remuneration received by members of the Senior Management. In 2019, variable remuneration corresponded to the proportional part of the objective bonus for the financial year, estimated to be 100% achieved, and includes the accrued portion of the long-term share-based variable remuneration. In April 2020, Senior Management announced its withdrawal from variable remuneration for 2020, both with respect to the annual bonus and its participation in the second cycle of the 2020 long-term incentives plan (see Note 1.6).
(2) Includes insurance premiums and discretionary pension benefits.
(3) Registered in the income statement of the respective companies.

The value of obligations accrued as defined contribution post-employment commitments with Executive Directors and Senior Management are as follows:

POST-EMPLOYMENT COMMITMENTS WITH EXECUTIVE DIRECTORS AND SENIOR MANAGEMENT
(Thousands of euros)
	30-06-2020	31-12-2019
Post-employment commitments	15,042	15,130

8. Financial assets CaixaBank Group | Interim financial information on 30 June 2020

8. Financial assets

The breakdown of this heading is as follows:

BREAKDOWN OF FINANCIAL ASSETS AT FAIR VALUE WITH CHANGES IN OTHER COMPREHENSIVE INCOME
(Millions of euros)
	30-06-2020	31-12-2019
Equity instruments	1,706	2,407
Shares in listed companies	1,105	1,618
Shares in non-listed companies	601	789
Debt securities	19,039	15,964
Spanish government debt securities	14,606	10,173
Foreign government debt securities	2,418	4,023
Issued by credit institutions	602	211
Other Spanish issuers	41	38
Other foreign issuers	1,372	1,519
TOTAL	20,745	18,371
(*) In the first six months of 2020, there were fixed-income portfolio sales for the nominal amount of EUR 4,278 million, with a profit of EUR 62 million, incorporated under the heading "Gains/(losses) on derecognition of financial assets and liabilities not measured at fair value through profit or loss, net".

The breakdown of the changes under this heading is as follows:

CHANGES IN EQUITY INSTRUMENTS - 30-06-2020
(Millions of euros)
	31-12-2019	ACQUISITIONS AND CAPITAL INCREASES	DISPOSALS AND CAPITAL DECREASES	GAINS (-) / LOSSES (+) TRANSFERRED TO RESERVES	ADJUSTMENTS TO MARKET VALUE AND EXCHANGE DIFFERENCES	TRANSFERS AND OTHER	30-06-2020
Telefónica, SA *	1,617				(514)		1,103
Banco Fomento de Angola (BFA)	414				(69)		345
Other **	376	2	(131)	(29)	39	1	258
TOTAL	2,407	2	(131)	(29)	(544)	1	1,706

(*) In March 2020, coverage of fair value was cancelled on 1% of said holding (conducted through an equity swap), recording a capital gain of EUR 177 million under the heading "Accumulated other comprehensive income" of net equity.

On 10 July 2020, the stake in Telefónica, SA became 4.9% due to the dilutive effect of the scrip dividend (5.0% on 31 December 2019).

(**) Dated 25 June 2020, the CaixaBank Group sold its direct and indirect stake of 11.51% in Caser, after receiving the pertinent administrative authorisations, for the price of EUR 139 million. The operation did not have a significant material impact for the Group.

The estimate of the recoverable value of BFA is based on a dividend discount model (DDM), subsequently compared to comparison multiple methodologies. The main assumptions used in the dividend discount model are set out below:

ASSUMPTIONS USED - BFA
(Percentage)
	30-06-2020	31-12-2019
Forecast periods	4 years	5 years
Discount rate (1)	22.2%	20.6%
Objective capital ratio	15%	15%
(1) In 2020, this is calculated using the interest rate of the US treasury bond plus a country risk premium and another market risk premium.

8. Financial assets CaixaBank Group | Interim financial information on 30 June 2020

Debt securities

The breakdown of the net balances under this heading is as follows:

BREAKDOWN OF DEBT SECURITIES
(Millions of euros)
	30-06-2020	31-12-2019
Spanish public debt*	18,802	12,699
Other Spanish issuers	1,239	1,246
Other foreign issuers	5,989	3,444
TOTAL	26,030	17,389
(*) In the first six months of 2020, there were fixed-income portfolio sales for the nominal amount of EUR 1,054 million, with a profit of EUR 114 million, incorporated under the heading "Gains/(losses) on derecognition of financial assets and liabilities not measured at fair value through profit or loss, net", with no impact on the business model.

Loans and advances to customers

The headings are set out below by stage:

LOANS AND ADVANCES - CUSTOMERS BY STAGE - 30-06-2020
(Millions of euros)
	ACCOUNTING EXPOSURE			HEDGING
	STAGE 1	STAGE 2	STAGE 3	STAGE 1	STAGE 2	STAGE 3
Loans and advances - Customers	218,748	14,328	8,859	(1,000)	(907)	(3,737)
LOANS AND ADVANCES - CUSTOMERS PER STAGE - 31-12-2019
(Millions of euros)
	ACCOUNTING EXPOSURE			HEDGING
	STAGE 1	STAGE 2	STAGE 3	STAGE 1	STAGE 2	STAGE 3
Loans and advances - Customers	202,924	15,541	8,387	(574)	(708)	(3,416)

The breakdown of guarantees received in the approval of the Group's lending transactions is as follows:

GUARANTEES RECEIVED (*)
(Millions of euros)
	30-06-2020	31-12-2019
Value of collateral	344,900	345,596
Of which: Guarantees non-performing risks	13,275	12,630
(*) The value of the guarantee is the lower amount of the collateral and the loan value, except for non-performing loans, in which it is its fair value.

8. Financial assets CaixaBank Group | Interim financial information on 30 June 2020

The breakdown of changes in the gross book value is as follows:

CHANGES IN LOANS AND ADVANCES TO CUSTOMERS - 2020
(Millions of euros)
	TO STAGE 1:	TO STAGE 2:	TO STAGE 3:	TOTAL
Opening balance	202,924	15,541	8,387	226,852
Transfers	(743)	(286)	1,029	0
From stage 1:	(4,463)	4,082	381	0
From stage 2:	3,698	(4,640)	942	0
From stage 3:	22	272	(294)	0
New financial assets	37,015	468	260	37,743
Financial asset disposals (other than write-offs)	(20,448)	(1,395)	(384)	(22,227)
Write-offs			(433)	(433)
CLOSING BALANCE	218,748	14,328	8,859	241,935

The changes in allowances are as follows:

CHANGES IN IMPAIRMENT ALLOWANCES OF LOANS AND ADVANCES TO CUSTOMERS - 2020
(Millions of euros)
	TO STAGE 1:	TO STAGE 2:	TO STAGE 3:	TOTAL
Opening balance	574	708	3,416	4,698
Net allowances	426	199	596	1,221
From stage 1:	335	316	154	805
From stage 2:	(8)	(85)	389	296
From stage 3:	(5)	(53)	(27)	(85)
New financial assets	118	35	123	276
Disposals	(14)	(14)	(43)	(71)
Amounts used			(248)	(248)
Transfers and other			(27)	(27)
CLOSING BALANCE	1,000	907	3,737	5,644
Of which: Coverage due to the impact of COVID-19	461	301	393	1,155

Changes in the items derecognised from the balance sheet because recovery was deemed remote are summarised below. These financial assets are recognised under “Suspended assets” in memorandum accounts:

CHANGES IN WRITTEN-OFF ASSETS
(Millions of euros)
30-06-2020
OPENING BALANCE	13,911
Additions:	569
Disposals:	(195)
Cash recovery of principal	(102)
Due to expiry of the statute-of-limitations period, forgiveness or any other cause	(93)
CLOSING BALANCE	14,285

9. Assets and liabilities under the insurance business CaixaBank Group | Interim financial information on 30 June 2020

9. Assets and liabilities under the insurance business

The breakdown of the balances linked to the insurance business is as follows:

ASSETS AND LIABILITIES UNDER THE INSURANCE BUSINESS
(Millions of euros)
	30-06-2020		31-12-2019
	ASSETS	LIABILITIES	ASSETS	LIABILITIES
Financial assets under the insurance business	72,700		72,683
Financial assets held for trading	754		1,066
Debt securities	754		1,066
Financial assets designated at fair value through profit or loss *	12,193		12,150
Equity instruments	7,530		7,704
Debt securities	4,515		3,980
Loans and advances - Credit institutions	148		466
Available-for-sale financial assets	59,145		58,763
Debt securities	59,145		58,763
Loans and receivables	441		530
Debt securities	381		350
Loans and advances - Credit institutions	60		180
Assets under insurance and reinsurance contracts	167		174
Liabilities under the insurance business		70,769		70,807
Contracts designated at fair value through profit or loss		12,227		12,248
Liabilities under insurance contracts		58,542		58,559
Unearned premiums		9		4
Mathematical provisions		57,652		57,830
Claims		825		687
Bonuses and rebates		56		38
(*) Includes i) investments related to life insurance product operations when the investment risk is taken on by the policyholder, called Unit-Links, and ii) investments subject to the Flexible Immediate Life Annuity product, in which part of the commitments with policyholders are calculated in reference to the fair value of the corresponding assets, which is similar in nature to the Unit-Link operation.

The breakdown of the balances of this section is as follows:

BREAKDOWN OF AVAILABLE-FOR-SALE FINANCIAL ASSETS
(Millions of euros)
	30-06-2020	31-12-2019
Debt securities	59,145	58,763
Spanish government debt securities	49,829	49,977
Foreign government debt securities	5,911	5,732
Issued by credit institutions	2,800	2,629
Other foreign issuers	605	425
TOTAL	59,145	58,763

10. Derivatives - Hedge accounting (assets and liabilities) CaixaBank Group | Interim financial information on 30 June 2020

10. Derivatives - Hedge accounting (assets and liabilities)

The breakdown of the balances of these headings is as follows:

BREAKDOWN OF HEDGING DERIVATIVES
(Millions of euros)
	30-06-2020		31-12-2019
	ASSETS	LIABILITIES	ASSETS	LIABILITIES
Micro-hedge	16	19	58	80
Macro-hedge	314	91	2,064	313
TOTAL FAIR VALUE HEDGES	330	110	2,122	393
Micro-hedge	62	67	0	122
Macro-hedge	0	1	11	0
TOTAL CASH FLOW HEDGES	62	68	11	122
TOTAL	392	178	2,133	515

11. Investments in joint ventures and associates CaixaBank Group | Interim financial information on 30 June 2020

11. Investments in joint ventures and associates

Annexes 2 and 3 to the 2019 consolidated financial statements specify the investments in joint ventures and associate companies.

The changes in investments in joint ventures and associates in 2020 are as follows:

CHANGES IN INVESTMENTS - 2020
(Millions of euros)
	31-12-2019		ACQUISITIONS AND CAPITAL INCREASES	DISPOSALS AND CAPITAL DECREASES	MEASURED USING THE EQUITY METHOD	TRANSFERS AND OTHER	30-06-2020
	CARRYING AMOUNT (**)	STAKE%					CARRYING AMOUNT	STAKE%
UNDERLYING CURRENT AMOUNT	3,429				42	(61)	3,410
Erste Group Bank	1,470	9.92%			10	(2)	1,478	9.92%
Coral Homes	948	20.00%			(23)	(57)	868	20.00%
SegurCaixa Adeslas	695	49.92%			58	(1)	752	49.92%
Other	316				(3)	(1)	312
GOODWILL	362						362
SegurCaixa Adeslas	300						300
Other	62						62
IMPAIRMENT ALLOWANCES	(16)						(16)
Other	(16)						(16)
TOTAL ASSOCIATES	3,775				42	(61)	3,756

UNDERLYING CURRENT AMOUNT	167				(31)	37	173
Comercia Global Payments	122	49.00%			8		130	49.00%
Other	45				(39)	37	43
IMPAIRMENT ALLOWANCES	(1)						(1)
Other	(1)						(1)
TOTAL JOINT VENTURES	166				(31)	37	172

Allowances for impairment of associates and joint ventures

The Group has a methodology in place (described in Note 16 of the 2019 consolidated financial statements) for assessing recoverable amounts and potential impairment of its investments in associates and joint ventures.

The Group carries out, at least annually, a verification of the value of shares by updating the projected cash flows, with a sensitivity analysis on the most significant variables. At the closing date of the balance sheet, and considering the exceptional nature arising from the current economic environment (see Notes 1.6 and 3.1), an assessment of signs of impairment has been carried out on the most significant shares, contrasting certain indicators with external and internal sources, using the assessment methodology and hypotheses (discount rate and growth rate), consistent with those of 2019. If there was a sign significantly and persistently calling into questioning the fundamental indicators of these shares, the Group would estimate the recoverable value of the assets.

On 30 June 2020, there are no indications that call into question the recoverable amount of the investments that exceed the accounting value thereof.

12. Tangible assets CaixaBank Group | Interim financial information on 30 June 2020

12. Tangible assets

This heading in the accompanying condensed interim consolidated balance sheet includes the acquired properties held to earn rentals or for own use.

During the first six months of 2020, there has been no individually significant profit/loss from sales.

On 30 June 2020, the Group has no relevant commitments in terms of purchasing property, plant and equipment.

In addition, property, plant and equipment for own use are primarily allocated to the banking business cash-generating unit (CGU) (see Note 13).

13. Intangible assets CaixaBank Group | Interim financial information on 30 June 2020

13. Intangible assets

During the first six months of 2020, there were no significant changes under this heading.

As set out in Note 19 to the 2019 consolidated financial statements, the Group carries out, at least annually, a verification of the value of the fixed assets assigned to the CGU of the Banking Business and insurance business by updating the projected cash flows, with a sensitivity analysis on the most significant variables.

The projections are determined using assumptions based on the macroeconomic data applicable to the Group's activity, contrasted by means of renowned external sources and the entities' internal information. A summary of the ranges of assumptions used and the ranges of contrasting sensitivity are provided below:

ASSUMPTIONS USED AND BANKING BUSINESS CGU SENSITIVITY SCENARIOS
(Percentage)
	30-06-2020	31-12-2019	SENSITIVITY
Discount rate *	7.5%	7.5%	[-1.5%; + 1.5%]
Growth rate **	1.0%	1.0%	[-0.5%; + 0.5%]
Net interest income over average total assets (NII) ***	[1.21% - 1.60%]	[1.21% - 1.46%]	[-0.05%; + 0.05%]
Cost of risk (CoR)	[0.26% - 0.39%]	[0.26% - 0.36%]	[-0.1%; + 0.1%]
(*) Calculated on the yield for the German 10-year bond, plus a risk Premium.
(**) Corresponds to the normalised growth rate used to calculate the net carrying value.
(***) Net interest income over average total assets, reduced by persistence of low rates.
ASSUMPTIONS USED AND INSURANCE BUSINESS CGU SENSITIVITY SCENARIOS
(Percentage)
	30-06-2020	31-12-2019	SENSITIVITY
Discount rate	8.68%	8.68%	[-0.5%; + 0.5%]
Growth rate *	2.00%	2.00%	[-0.5%; + 0.5%]
(*) Corresponds to the normalised growth rate used to calculate the net carrying value

At the close of the period, the existing impairment tests were reviewed, taking into consideration the new information available, and, in particular, the exceptional nature of the current economic climate (see Notes 1.6 and 3.1). The existence of possible impairments was also assessed using sensitivity scenarios. As a result of this analysis, although some assumptions and certain expected future flows were modified as a result of the aforementioned exceptional circumstances, it was deemed that there was no need to perform any impairments. The effects on the estimates that take place as a result of new information available in the future will be reviewed prospectively and continually on future closing dates.

14. Other assets and other liabilities CaixaBank Group | Interim financial information on 30 June 2020

14. Other assets and other liabilities

The breakdown of these items in the balance sheet is as follows:

BREAKDOWN OF OTHER ASSETS AND OTHER LIABILITIES
(Millions of euros)
	30-06-2020	31-12-2019
Inventories	93	54
Other assets	2,560	2,928
Prepayments and accrued income	1,722	1,496
Ongoing transactions	131	271
Dividends on equity securities accrued and receivable	59	7
Other	648	1,154
TOTAL OTHER ASSETS	2,653	2,982
Prepayments and accrued income	1,071	1,143
Ongoing transactions	708	446
Other	181	573
TOTAL OTHER LIABILITIES	1,960	2,162

15. Non-current assets and disposal groups classified as held for sale CaixaBank Group | Interim financial information on 30 June 2020

15. Non-current assets and disposal groups classified as held for sale

The income from sales of "Non-current assets and disposal groups classified as held for sale" during the first six months of 2020 does not include operations that are individually significant.

On 30 June 2020, an analysis was conducted on the appraisal of properties, considering the macro environment derived from COVID-19 (see Note 3.1). As a result of this, certain insignificant impairment adjustments were made.

16. Financial liabilities CaixaBank Group | Interim financial information on 30 June 2020

16. Financial liabilities

The issuances performed in the first six months of 2020 are included below:

ISSUANCES CARRIED OUT BETWEEN JANUARY AND JUNE 2020
(Millions of euros)
ISSUANCE	AMOUNT	MATURITY	Cost*
Senior preferred debt	1,000	5 years	0.434% (mid-swap + 0.58%)
(*) Meaning the yield on the issuance

On 10 July 2020, CaixaBank issued a COVID-190 Social Bond of EUR 1,000 million in preferred senior debt over 6 years, with annual returns of 0.935%, equivalent to a mid-swap + 117 basis points.

17. Provisions CaixaBank Group | Interim financial information on 30 June 2020

17. Provisions

Note 23 of the 2019 consolidated annual accounts details the nature of the provisions recorded. The breakdown of the changes of the balance under this heading is as follows:

MOVEMENT OF PROVISIONS
(Millions of euros)
	PENSIONS AND OTHER POST- EMPLOYMENT DEFINED BENEFIT OBLIGATIONS	OTHER LONG-TERM EMPLOYEE BENEFITS	PENDING LEGAL ISSUES AND TAX LITIGATION		COMMITMENTS AND GUARANTEES GIVEN		OTHER PROVISIONS
			LEGAL CONTIN-GENCIES	PROVISIONS FOR TAXES	CONTIN-GENT RISKS	CONTINGENT COMMIT- MENTS
BALANCE AT 31-12-2019	521	1,710	394	282	158	62	497
With a charge to the statement of profit or loss		109	30	(1)	(33)	13	37
Provision		112	55	10	6	46	60
Reversal		(4)	(25)	(11)	(39)	(33)	(23)
Personnel expenses		1
Actuarial (gains)/losses	27
Amounts used	(9)	(261)	(69)	(1)			(55)
Transfers and other	(18)	(4)			6	(1)	(38)
BALANCE AT 30-06-2020	521	1,554	355	280	131	74	441

On 31 January 2020, a Labour Agreement on Incentivised Voluntary Terminations was reached, subscribed to by a total of 227 employees born in and before 1962, who work in Barcelona and Teruel, for a cost of EUR 109 million.

Provisions for pensions and similar obligations – Defined benefit post-employment plans

The assumptions used in the calculations referring to businesses in Spain are as follows:

ACTUARIAL ASSUMPTIONS IN SPAIN
	30-06-2020	31-12-2019
Discount rate (1)	0.79%	0.98%
Mortality tables	PERM-F/2000 - P	PERM-F/2000 - P
Annual pension review rate (2)	0% - 2%	0% - 2%
CPI annual cumulative (3)	1.57%	1.90%
Annual salary increase rate	CPI+0.5%	CPI+0.5%
(1) Using a rate curve based on high-rated corporate bonds, with the same currency and terms as the commitments assumed. Rate based on the weighted average period of the commitments classified as post-employment obligations.
(2) Depending on each obligation.
(3) Using the Spanish zero coupon inflation curve. Rate based on the weighted average period of the commitments classified as post-employment obligations.

17. Provisions CaixaBank Group | Interim financial information on 30 June 2020

The assumptions used in the calculations regarding BPI's business in Portugal are as follows:

ACTUARIAL ASSUMPTION IN PORTUGAL
	30-06-2020	31-12-2019
Discount rate (1)	1.43%	1.34%
Mortality tables for males	TV 88/90	TV 88/90
Mortality tables for females	TV 88/90 – 3 years	TV 88/90 – 3 years
Annual pension review rate	0.40%	0.40%
Annual salary increase rate	[0.9 - 1.9]%	[0.9 - 1.9]%
(1) Rate obtained by using a rate curve based on high-rated corporate bonds, with the same currency and terms as the commitments assumed.

Reference rate for mortgages in Spain

In relation to the reference rate for mortgages in Spain, a preliminary ruling has been submitted to the Court of Justice of the European Union (CJEU) that challenges the validity of the mortgage loan contracts subject to the official reference rate – called IRPH (Spanish reference rate for mortgages) – due to an alleged lack of transparency.

The legal matter of the debate is the transparency test based on article 4.2 of Directive 93/13, in cases when the borrower is a consumer. Given that the IRPH is the price of the contract and it is included in the definition of the main purpose of the contract, it must be written using clear and understandable language to enable the consumer to use clear and comprehensible criteria to assess the economic consequences on them deriving from the contract.

The aforementioned preliminary ruling was made by a Magistrates Court several months after the Spanish High Court passed its judgment declaring that these contracts were valid, on 14 December 2017.

Following the criterion laid down by the advocate general in his conclusions of 10 September 2019, the Court of Justice of the European Union gave its judgment, on 3 March 2020, confirming that the IRPH reference rate is not extortionate, and establishing the following guidelines to determine the fulfilment of the transparency demands of the clause that sets the IRPH – a matter that must be settled in each specific case brought to trial – and which must be taken into account by national judges: i) it shall be formally and grammatically understandable, ii) it shall allow an average consumer – usually informed and reasonably attentive and perceptive – to be able to understand the specific operation of the calculation method of the aforementioned interest rate and to assess the economic consequences of the same on payment obligations.

With regard to previous requirements, the CJEU deems especially pertinent for the assessment that the national judge must make, the fact that the main elements regarding the calculation of the aforementioned index are easily accessible, given that it is an official index included in the Bank of Spain transparency circular, published in turn in the Official State Gazette and, on the other hand, the supply of information on the past evolution of the index during the two calendar years prior to the execution of the contract and on the last available value.

Similarly, the TJUE determines the consequences of a possible statement on the lack of transparency on marketing. If, in a particular case, a judge considered that there was no transparency and that the consumer would suffer damages from the cancellation of the contract, the judge must first consider that which is agreed between the parties as a replacement index and, otherwise, a "supplementary legal” index “(the CJEU references, for these purposes, the IRPH Entidades (Companies) index considered in the fifteenth additional provision of Act 14/2013, of 27 September 2013).

On 30 June 2020, the total amount of mortgages up to date with payments tied to the IRPH index, held by individuals, is approximately EUR 5,678 million (the majority with consumers, but not all). The Group does not hold provisions for this item.

17. Provisions CaixaBank Group | Interim financial information on 30 June 2020

Litigation linked to consumer credit contracts (revolving cards) through the application of the Usury Repression Act of 1908, as a result of the Spanish High Court Judgment dated 04.03.2020

The Spanish High Court has recently given a sector-relevant judgment on the contracts of revolving cards and/or deferred-payment cards. The resolution determines i) that revolving cads are market-specific within credit facilities, ii) that the Bank of Spain publishes a specific benchmark interest rate for this product in its Statistical Bulletin, which is the one that must be used as a reference to determine which is the 'normal interest rate', iii) that 'the average interest rate of credit transactions on credit and revolving cards from the Bank of Spain statistics (...) was somewhat higher than 20%' and iv) that an APR like that analysed in the specific case, between 26.82% and 27.24%, is 'notably disproportionate', which entails the contract becoming null and void and the interests paid being refunded. This judgment, unlike the previous one on this subject matter where the supra duplum rule was used to define the disproportionate price – i.e. exceeding twice the ordinary average interest – does not, on this occasion, provide specific criteria or accuracy to determine with legal certainty the amount of excess or difference between the “normal interest rate” that can entail the invalidity of the contract. This circumstance is likely to bring about a significant number of lawsuits and a diverse series of judicial criteria, the specific effects of which cannot be currently determined, and which will be subject to specific monitoring and management.

In accordance with the best information available up to now, the heading "Other Provisions" includes an estimate of the current obligations that may arise from judicial proceedings, included those relating to revolving cards and/or those with deferred payments, the occurrence of which is deemed to be likely.

In any case, any disbursements that may ultimately be necessary will depend on the specific terms of the judgments which the Group must face, and/or the number of claims that are brought, among others. Given the nature of these obligations, the expected timing of outflows of funds embodying economic benefits, should they arise, is uncertain.

The Group also deems that any responsibility arising from these proceedings will not, as a whole, have a material adverse effect on the Group's businesses, financial position or the results of its operations.

18. Equity CaixaBank Group | Interim financial information on 30 June 2020

18. Equity

Share capital

Selected information on the figures and type of share capital figures is presented below:

INFORMATION ABOUT SHARE CAPITAL
	30-06-2020	31-12-2019
Number of fully subscribed and paid up shares (units) (1)	5,981,438,031	5,981,438,031
Par value per share (euros)	1	1
Closing price at year-end (euros)	1.901	2,798
Market cap at year end, excluding treasury shares (million euros) (2)	11,360	16,797
(1) All shares have been recognised by book entries and provide the same rights.
(2) CaixaBank’s shares are traded on the continuous electronic trading system, forming part of the Ibex-35.

Treasury shares

The breakdown of the changes of the balance under this heading is as follows:

CHANGES IN TREASURY SHARES - 2020
(Millions of euros)
	31-12-2019	ACQUISITION AND OTHER	DISPOSAL AND OTHER	30-06-2020
Number of treasury shares	3,121,578	3,037,319	(2,084,227)	4,074,670
% of share capital	0.052%	0.051%	(0.035%)	0.068%
Cost / Sale	10	8	(6)	12

The main changes in Accumulated other comprehensive income are specified in the Statement of other comprehensive income.

19. Tax situation CaixaBank Group | Interim financial information on 30 June 2020

19. Tax position

The consolidated tax group for Corporation Tax includes CaixaBank, as the parent, and subsidiaries include Spanish companies in the commercial group that comply with the requirements for inclusion under regulations, including the ”la Caixa” Banking Foundation and CriteriaCaixa. The other companies in the commercial group file taxes in accordance with applicable tax legislation.

Similarly, CaixaBank and some of its subsidiaries have belonged to a consolidated tax group for value added tax (VAT) since 2008, the parent company of which is CaixaBank.

The changes in the balance of these headings is as follows:

CHANGES IN DEFERRED TAX ASSETS - 2020
(Millions of euros)
	31-12-2019	REGULARISATIONS	ADDITIONS DUE TO CHANGES IN THE PERIOD	DISPOSALS DUE TO CHANGES IN THE PERIOD	30-06-2020
Pension plan contributions	575		3	(2)	576
Allowances for credit losses	4,114			(19)	4,095
Allowances for credit losses (IFRS 9)	53			(26)	27
Early retirement obligations	10			(3)	7
Provision for foreclosed property	942		5		947
Origination fees for loans and receivables	5				5
Unused tax credits	910			(26)	884
Tax loss carryforwards	1,648		6		1,654
Assets measured at fair value through equity	96			(12)	84
Other deferred tax assets arising on business combinations	92			(32)	60
Other *	1,391		245	(142)	1,494
TOTAL	9,836	0	259	(262)	9,833

Of which: monetisable	5,641				5,625
(*) Includes, inter alia, eliminations from intra-group operations and those corresponding to different provisions, and other adjustments due to differences between accounting and tax rules.
CHANGES IN DEFERRED TAX LIABILITIES - 2020
(Millions of euros)
	31-12-2019	REGULARISATIONS	ADDITIONS DUE TO CHANGES IN THE PERIOD	DISPOSALS DUE TO CHANGES IN THE PERIOD	30-06-2020
Revaluation of property on first-time application of IFRS	202			(1)	201
Assets measured at fair value through equity	212			(1)	211
Intangible assets generated in business combinations	13				13
Mathematical provisions	204				204
Other deferred tax liabilities arising on business combinations	201			(30)	171
Other	226		2	(33)	195
TOTAL	1,058	0	2	(65)	995

19. Tax situation CaixaBank Group | Interim financial information on 30 June 2020

The Group does not have any significant unrecognised deferred tax assets.

In collaboration with an independent expert, the Group assesses the recoverable amount of its deferred tax assets recognised in the balance sheet, consistent with the exercises of verifying the value of assets subscribed to the CGU of the banking business and the insurance business (see Note 13). On 30 June 2020, this analysis supported the recoverability of tax assets prior to their legal prescription, estimating that recognised deferred tax assets arising from credits from negative tax bases, deductions and non-monetisable timing differences corresponding to Spanish jurisdiction, will have recovered in a maximum period of 16 years.

20. Related party transactions CaixaBank Group | Interim financial information on 30 June 2020

20. Related party transactions

The table below shows the most significant balances between CaixaBank and subsidiaries, joint ventures and associates, and with CaixaBank Directors, Senior Management and other related parties (relatives and companies with links to "key management personnel") and those with other related parties, as well as with the employee pension plan: Details are also provided of the amounts recognised in the statement of profit or loss from transactions carried out. All transactions between related parties form part of the ordinary course of business and are carried out under normal market conditions.

RELATED PARTY BALANCES AND OPERATIONS
(Millions of euros)
	SIGNIFICANT SHAREHOLDER (1)		ASSOCIATES AND JOINT VENTURES		DIRECTORS AND SENIOR MANAGEMENT (2)		OTHER RELATED PARTIES (3)		EMPLOYEE PENSION PLAN
	30-06-2020	31-12-2019	30-06-2020	31-12-2019	30-06-2020	31-12-2019	30-06-2020	31-12-2019	30-06-2020	31-12-2019
ASSETS
Loans and advances to credit institutions			28	28
Loans and advances	23	26	463	462	7	7	19	10
Mortgage loans	23	25			7	7	9	10
Other		1	463	462			10
Of which: valuation adjustments			(2)	(2)
Debt securities	1	8
TOTAL	24	34	491	490	7	7	19	10
LIABILITIES
Customer deposits	263	165	710	720	22	29	35	58	88	36
TOTAL	263	165	710	720	22	29	35	58	88	36
PROFIT OR LOSS
Interest income		1	6	7
Interest expense
Fee and commission income		1	115	205
Fee and commission expenses			(6)	(13)
TOTAL		2	115	199
OTHER
Contingent liabilities	1	1	30	56
Contingent commitments			458	443	3	2	3	4
Assets under management (AUMs) and assets under custody (4)	11,419	14,879	1,562	1,571	179	224	306	430	1,388	1,388

(1) “Significant shareholder” refers to any shareholder that is the parent of or has joint control of or significant influence over the Group, the latter term as defined in IAS 28, irrespective of its economic rights. Along these lines they solely refer to balances and operations made with ”la Caixa” Banking Foundation, CriteriaCaixa and its subsidiaries. At 30 June 2019 and 31 December 2018, CriteriaCaixa's stake in CaixaBank stands at 40%.
(2) Directors and Senior Management of CaixaBank.
(3) Family members and entities related to members of the Board of Directors and Senior Management of CaixaBank.
(4) Includes collective investment institutions, insurance contracts, pension funds and securities depositary.

21. Segment information CaixaBank Group | Interim financial information on 30 June 2020

21. Segment information

The objective of business segment reporting is to allow internal supervision and management of the Group’s activity and profits. The information is broken down into several lines of business according to the Group’s organisation and structure. The segments are defined and segregated taking into account the inherent risks and management characteristics of each one, based on the basic business units which have accounting and management figures.

The following is applied to create them: i) the same presentation principles are applied as those used in Group management information, and ii) the same accounting principles and policies as those used to prepare the financial statements.

As a result, the Group is made up of the following business segments:

Banking and insurance: shows earnings from the Group's banking, insurance and asset management activity mainly in Spain, as well as liquidity management, ALCO, income from financing the other businesses and the Group-wide corporate centre. It also includes the business acquired by CaixaBank from BPI during 2018 (insurance, asset management and cards) as well as the non-core real estate business (with the exception of Coral Homes) after the sale of 80% of this business in 2018.

The insurance and banking business is presented in a unified way consistent with the joint business and risk management, since it is a comprehensive business model within a regulatory framework that shares similar monitoring and accounting objectives. The Group markets insurance products, in addition to the other financial products, through its business network with the same client base, because the majority of the insurance products offer savings alternatives (life-savings and pensions) to the banking products (savings and investment funds).

Equity investments: This line of business essentially shows earnings on dividends and/or equity-accounted profits from the stakes, as well as the Trading income, held in Erste Group Bank, Telefónica, BFA, BCI and Coral Homes (since 1 January 2019). Similarly, it includes the significant impacts on income of other relevant stakes acquired in various sectors.

BPI: covers the income from BPI's domestic banking business. The income statement shows the reversal of the fair value adjustments of the assets and liabilities resulting from the business combination and excludes the results and balance sheet figures associated with the assets of BPI assigned to the equity investments business (essentially BFA and BCI).

The operating expenses of these business segments include both direct and indirect costs, which are assigned according to internal distribution methods.

In 2020, the allocation of capital to the investment businesses has been adapted to the Group's new capital corporate objective of maintaining a fully-loaded Common Equity Tier 1 (CET1) ratio of 11.5% (12% in 2019), taking into account both the 11.5% consumption of capital for risk-weighted assets and any applicable deductions.

The allocation of capital to BPI is at sub-consolidated level, i.e. taking into account the subsidiary's own funds. The capital consumed in BPI by the investees allocated to the investment business is allocated consistently to this business.

The difference between the Group’s total shareholders' equity and the capital assigned to the other businesses is attributed to the banking and insurance business, which includes the Group’s corporate centre.

The performance of the Group by business segment is shown below:

21. Segment information CaixaBank Group | Interim financial information on 30 June 2020
CONSOLIDATED STATEMENT OF PROFIT OR LOSS OF CAIXABANK GROUP - BY BUSINESS SEGMENT

(Millions of euros)
	BANKING AND INSURANCE BUSINESS				INVESTMENTS		BPI			CAIXABANK GROUP
	JANUARY-JUNE				JANUARY-JUNE		JANUARY-JUNE			JANUARY-JUNE
	2020		2019		2020	2019	2020	2019		2020	2019
		OF WHICH: INSURANCE ACTIVITY		OF WHICH: INSURANCE ACTIVITY
NET INTEREST INCOME	2,255	170	2,350	156	(47)	(72)	217	200		2,425	2,478
Dividend income and share of profit/(loss) of entities accounted for using the equity method *	85	74	107	83	97	252	9	11		191	370
Net fee and commission income	1,148	(46)	1,121	(39)		0	118	127		1,266	1,248
Gains/(losses) on financial assets and liabilities and others	160	2	205	57	(6)	50	(12)	6		142	261
Income and expenses under insurance and reinsurance contracts	292	292	264	264		0		0		292	264
Other operating income and expense	(179)	1	(158)	2		0	(20)	(18)		(199)	(176)
GROSS INCOME	3,761	493	3,889	523	44	230	312	326		4,117	4,445
Administrative expenses	(1,875)	(55)	(2,925)	(51)	(2)	(2)	(196)	(199)		(2,073)	(3,126)
Depreciation and amortisation	(243)	(11)	(227)	(10)		0	(29)	(33)		(272)	(260)
PRE-IMPAIRMENT INCOME	1,643	427	737	462	42	228	87	94	0	1,772	1,059
Impairment losses on financial assets and other provisions	(1,498)		(334)	0		0	(21)	39		(1,519)	(295)
NET OPERATING INCOME/(LOSS)	145	427	403	462	42	228	66	133		253	764
Gains/(losses) on disposal of assets and others	(50)		(40)	0		0	1	2		(49)	(38)
PROFIT/(LOSS) BEFORE TAX FROM CONTINUING OPERATIONS	95	427	363	462	42	228	67	135	0	204	726
Income tax	9	(106)	(68)	(111)	12	1	(22)	(37)		(1)	(104)
PROFIT/(LOSS) AFTER TAX FROM CONTINUING OPERATIONS	104	321	295	351	54	229	45	98	0	203	622
Profit/(loss) attributable to minority interests	(2)		0			0	0	0		(2)	0
PROFIT/(LOSS) ATTRIBUTABLE TO THE GROUP	106	321	295	351	54	229	45	98	0	205	622
Total assets	404,867	76,383	369,806	74,342	3,890	4,919	36,815	31,182		445,572	405,907
(*) Insurance business includes the contribution of the stake in SegurCaixa Adeslas.

21. Segment information CaixaBank Group | Interim financial information on 30 June 2020

The banking and insurance businesses have an integrated Banking-Insurance management model. Under a regulatory framework with similar accounting and supervision objectives, sales and risks are managed jointly, as the model is integrated. The results of the Banking-Insurance business are presented as a single business segment in the segment reporting because of this integrated Banking-Insurance management model.

The income of the Group by segment, geographical area and distribution of ordinary income is as follows:

DISTRIBUTION OF INTEREST AND SIMILAR INCOME BY GEOGRAPHICAL AREA
(Millions of euros)
	JANUARY-JUNE
	CAIXABANK		CAIXABANK GROUP
	2020	2019	2020	2019
Domestic market	1,923	2,099	3,072	3,276
International market	33	18	266	249
European Union	30	16	263	247
Eurozone	9	3	242	234
Non-eurozone	21	13	21	13
Other	3	2	3	2
TOTAL	1,956	2,117	3,338	3,525
DISTRIBUTION OF ORDINARY INCOME *
(Millions of euros)
	JANUARY-JUNE
	ORDINARY INCOME FROM CUSTOMERS		ORDINARY INCOME BETWEEN SEGMENTS		TOTAL ORDINARY INCOME
	2020	2019	2020	2019	2020	2019
Banking and insurance	5,669	5,812	53	70	5,722	5,882
Spain	5,575	5,734	53	70	5,628	5,804
Other countries	94	78			94	78
Equity Investments	91	300		0	91	300
Spain	28	104			28	104
Other countries	63	196			63	196
BPI	355	370	20	31	375	401
Portugal/Spain	351	366	20	31	371	397
Other countries	4	4			4	4
Ordinary adjustments and eliminations between segments			(73)	(101)	(73)	(101)
TOTAL	6,115	6,482	0	0	6,115	6,482
(*)	Corresponding to the following items in the Group's public statement of profit or loss.
1. Interest income
2. Dividend income
3. Share of profit/(loss) of entities accounted for using the equity method
4. Fee and commission income
5. Gains/(losses) on derecognition of financial assets and liabilities not measured at fair value through profit or loss, net
6. Gains/(losses) on financial assets and liabilities held for trading, net
7. Gains/(losses) on assets not designated for trading compulsorily measured at fair value through profit or loss, net
8. Gains/(losses) on financial assets and liabilities designated at fair value through profit or loss, net
9. Gains/(losses) from hedge accounting, net
10. Other operating income
11. Income from assets under insurance and reinsurance contracts

Condensed interim consolidated financial statements CaixaBank Group | Interim financial information on 30 June 2020

22. Average workforce and number of branches

For the six-month periods ending on 30 June 2020 and 2019, the distribution of the average workforce between men and women was facilitated.

AVERAGE NUMBER OF EMPLOYEES (*)
(Number of employees)
	30-06-2020		30-06-2019
	CAIXABANK	CAIXABANK GROUP	CAIXABANK	CAIXABANK GROUP
Male	12,317	16,225	13,620	17,439
Female	15,183	19,448	15,875	20,071
TOTAL	27,500	35,673	29,495	37,510
(*) On 30 June 2020, there were 347 employees with a degree of disability of 33% or higher (355 employees on 30 June 2019).

The branches of the Group are specified below:

BRANCHES OF THE GROUP
(No. of branches)
	30-06-2020	30-06-2019
Spain	4,012	4,430
Abroad	455	493
TOTAL	4,467	4,923

23. Guarantees and contingent commitments given CaixaBank Group | Interim financial information on 30 June 2020

23. Guarantees and contingent commitments given

The breakdown of the balance of this heading in the accompanying condensed interim consolidated balance sheet is as follows:

BREAKDOWN OF EXPOSURE AND HEDGING ON GUARANTEES AND CONTINGENT COMMITMENTS AT 30-06-2020
(Millions of euros)
	OFF-BALANCE-SHEET EXPOSURE			PROVISIONS
	STAGE 1	STAGE 2	STAGE 3	STAGE 1	STAGE 2	STAGE 3
Financial guarantees given	5,896	219	172	(7)	(5)	(52)
Loan commitments given	73,916	2,031	280	(56)	(5)	(13)
Other commitments given	18,826	467	175	(11)	(8)	(48)
BREAKDOWN OF EXPOSURE AND HEDGING ON GUARANTEES AND CONTINGENT COMMITMENTS AT 31-12-2019
(Millions of euros)
	OFF-BALANCE-SHEET EXPOSURE			PROVISIONS
	STAGE 1	STAGE 2	STAGE 3	STAGE 1	STAGE 2	STAGE 3
Financial guarantees given	5,574	190	218	(7)	(4)	(77)
Loan commitments given	68,702	2,216	214	(27)	(4)	(31)
Other commitments given	20,577	473	176	(12)	(8)	(50)

The provisions relating to contingent liabilities and commitments are recognised under “Provisions” in the accompanying consolidated balance sheet (see Note 17).

24. Information on the fair value CaixaBank Group | Interim financial information on 30 June 2020

24. Information on the fair value

Note 40 of the Group's consolidated annual accounts for 2019 describes the classification criteria by levels, according to the methodology used to obtain their fair value. In this regard, there were no significant changes in the first six months of 2020 with respect to those described in the consolidated annual accounts for the previous year. The breakdown of financial assets and liabilities held by the Group according to the calculation method are as follows:

FAIR VALUE OF FINANCIAL ASSETS
(Millions of euros)
	30-06-2020					31-12-2019
	CARRYING AMOUNT	FAIR VALUE				CARRYING AMOUNT	FAIR VALUE
		TOTAL	LEVEL 1	LEVEL 2	LEVEL 3		TOTAL	LEVEL 1	LEVEL 2	LEVEL 3
Financial assets held for trading	7,774	7,774	1,286	6,454	34	7,370	7,370	1,189	6,169	12
Derivatives	6,508	6,508	22	6,454	32	6,194	6,194	27	6,167
Equity instruments	309	309	309			457	457	457
Debt securities	957	957	955		2	719	719	705	2	12
Financial assets not designated for trading compulsorily measured at fair value through profit or loss	381	381	52	2	327	427	427	54	59	314
Equity instruments	184	184	52	2	130	198	198	54	2	142
Debt securities	54	54			54	63	63		57	6
Loans and advances	143	143			143	166	166			166
Financial assets designated at fair value through profit or loss						1	1	1
Financial assets at fair value with changes in other comprehensive income	20,745	20,745	19,985	155	605	18,371	18,371	17,414	168	789
Equity instruments	1,706	1,706	1,105	1	600	2,407	2,407	1,617	1	789
Debt securities	19,039	19,039	18,880	154	5	15,964	15,964	15,797	167
Financial assets at amortised cost	269,430	290,071	17,438	3,980	268,653	244,702	264,355	11,593	1,968	250,794
Debt securities	26,030	26,453	17,419	2,202	6,832	17,389	17,878	11,593	1,968	4,317
Loans and advances	243,400	263,618	19	1,778	261,821	227,313	246,477			246,477
Assets under the insurance business	72,533	72,533	72,121	88	324	72,509	72,509	71,926		583
Financial assets held for trading	754	754	754			1,066	1,066	1,066
Debt securities	754	754	754			1,066	1,066	1,066
Financial assets designated at fair value through profit or loss	12,193	12,193	12,162	31		12,150	12,150	12,150
Equity instruments	7,530	7,530	7,530			7,704	7,704	7,704
Debt securities	4,515	4,515	4,484	31		3,980	3,980	3,980
Loans and advances	148	148	148			466	466	466
Available-for-sale financial assets	59,145	59,145	59,097		48	58,763	58,763	58,710		53
Debt securities	59,145	59,145	59,097		48	58,763	58,763	58,710		53
Loans and receivables	441	441	108	57	276	530	530			530
Debt securities	381	381	84	57	240	350	350			350
Loans and advances	60	60	24		36	180	180			180

24. Information on the fair value CaixaBank Group | Interim financial information on 30 June 2020
FAIR VALUE OF FINANCIAL LIABILITIES
(Millions of euros)
	30-06-2020					31-12-2019
	CARRYING AMOUNT	FAIR VALUE				CARRYING AMOUNT	FAIR VALUE
		TOTAL	LEVEL 1	LEVEL 2	LEVEL 3		TOTAL	LEVEL 1	LEVEL 2	LEVEL 3
Financial liabilities held for trading	2,191	2,191	666	1,498	27	2,338	2,338	505	1,833
Derivatives	1,589	1,589	64	1,498	27	1,867	1,867	34	1,833
Short positions	602	602	602			471	471	471
Financial liabilities designated at fair value through profit or loss						1	1	1
Financial liabilities at amortised cost	339,710	343,321	31,835	4,467	307,019	283,975	286,577	31,589		254,988
Deposits	296,513	299,055		4,467	294,588	241,735	242,664			242,664
Debt securities issued	34,291	35,605	31,835		3,770	33,648	35,321	31,589		3,732
Other financial liabilities	8,906	8,661			8,661	8,592	8,592			8,592
Derivatives - Hedge accounting	178	178		178		515	515		515
Liabilities under the insurance business	12,227	12,227	12,227			12,248	12,248	12,248
Contracts designated at fair value through profit or loss	12,227	12,227	12,227			12,248	12,248	12,248

24. Information on the fair value CaixaBank Group | Interim financial information on 30 June 2020

The change that took place in the Level 3 balance, on instruments recognised at fair value, is detailed below:

CHANGES IN LEVEL 3 OF FINANCIAL INSTRUMENTS AT FAIR VALUE - 30-06-2020
(Millions of euros)
	FA NOT DESIGNATED FOR TRADING *		FA AT FV W/ CHANGES IN OTHER COMPREHENSIVE INCOME		ASSETS ATTACHED TO THE INSURANCE BUSINESS
	DEBT SEC.	EQUITY INSTRUMENTS	DEBT SEC.	EQUITY INSTRUMENTS	AVAILABLE-FOR-SALE FA - DEBT SEC.
OPENING BALANCE	6	142		789	53
Reclassifications to other levels	57		5
Total gains/(losses)	(9)	(12)		(59)
To reserves	(9)			(29)
In the statement of profit or loss		(12)
To equity valuation adjustments				(30)
Acquisitions				2
Settlements and other				(132)	(5)
BALANCE AT 30-06-2020	54	130	5	600	48

FA: Financial assets; DEBT SEC.: Debt securities; FV: Fair value
(*) Compulsorily measured at fair value through profit or loss.

The following table shows the fair value at the end of the year, differentiating between assets with cash flows that would solely represent payments of principal and interest (SPPI) in accordance with IFRS 9, and those managed by their fair value (non-SPPI):

FAIR VALUE AT 30-06-2020
(Millions of euros)
	SPPI*	NON-SPPI *	TOTAL
Financial assets not held for trading and not managed by their fair value	59,145	0	59,145
Financial assets held for trading or managed by their fair value	Not applicable	Not applicable
AMOUNT OF THE CHANGE IN FAIR VALUE DURING 2020
(Millions of euros)
	SPPI*	NON-SPPI *	TOTAL
Financial assets not held for trading and not managed by their fair value	382	0	382
Financial assets held for trading or managed by their fair value	Not applicable	Not applicable

(*) The insurance companies use a combination of financial instruments in the financial immunisation strategies to cover the risks to which their activities are exposed. For these purposes, in the investment operations of the Group's insurance business, different fixed-income securities include financial swaps which, in accordance with the sector practice and the applicable monitoring criteria, are recognised jointly, whether it is in "Available-for-sale financial assets" or in the amortised cost portfolio, and the fair value is shown in the top table.

These financial swaps individually assessed only taking into account their legal form will not pass the SPPI test considered in IFRS 9. Following on from this, within the framework of the project to implement IFRS 9 which is ongoing in the insurance companies, the Group has analysed the different accounting alternatives considered in the regulatory framework (including hedge accounting) jointly with the main changes that will be introduced by IFRS 17 Insurance Contracts in the assessment of technical provisions; the ultimate aim of all the foregoing is to avoid asymmetries in the income statement and assets of the Group.

As regards the fixed-income instruments, the insurance companies have not estimated as 'material' the expected loss which, in the first adoption of IFRS 9, would be recorded under reserves.

25. Mortgage market law CaixaBank Group | Interim financial information on 30 June 2020

25. Disclosures required under the Mortgage Market Law

In accordance with regulations governing the mortgage market, issuers of mortgage covered bonds are required to disclose relevant information regarding their issuances. Consequently, CaixaBank, SA presents the following information regarding its total mortgage covered bond issuances:

Information on support and privileges available to holders of mortgage covered bonds issued by the Group

CaixaBank is the only Group entity that issues mortgage covered bonds in Spain.

Mortgage covered bonds are securities in which the principal and interest are especially secured, with no need for registration, by mortgages on all the bonds registered in favour of the Entity, without prejudice to liability of the Entity’s assets.

The securities include credit rights for holders vis-à-vis the Entity, guaranteed as stated in the preceding paragraphs, and entail execution to claim payment for the issuer after they mature. The holders of these securities are considered to be creditors with special preference, as stipulated in section 3 of Article 1,923 of the Civil Code, vis-à-vis any other creditor, in relation to the total mortgage credits and loans registered in favour of the issuer. All holders of bonds, irrespective of their date of issue, have the same seniority over the loans and credits which guarantee the bonds.

The members of the Board of Directors certify that CaixaBank has express policies and procedures in place covering all activities carried out within the scope of its mortgage market issuances, and that they guarantee strict compliance with the mortgage market regulations applicable to such activities. These policies and procedures cover issues such as:

■	Relationship between the sum of loans and credits and the appraisal value of the mortgaged asset.
■	Relationship between the debt and the borrower's income, and verification of the information provided by the borrower and its solvency.
■	Prevention of mismatches between flows from the hedging portfolio and those arising from payments owed on issued securities.
■	Proper procedures for the selection of appraisers.

25. Mortgage market law CaixaBank Group | Interim financial information on 30 June 2020

Information concerning mortgage market issuances

The table below shows the nominal value of the mortgage covered bonds, mortgage participations and mortgage transfer certificates issued by CaixaBank and outstanding:

MORTGAGE MARKET ISSUES
(Millions of euros)
	30-06-2020	31-12-2019
Mortgage covered bonds issued in public offers (debt securities)	0	0
Mortgage covered bonds not issued in public offers (debt securities)	46,963	46,960
Residual maturity up to 1 year	3,850	1,175
Residual maturity between 1 and 2 years	7,750	7,425
Residual maturity between 2 and 3 years	6,890	7,390
Residual maturity between 3 and 5 years	11,650	9,650
Residual maturity between 5 and 10 years	14,835	19,333
Residual maturity over 10 years	1,988	1,987
Deposits	2,520	2,899
Residual maturity up to 1 year	675	379
Residual maturity between 1 and 2 years	250	675
Residual maturity between 2 and 3 years	167	417
Residual maturity between 3 and 5 years	428	300
Residual maturity between 5 and 10 years	550	678
Residual maturity over 10 years	450	450
TOTAL MORTGAGE COVERED BONDS	49,483	49,859
Of which: recognised under liabilities	17,129	17,506
Mortgage participations issued in public offers
Mortgage participations not issued in public offers (*)	4,289	4,572
TOTAL MORTGAGE PARTICIPATIONS	4,289	4,572
Mortgage transfer certificates issued in public offers
Mortgage transfer certificates not issued in public offers (**)	18,641	19,452
TOTAL MORTGAGE TRANSFER CERTIFICATES	18,641	19,452
(*) The average maturity considered at 30 June 2020 is 133 months (136 months at 31 December 2019).
(**) The average maturity considered at 30 June 2020 is 174 months (181 months at 31 December 2019).

Information on mortgage loans and credits

The nominal amount of all CaixaBank’s mortgage loans and credits as well as those which are eligible, pursuant to applicable regulations, for the purposes calculating the mortgage covered bonds issuance limit, is as follows:

MORTGAGE LOANS. ELIGIBILITY AND ACCOUNTABILITY IN RELATION TO THE MORTGAGE MARKET
(Millions of euros)
	30-06-2020	31-12-2019
Total loans	107,979	110,564
Mortgage participations issued	4,290	4,572
Of which: On balance sheet loans	4,289	4,572
Mortgage transfer certificates issued	18,643	19,455
Of which: On balance sheet loans	18,641	19,452
Loans backing mortgage bonds issuances and covered bond issuances	85,046	86,537
Non-eligible loans	21,411	20,825
Meet eligibility requirements, except for limits established in article 5.1. of Royal Decree 716/2009 of 24 April	7,153	7,793
Other	14,258	13,032
Eligible loans	63,635	65,712
Non-computable amounts	87	97
Computable amounts	63,548	65,615

25. Mortgage market law CaixaBank Group | Interim financial information on 30 June 2020

Information is also provided on all pending mortgage loans and credits, and those that are eligible without taking into account the calculation limits set out in Article 12 of Royal Decree 716/2009 of 24 April:

MORTGAGE LOANS AND CREDITS
(Millions of euros)
	30-06-2020		31-12-2019
	TOTAL PORTFOLIO OF LOANS AND CREDITS	TOTAL PORTFOLIO OF ELIGIBLE LOANS AND CREDITS	TOTAL PORTFOLIO OF LOANS AND CREDITS	TOTAL PORTFOLIO OF ELIGIBLE LOANS AND CREDITS
By source	85,046	63,635	86,537	65,712
Originated by the Entity	83,635	62,734	85,273	64,900
Other	1,411	901	1,264	812
By currency	85,046	63,635	86,537	65,712
Euro	84,439	63,164	85,861	65,195
Other	607	471	676	517
By payment situation	85,046	63,635	86,537	65,712
Business as usual	79,435	62,339	81,166	64,417
Past-due	5,611	1,296	5,371	1,295
By average residual maturity	85,046	63,635	86,537	65,712
Up to 10 years	17,692	12,586	17,583	12,782
From 10 to 20 years	43,251	34,950	44,319	35,835
From 20 to 30 years	21,526	15,773	22,273	16,688
Over 30 years	2,577	326	2,362	407
By type of interest rate	85,046	63,635	86,537	65,712
Fixed	19,995	16,343	19,358	16,365
Variable	65,038	47,281	67,166	49,336
Mixed	13	11	13	11
By holder	85,046	63,635	86,537	65,712
Legal entities and entrepreneurs	17,615	7,950	17,591	8,296
Of which: Real estate developers	3,952	1,510	3,948	1,564
Other individuals and not-for-profit institutions	67,431	55,685	68,946	57,416
By collateral	85,046	63,635	86,537	65,712
Assets / completed buildings	81,351	62,326	82,856	64,391
Homes	70,592	57,698	72,055	59,478
Of which: Subsidised housing	1,869	1,609	1,954	1,664
Commercial	3,174	1,696	3,352	1,797
Other	7,585	2,932	7,449	3,116
Assets / buildings under construction	2,916	904	2,838	898
Homes	2,142	712	2,124	726
Of which: Subsidised housing	26	8	26,662	8
Commercial	57	29	85	27
Other	717	163	629	145
Land	779	405	843	423
Built	741	398	803	415
Other	38	7	40	8

25. Mortgage market law CaixaBank Group | Interim financial information on 30 June 2020

The table below shows the breakdown of eligible mortgage loans and credits tied to CaixaBank’s mortgage covered bond issuances, according to the principal amount receivable on the loans and credits divided by the latest fair value of the corresponding collateral (LTV):

ELIGIBLE MORTGAGE LOANS AND CREDITS
(Millions of euros)
	30-06-2020	31-12-2019
Mortgage on homes	58,347	60,141
Transactions with LTV below 40%	26,105	26,160
Transactions with LTV between 40% and 60%	22,129	22,996
Transactions with LTV between 60% and 80%	10,113	10,985
Other assets received as collateral	5,288	5,571
Transactions with LTV below 40%	3,380	3,613
Transactions with LTV between 40% and 60%	1,826	1,875
Transactions with LTV over 60%	82	83
TOTAL	63,635	65,712

Changes in mortgage loans and credits, which back the issuance of mortgage covered bonds, are shown below:

MORTGAGE LOANS AND CREDITS CHANGES IN NOMINAL VALUES - 2020
(Millions of euros)
	ELIGIBLE LOANS	NON-ELIGIBLE LOANS
Opening balance	65,712	20,825
Reductions in the year	3,871	1,218
Cancellations on maturity	30	12
Early cancellation	31	181
Assumed by other entities	108	21
Other	3,702	1,004
Additions in the year	1,794	1,804
Originated by the Entity	1,679	1,263
Other	115	541
Closing balance	63,635	21,411

The amounts available (undrawn committed amounts) of the entire portfolio of mortgage loans and credits pending payment are as follows:

AVAILABLE MORTGAGE LOANS AND CREDITS
(Millions of euros)
	30-06-2020	31-12-2019
Potentially eligible	17,106	17,195
Other	3,777	3,909
TOTAL	20,883	21,104

25. Mortgage market law CaixaBank Group | Interim financial information on 30 June 2020

The calculation of the collateralisation and overcollateralisation of CaixaBank’s mortgage covered bonds issued is as follows:

DEGREE OF COLLATERALISATION AND OVERCOLLATERALISATION
(Millions of euros)
		30-06-2020	31-12-2019
Non-registered mortgage covered bonds		46,963	46,960
Registered mortgage covered bonds placed as customer deposits		2,520	2,899
MORTGAGE COVERED BONDS ISSUED	(A)	49,483	49,859
Total outstanding mortgage loans and credits (*)		107,979	110,564
Mortgage participations issued		(4,290)	(4,572)
Mortgage transfer certificates issued		(18,643)	(19,455)
PORTFOLIO OF LOANS AND CREDIT COLLATERAL FOR MORTGAGE COVERED BONDS	(B)	85,046	86,537
COLLATERALISATION:	(B)/(A)	172%	174%
OVERCOLLATERALISATION:	[(B)/(A)]-1	72%	74%

(*) Includes on- and off-balance-sheet portfolio

Interim Consolidated January - June 2020

Interim Consolidated Management Report January – June 2020 Legal notice This document is for information purposes only, and does not claim to provide a service of financial consultancy, offer of sale, exchange, purchase or invitation to purchase any kind of securities, products or financial services of CaixaBank, S . A . , or any other company mentioned herein . Anyone who purchases a security at any time must do so solely on the basis of their own judgment or the suitability of the security for their own purposes, and exclusively on the basis of the public information set out in the public documentation drawn up and registered by the issuer in the context of this specific information, availing themselves of advice if they consider this necessary or appropriate in accordance with the circumstances, and not on the basis of the information set out in this document . This document may contain statements on forecasts and estimates with respect to businesses and future performance, particularly in relation to financial information on investee companies, which has been drawn up primarily on the basis of estimates made by the Institution . These forecasts and estimates represent the current judgments of the Institution with respect to future business expectations, but certain risks, uncertainties and other relevant factors may mean that results are materially different from expected . These variables include market conditions, macroeconomic factors, regulatory and government requirements ; fluctuations in national or international stock markets or in interest and exchange rates ; changes in the financial position or our customers, debtors or counterparties, and so forth . These risk factors, together with any others mentioned in past or future reports, could adversely affect our business and the levels of performance and results described . Other unknown or unforeseeable factors could also make the results or outcome differ significantly from those described in our projections and estimates . Past financial statements and previous growth rates are no guarantee of the future performance, results or price of shares . Nothing contained in this document should be construed as constituting a forecast of future results or profit . Furthermore, this document was drawn up on the basis of the accounting records held by CaixaBank and the other Group companies, and includes certain adjustments and reclassifications to apply the principles and criteria operated by the Group companies on a consistent basis with those of CaixaBank . For this reason, and specifically in relation to BPI, the data contained in this document may not coincide with the information published by the institution in certain aspects . The statement of profit or loss, the consolidated balance sheet and the various breakdowns thereof contained in this report are presented with management criteria . However, they have been drawn up in accordance with the International Financial Reporting Standards (hereinafter, 'IFRS') adopted by the European Union through Community Regulations, pursuant to Regulation 1606 / 2002 of the European Parliament and of the council, of 19 July 2002 , and subsequent modifications . In preparing these statements, Circular 4 / 2017 of the Bank of Spain of 6 December, as subsequently modified, has also been taken into due account in that it adapts IFRS - EU to Spanish credit institutions . This document features data supplied by third parties generally considered to be reliable information sources . However, the accuracy of the data has not been verified . None of the directors, officers or employees of CaixaBank are obliged, either explicitly or implicitly, to ensure that these contents are accurate or complete, or to keep them updated or correct them in the event any deficiencies, errors or omissions are detected . In accordance with the Alternative Performance Measures (APMs), defined in the Guidelines on Alternative Performance Measures published by the European Securities and Markets Authority on 30 June 2015 (ESMA/ 2015 / 1057 ), this report uses certain APMs that have not been audited, with a view for them to contribute to better understanding the Institution's financial evolution . These measures are considered additional disclosures and in no case replace the financial information prepared under IFRSs . Moreover, the way the Group defines and calculates these measures may differ to the way similar measures are calculated by other companies . As such, they may not be comparable . Please consult the report for further details of the APMs used . The report also provides a reconciliation between certain management indicators and the indicators presented in the consolidated financial statements prepared under IFRS . Without prejudice to applicable legal requirements or to any other limitations imposed by the CaixaBank Group, permission to use the contents of this document or the signs, trademarks and logos it contains is expressly denied . This prohibition extends to any reproduction, distribution, transmission to third parties, public communication or conversion, in any medium, for commercial purposes, without the prior express consent of the respective proprietary titleholders . Failure to observe this prohibition may constitute a legal infraction sanctionable under prevailing legislation . Figures are presented in millions of euros unless the use of another monetary unit is stated explicitly, and may be expressed as either million euros or € MM or billions of euros or € bn . The information contained in this document refers to CaixaBank, S . A . and its subsidiaries that comprise the CaixaBank Group (hereinafter, CaixaBank, the CaixaBank Group or the Institution) . Wherever the information does not refer to the Group, but rather to an element thereof, this will be expressly stated . 2

Interim Consolidated Management Report January – June 2020 C o n t e n ts 1. Key financial and non - financial indicators 2. Our identity 1. Share structure 2. Corporate governance 3. Context and perspectives 4. COVID - 19: CaixaBank's response to the emergency and contribution to recovery 1. Support to our customers 2. Continued offer of an essential service 3. Accountability with the staff that make up CaixaBank 4. Strengthening the Institution's financial standing 5. Social action 5. Environmental strategy 6. Financial reporting and results Glossary - Alternative Performance Measures (APMs) definition The Consolidated Interim Management Report, in accordance with Circular 3 / 2018 of the CNMV, must incorporate the most important events during the interim period, as well as a description of the main risks and uncertainties regarding that half of the year, which significantly alter any of the messages contained in the Consolidated Management Report drawn up in the previous financial year . For this reason, and in order to understand the information properly, it is important to read this document together with the 2019 Consolidated Management Report written by the Board of Directors on 20 February 2020 . The CNMV Listed Company Guide to Drawing up the Management Report was used to create this document . From 1 January 2020 until the time that this report was written, no significant events took place in terms of the development of the Group, not mentioned herein . 3

Interim Consolidated Management Report
January – June 2020

CaixaBank

1. Main financial and non-financial indicators

	30.06.2020	31.12.2019
Leader in retail banking		
Customers (MM)	15.5	15.6
Customers in Spain	*13.6*	*13.7*
Customers in Portugal	*1.9*	*1.9*
Market shares in Spain		
Loans (other resident sectors)[1]	16.2%	16.0%
Loans to businesses[1]	16.2%	15.4%
Mortgage credit[1]	15.6%	15.7%
Deposits[1]	15.4%	15.2%
Long-terrm savings	23.1%	22.5%
Pension plans	26.0%	25.5%
Investment funds	17.5%	17.1%
Savings insurance[2]	28.7%	28.7%
Life-risk insurance[2]	27.8%	19.4%
Health insurance	27.8%	30.1%
Credit card turnover	23.40%	23.5%
PoS turnover	26.90%	27.5%
Market shares in Portugal		
Loans[1]	10.5%	10.4%
Mortgage credit[1]	12.1%	11.9%
Loans to businesses[1]	10.3%	10.6%
Deposits[1]	10.4%	10.1%
Direct payroll deposits[2]	9.6%	9.7%
Investment funds (including PPRs)[1]	19.9%	20.0%
Capitalization insurances (includes PPRs)[1]	11.3%	11.2%

(1) May 2020 (2) March 2020

	30.06.2020	31.12.2019
Innovation, omnichannel services and digitisation		
Digital customers (Spain)	64.7%	61.7%
Penetration among digital customers (Spain)	32.9%	30.0%
Digital customers (BPI)	46.0%	-
InTouch customers (MM)	1.4	1.3
Customers connecting daily (MM, average 12 months)	1.9	1.8

€ millions	30.06.2020	31.12.2019
Balance sheet and activity		
Total assets	445,572	391,414
Equity	24,393	25,151
Customer funds	400,675	384,286
Loans and advances to customers, gross	242,956	227,406
Assets under management	98,573	102,316
Investment funds	*65,619*	*68,584*
Pensions plans	*32,954*	*33,732*
Risk management		
NPL ratio	3.50%	3.60%
NPL coverage ratio	63%	55%
Cost of risk (last 12 months)	0.61%	0.15%
Strong liquidity		
Total liquid assets (€ MM)	106,609	89,427
Liquidity coverage ratio (last 12 months)	198%	186%
Net stable funding ratio	140%	129%
Loan to deposits	99%	100%
Solid capital		
Common Equity Tier 1 (CET 1)	12.3%	12.0%
Tier 1	13.8%	13.5%
Total capital	16.0%	15.7%
MREL	22.6%	21.8%
Risk weighted assets (RWA) (€ MM)	147,334	147,880
Leverage ratio	5.1%	5.90%
Share and shareholder structure		
Share prince (€)	1.901	2.798
Tangible book value (€/share)	3.39	3.49
Free float	55.7%	55.7%
Individuals	*35.8%*	*33.0%*
Institutional	*64.2%*	*67.0%*

	30.06.2020	31.12.2019
Local accesible banking		
Branches in Spain	4,012	4,118
Retail branches	3,797	3,918
Stores	*487*	*458*
BusinessBank	*45*	*42*
Business centers	128	127
Private banking	68	53
Institutional / corporate banking centers	15	16
International presence	27	27
Spanish tows where CaixaBank is the only bank	212	229
Branches in Portugal	448	477
ATMs in Spain	8,982	9,111
ATMs in Portugal	1,346	1,380
Employees		
CaixaBank Group	35,589	35,736
CaixaBank, S.A.	27,419	27,572
Banco BPI	4,817	4,840
Other subsidiaries	3,353	3,324

	Ene-Jun 2020	Ene-Jun 2019
Profitability indicators (last 12 months)		
Cost-to-income ratio	56.9%	67.0%
Cost-to-income ratio excluding extraordinary expenses	56.9%	55.4%
ROE	4.7%	4.9%
ROTE	5.6%	5.9%
ROA	0.3%	0.3%
RORWA	0.8%	0.8%
Financial inclusion and sustainable environmental business		
Microcredits and other loans with social impact	486	381
ODS bonds issued	1,000	1,000
Placement of green/social/sustainable bonds	5,200	4.900[1]

(1) January-December 2019.

3

Interim Consolidated Management Report January – June 2020 2. Our identity CaixaBank is a financial group with a socially responsible universal banking model, with a long - term vision based on quality, proximity and specialisation . It offers a value proposal of products and services adapted to each segment, using innovation as a strategic challenge and a differentiating feature of its culture . Its leading position in retail banking in Spain and Portugal gives it a key role in contributing to sustainable economic growth . CaixaBank, S . A . is the parent company of a group of financial services, whose stock is traded on the stock exchanges of Barcelona, Madrid, Valencia and Bilbao and on the continuous market . It has been part of the IBEX - 35 since 2011 , as well as the Euro Stoxx Bank Price EUR, the MSCI Europe and the MSCI Pan - Euro . Our mission: Contribute to our customers' financial well - being and the progress of society on the whole CaixaBank offers its customers the best tools and expert advice to make decisions and develop habits that form the basis of financial well - being and enable them, for example, to appropriately plan to address recurring expenses, cover unforeseen events, maintain purchasing power during retirement or to make their dreams and projects come true . ▪ specialised advice, ▪ personal finance simulation and monitoring tools, ▪ comfortable and secure payment methods, ▪ a broad range of saving, pension and insurance products, ▪ responsibly - granted loans, ▪ and, overseeing the security of our customers' personal information. Besides contributing to our customers' financial well - being, our aim is to support the progress of the whole of society . We are a deeply - rooted retail bank in all areas in which we work and, for this reason, we feel a part of the progress of the communities where we engage our business . ▪ effectively and prudently channelling savings and financing, and guaranteeing an efficient and secure payment system, ▪ through financial inclusion and education ; environmental sustainability ; support for diversity ; with housing aid programs ; and promoting corporate voluntary work, ▪ and, of course, through our collaboration with the Obra Social (social work) of the “la Caixa” Banking Foundation, whose budget is partly nourished through the dividends that CriteriaCaixa earns from its stake in CaixaBank . A major part of this budget is funnelled into identified local needs through the CaixaBank branch network in Spain and BPI in Portugal . We do this with: We contribute to the progress of society: 3

Interim Consolidated Management Report January – June 2020 4

Interim Consolidated Management Report January – June 2020 During the first half of 2020, the COVID - 19 crisis gave even more meaning to CaixaBank's Model of S o ci a l ly Re s p o n s i b le Ba n k i n g . Du r i n g t h is p e r io d , C a i x a B a nk i m p l e m e n t e d its # Contigo MásQue Nunca ( With you more than ever ) initiative, to remain alongside its customers, shareholders, employees and society on the whole throughout the coronavirus pandemic . Section 4 . COVID - 19 : CaixaBank's response to the emergency and contribution to recovery , describes the main measures taken in this context . COVID - 19 Social Bond The measures include the issuance of € 1 bn as a COVID - 19 Social Bond . The bonds are preferred senior debt, maturing over six years (with the option for early cancellation after the fifth year), and a fixed coupon of 0 . 75% (equivalent to mid - swap plus 117 basis points) . It is worth noting the high demand over € 3 bn . 100 % of the funds will be allocated to funding granted in 2020 , as a result of Royal Decree - Law 8 / 2020 , of 8 April, on anti - COVID measures, with the purpose of mitigating economic and social impacts derived from the pandemic . Loans were financed for entrepreneurs, micro - enterprises and SMEs in the most disadvantaged regions of Spain . This represents further progress in terms of CaixaBank's contribution to the Sustainable Development Goals, specifically to the SDG 8 . Promote financial productivity (diversification, technological modernisation, innovation and added value) Promote entrepreneurship and innovation, and the growth of micro - enterprises and SMEs through access to financial services Expand access to financial banking and insurance services for everybody On 31 May 2020 , the eligible portfolio, according to the criteria of SDG Bond issuance framework 1 , amounted to € 4 bn, € 1 , 7 bn of which corresponds to new loans with the partial guarantee of the ICO, destined to tackle the financial impacts of the pandemic . This is the second social bond issued under the Framework of SDG - related bond issuances , published in August 2019 . The first social bond from CaixaBank (September 2019) was recognised as the Best Social Bond of the Year (banking) by Environmental Finance. 1 Bond issue framework related to the SDGs, Presentation and Independent Opinion of Sustainalytics in the following link to the CaixaBank corporate website: https:// www.caixabank.com/inversores - institucionales/inversores - renta - fija/bonos - ods_es.html. The issuance of the COVID - 19 social bond allows CaixaBank to move forward with its strategic objective to be a benchmark in responsible banking and social commitment , as well as the following milestones for this half of the year, among others . Target gender equality CaixaBank adheres to the international Target Gender Equality programme, promoted by the United Nations Global Compact . The objective of the programme is to increase the representation of women on boards of directors and in senior management positions . This programme was born out of the need to accelerate progress in the field of gender equality in business . Target Gender Equality calls on all businesses and organisations of the Global Compact to apply measures to promote gender equality at all levels and in all areas of activity . During the programme, participating companies will be given support in setting and achieving ambitious targets in terms of women's representation and leadership at all levels through an analysis of their performance, skill development workshops, learning between equals and dialogue with multiple stakeholders at a national and international level . With the changes described in section 2 . 2 Corporate Governance , in 2020 the representation of women on the CaixaBank Board of Directors is 40% ( 37 . 5 % at 2019 year - end) . VidaCaixa has formalised its adhesion to the United Nations Principles for Sustainable Insurance (PSI) The United Nations Environment Programme Finance Initiative (UNEP FI) establishes a global framework of reference for the insurance sector with which to approach environmental, social and governance risks and opportunities . Human rights: due diligence and assessment 2020 The first half of 2020 saw the conclusion of the human rights due diligence process, which CaixaBank performs periodically with an independent third party 2 . The evaluation given is satisfactory, and demonstrates a suitable environment of control . ▪ ▪ CaixaBank has a sufficient degree of coverage for each of the human rights risk events. CaixaBank holds a matured position in terms of protecting and respecting human rights, and responds to the commitments defined in its Corporate Policy on human rights. 2 Further information at: https:// www.caixabank.com/deployedfiles/caixabank/Estaticos/PDFs/responsabilidad_corporativa/Resumen_Proceso_Debida_Diligencia_Assess men t_DDHH_Jun io_2020_VF.pdf 5

Interim Consolidated Management Report January – June 2020 2.1 Share structure On 30 June 2020 , CaixaBank's stock capital is represented by 5 , 981 , 438 , 031 shares, each with a nominal value of 1 euro, of the same class and series, with identical political and economic rights, represented through book entries . The aforementioned capital stock is distributed as follows : Shareholder structure 1 Management data. Number of shares available for the public, calculated as the number of shares issued minus the number of brought - back shares and those held by Directors and shareholders represented on the Board of Directors. The purchase and sale of own shares, by the Company or by its subsidiary companies, will be adapted to the provisions of regulations in force and the agreements of the Annual General Meeting . Information on the acquisition and disposal of shares held in treasury during the period is included in Note 18 "Equity" to the accompanying six - monthly Financial Statements. Evolution of stock in the first half of 2020 The CaixaBank share closed on 30 June 2020 at € 1 . 901 per share, recovering some of the losses up until May and finishing the first half of the year with an accumulated annual decrease of - 32 . 1% . In relative terms, it recorded a better evolution than selective benchmark banks, with Eurostoxx Banks registering a decline of 35 . 0 % and Ibex Bancos 40 . 7% . The general indexes also recorded double - digit declines, but somewhat less : the Eurostoxx 50 dropped 13 . 6 % and the Ibex 35 fell by 24 . 3% . The first half of the financial year was marked by the COVID - 19 pandemic, dealing with the confinement and huge uncertainties around the corresponding economic impact, which, in March, led to the biggest slump in the financial markets in many decades . Since then, the continuous deployment of monetary and fiscal incentives and the gradual reopening of the economies reassured investors and revived risk appetite . This led to some recovery to the stock exchanges during the second quarter, which slowed down again in June due to the increased number of cases in the Americas and second outbreaks in Asia and Europe . At the European level, the response of the financial authorities since the start of the crisis has been substantial . Among other things, this included the EC Recovery Plan ('Next Generation EU'), or the set of measures launched by the ECB to guarantee the liquidity of the markets, extend the funding capacity of financial institutions and support loans and advances to businesses and households, in an economic environment that is expected to be exigent in the coming quarters . Evolution of the stock in the first half of 2020 1 For shares held by investors trading through a brokering entity located outside of Spain, the broker is considered to be the shareholder and appears as such in the corresponding register. 2 Includes treasury shares. Share tranches Shareholders 1 Shares Share capital from 1 a 499 248,290 51,674,473 0.9% from 500 a 999 111,536 79,987,514 1.3% from 1,000 a 4,999 171,903 375,373,337 6.3% from 5,000 a 49,999 46,593 532,984,896 8.9% from 50,000 a 100,000 977 65,860,856 1.1% Over 100,000 2 629 4,875,556,955 81.5% Total 579,928 5,981,438,031 100% 4 0 . 0 % CriteriaCaixa 3 5 . 8% Individuals 4.3% Treasury stock, Directors and other shareholders represented on the Board 6 4 . 2% Institutional 5 5 . 7 % Free float 1 » Free float Dec. - 19 Jan. - 20 Feb. - 20 Mar. - 20 A p r . - 2 0 May. - 20 Jun. - 20 C a i x a B a n k - 32.1% 6 Ibex35 - 2 4 . 3 % E u r o s t o x x 5 0 - 13.6% Eurostoxx Eurozone Banks - 35.0%

Interim Consolidated Management Report
January – June 2020

2.2 Corporate governance

2020 Annual General Meeting

Taking into account the importance of the General Meeting for the standard functioning of CaixaBank, for the sake of social interest and the protection of its shareholders, customers, employees and investors in general, and with the purpose of guaranteeing the rights and equal treatment of shareholders, the 2020 Annual General Meeting (AGM2020) was held on the same dates and times established in the call published on 16 April. The meeting planned for 2 and 3 April had already been cancelled due to the uncertainty.

The AGM2020 took place, in its second call, on 22 May 2020. As a result of the continued health risk derived from the spread of COVID-19, the limitations to mobility and the inability to hold physical meetings with multiple people, the AGM2020 was held exclusively online through a platform set up on CaixaBank's corporate website.

All the items on the agenda were approved in the AGM2020, including the management and results of the 2019 financial year and changes to the composition of the Board. A new proposal to distribute income according to the figures indicated in the Annual Accounts drawn up on 20 February was also approved, as a measure to accommodate the Institution's situation in the context of COVID-19. All the information relating to the AGM2020 is available on the corporate website, in the Information for shareholders and investors menu and the Annual General Meeting section.

66.3% quorum of share capital
(65.6% in 2019)

96% approval on average
(96% in 2019)

Changes in the composition of the Board and its committees

The AGM2020 approved the reduction of the Board of Directors by one member, setting the number of directors at 15. CaixaBank thus complies with the recommendation 13 of the CNMV Code of Good Commerce.

The independent director John S Reed was appointed Coordinating Director, replacing Xavier Vives, who, after 12 years in the position and once his mandate expired, was not nominated for re-election as a director in the AGM2020.

The AGM2020 approved the appointment of Francisco Javier García Sanz as a member of the Board of Directors, as a proprietary director, at the proposal of the Fundación Bancaria Caixa d'Estalvis I Pensions de Barcelona, "la Caixa", for a four-year period, to cover the vacancy following Marcelino Armenter's resignation.

The appointment of Francisco Javier García Sanz is subject to a suitability verification by the competent banking supervisor.

As well as the changes to the composition of the Board of Directors, an agreement was made to reorganise the composition of the Board committees:

Appointment	Board Position and Committee	Substitutes
Koro Usarraga	Vocal de la Comisión Ejecutiva	Xavier Vives
Eduardo Javier Sanchiz	Vocal de la Comisión de Nombramientos	Xavier Vives
Cristina Garmendia	Vocal de la Comisión de Auditoría y Control	
	Vocal de la Comisión de Retribuciones	Verónica Fisas
Verónica Fisas	Vocal de la Comisión de Riesgos	
Tomás Muniesa	Vocal de la Comisión de Riesgos	



7

Interim Consolidated Management Report January – June 2020 3. Context and perspectives Economic context (scenarios subject to a degree of extreme uncertainty) The scenarios that follow have been built in an unusual situation of high uncertainty, arising from the many unknown epidemiological and health aspects of the COVID - 19 pandemic, and the variety of economic policy responses that can be implemented in the different countries in dealing with this shock . Global and eurozone evolution COVID - 19 and the activity restrictions needed to contain it have plunged the world into an unusually abrupt recession . Besides the halted activity in the most affected economies, where the available data shows a strong impact of the lockdown measures (GDP in China shrunk by around 10 % in the first quarter, whilst in the Eurozone it is estimated that GDP fell by around 25 % in the last weeks of March, when the lockdown was consolidated), all economies are exposed to the shock of COVID - 19 due to the decrease in global demand, international supply chain disruptions and the hardened conditions of the financial environment . Throughout the second quarter, whilst the economic reactivation in China was gaining traction (and activity may have already normalised in sectors such as industry), in the main advanced economies activity fell sharply in April, but since May, the progressive lifting of restrictions has brought about a gradual recovery of the indicators . Overall, unprecedented falls in GDP are expected in the advanced economies for the whole of the second quarter . Going forward, the activity should re - establish itself gradually in the coming months . However, without a vaccine or effective treatment, global activity will continue to be conditioned by social distancing measures . Subsequently, it is forecast that the global GDP in 2020 will register a fall greater than that of the Great Recession of 2009 , but in 2021 the global economy will once again be back on a path of growth . When dealing with this scenario, all spheres of economic politics are deploying a set of measures on an extraordinary scale, and the monetary policy of the main central banks has been especially aggressive to placate the financial stress, protect the proper functioning of the markets and anchor an environment of low interest rates for a long period of time . However, the evolution of the pandemic and the medical advances will be the main determining factor of this scenario in the coming quarters . In the eurozone, the available indicators suggest that the fall in activity for the whole of the second quarter of the year will have been around - 20% . With this, although it is expected that activity will continue to re - establish itself gradually in the coming months, estimates suggest that the fall in GDP in 2020 could be around 10% (followed by a rebound of more than 8 % in 2021 ), although with key differences between countries . Economies that have been affected by the pandemic to a lesser extent, those with an economic structure less sensitive to the restrictions on mobility and/or more able to take action with regard to fiscal policy will better ride out this situation . In this context of shock with asymmetrical effects depending on the country, both actions that are being carried out by the European Central Bank (ECB) and the Recovery Plan agreed upon by EU leaders constitute important actions to favour synchronised reactivation among European economies . Furthermore, we should highlight that the importance of the Recovery Plan exceeds the strict framework for supporting the EU's way out of the recession, as it contains elements that could entail a step forward in terms of European construction . Spanish economy overview The Spanish economy will follow a dynamic that is similar to the European level, although the importance of sectors that are particularly sensitive to mobility restrictions will probably suffer somewhat more intense declines in activity (the tourism sector represents 12 . 3 % of the GDP and, overall, sectors such as accommodation and food services, trade, leisure and transport represent around 25 % of the GDP) . Therefore, we forecast that the contraction of GDP for the whole of 2020 will be around 13% - 15% , the actual figure will depend on the ability to quickly control any new outbreaks and minimise their impact on economic activity . In this situation, it is expected that the recovery that began halfway through this year will gain traction in 2021 , with a rebound of 10% - 11% . The measures taken by the authorities, both domestic and at EU level, which must be extended if necessary, and the expected recovery from the pandemic with a vaccine or effective treatment well into the coming year will contribute to this . Although this is the most likely scenario, we cannot rule out a more favourable outcome if occupation rates during the tourist season exceed 50 % and if improved confidence supports a stronger short - term rebound of consumption and investment . Portuguese economy overview Portugal, which also has a significant dependence on tourism and foreign demand (the tourism sector exceeds 14 % of the GDP, and total exports represent almost 45 % of GDP), is faced with a scenario similar to Spain's . The available indicators suggest that the economic halt in April will be reflected in a sharp fall in GDP for the whole of Q 2 , despite the gradual recovery in May . So, combined with the difficulties faced by tourism and the expectation that the recovery of the activity will be gradual, it is forecast that there will be a fall in GDP in 2020 of around - 12 % followed by a rebound of around 8 % in 2021 . 8

Interim Consolidated Management Report January – June 2020 Social, technological and competitive context COVID - 19 and the financial crisis derived from mobility and activity restrictions are having significant economic consequences, and have given rise to a range of major (and potentially permanent) changes to habits and behaviours . Among others, there is a heightened relevance to managing environmental risks, due to the parallel nature of the economic shock caused by the health crisis and the shocks that could be caused by climate change, customers' increased preference for remote interactions and the generalised adoption of remote working . Strategy In this new context, the Institution considers that the 5 strategic lines defined in the 2019 - 2021 Strategic Plan are still fully in force, given that they perfectly reflect these trends accelerating after COVID - 19 . However, if is convenient to redefine the priorities of each of these lines and review some of the objectives established (both financial and non - financial), in order to : a) ensure that the objectives are viable given the new macroeconomic scenario ; b) further accelerate the Institution's digital transformation ; c) incorporate delays into ongoing projects due to the health crisis . This review will be completed throughout Q 3 this year, when there is more clarity regarding the intensity of economic recovery . Business profitability Undoubtedly, the main impact of COVID - 19 is the severe deterioration of the economic climate during the first half of 2020 , as well as the high level of uncertainty regarding the speed of recovery . This new economic environment will put downward pressure on banking performance levels . In particular, revenue will be affected by a climate of minimal interest rates for a prolonged period of time, which will end up compressing net interest income . On the other hand, business volume will also suffer following the fall in activity . Additionally, we can expect that the weakened financial situation among families and businesses will cause a significant upturn in arrearage . This fact will lead to a reduced volume of productive assets with the capacity to contribute to the net interest margin, and an increase in provisions due to asset impairment (which will erode the gross margin) . In this regard, decreased revenue in the banking sector highlights the need to make additional efforts to reduce operating costs and improve efficiency levels . Solvency The higher capital levels (in relation to the 2008 - 2014 crisis) give the Spanish banking sector a higher capacity to absorb the increased cost of risk that may arise in this more adverse climate . Furthermore, the response of the authorities in terms of monetary policy and prudential supervision has been quick and significant . Nevertheless, a prolonged economic deterioration over time could significant impair the solvency of the sector . Sustainability The areas of financial inclusion and education, corporate governance and environmental risk management continue to gain relevance . In particular, the growing attention (both from investors and society at large) on ESG aspects (environmental, social and governance) is now accompanied by increasing regulations on all levels . Among others, we can highlight the publication of recommendations and standards that aim to guide businesses, investors and supervisors, and provide them with the right tools for proper management and governance . As an example of this, there is the European Banking Authority's Action Plan for Sustainable Finance by 2025 , which will progressively be translated into specific regulatory initiatives, and the ECB guide on climate and environmental risks, which will be mandatory once the definitive version is published (around the end of 2020 ), and which emphasises the dissemination of non - financial reporting, the management of climate risks and the decarbonisation of the portfolio . Meanwhile, there is also the European Commission's Post - COVID - 19 economic recovery plan, which leverages on the European Green Deal, and in Spain, the Climate Change and Energy Transition Act, which is currently being processed in the Congress of Deputies . Both initiatives could be translated into a bigger boost of activities that help to mitigate and adapt to climate change, but also into a greater potential exposure to sectors that have high carbon emissions or are exposed to transition risks . In this environment, the principles and values that CaixaBank bases itself on demonstrate a strong alignment with the ESG principles . Furthermore, CaixaBank deems it essential to accelerate the transition to a low - carbon economy, which promotes sustainable development and is socially inclusive . In line with this, CaixaBank has an Environmental Strategy and works to contribute to this transition by reducing the direct impact of operations, and financing and investing in sustainable projects . Meanwhile, CaixaBank is also a signatory and is adhered to multiple initiatives and working groups to address improved management and reporting in these areas, among other aspects . Finally, CaixaBank is also committed to improving financial culture and inclusion to help provide access to financial services to the whole of society, and with active social policies that go beyond financial activity and aim to help with social problems . This commitment has been particularly relevant during the COVID - 19 pandemic, which saw the Institution work intensely to mitigate the economic and social effects of the situation, and to provide a response to the groups most affected by the crisis . 9

Interim Consolidated Management Report January – June 2020 Digitisation and customer experience With respect to the acceleration of other trends following the COVID - 19 crisis, habits and behaviours have accelerated the digitalisation tendency, which has long conditioned the competitive environment in which financial institutions work . Among other things, this environment is characterised by a growing customer - focused approach . Thus, new technologies and digitalisation have increased the standards of service that the customer expects (with respect to convenience, immediacy, customisation or cost) . Faced with this increasing exigency from customers, the requirements for keeping them happy and loyal are greater, and caring for the user experience is essential . Similarly, the digitalisation of the sector is also encouraging the appearance of new untraditional competitors, such as FinTech companies and BigTech digital platforms, with high disruptive potential in terms of competition . These new competitors tend to hone in on specific financial services, which differs from the traditional banking model . The entrance of this new competitors in specific businesses may entail a fragmentation of the chain of value, with an impact on margins and on the capacity to cross - sell . CaixaBank is facing the challenge of digitalisation with a well - defined strategy, focused on improving the customer experience . In this regard, the digital transformation offers the Institution new opportunities to understand its customers and offer them a higher - value proposal, using a multi - channel assistance model . Furthermore, to respond to the change of habits derived from the health crisis, the Institution will particularly emphasise initiatives that allow for greater interaction with customers through remote channels . Meanwhile, the digital transformation is also leading the Institution to delve deeper into the development of skills like advanced analytics and the provision of native digital services . With respect to this last point, CaixaBank will continue to foster new business models, including Imagin, a digital ecosystem focussed on the youngest segment, which offers financial and non - financial products and services . The Institution is also driving new ways of working (more cross - cutting and collaborative), and is looking to collaborate more actively with new entrants, as a way to improve the service offered to customers . Cybersecurity The increase in digital operations makes it necessary to enhance the focus on cybersecurity and information protection . CaixaBank is aware of the current threat level, which is why it continually monitors the field of technology and applications, in order to ensure the integrity and privacy of information, the availability of IT systems and business continuity . This monitoring is carried out through planned reviews and a continued audit (which includes monitoring risk indicators) . Furthermore, CaixaBank conducts the pertinent analyses to adapt safety protocols to new challenges, and has a strategic information security plan, which seeks to keep the Institution at the cutting edge of information protection, in accordance with the best market standards . 10

Interim Consolidated Management Report January – June 2020 4 . COVID - 19 : CaixaBank's response to the emergency and contribution to recovery CaixaBank has been given the Euromoney award 'Excellence in Leadership in Western Europe 2020', due to its social commitment in its response to the COVID - 19 crisis 4 . 1 Support to customers and suppliers The CaixaBank Group wants to be a key part in the contribution to society's well - being, particularly among the most vulnerable groups, and to help ensure that the recovery of the Spanish and Portuguese economies is as quick as possible . To do this, a range of measures have been implemented, and products with conditions adapted to the current context have been developed, taking on the impact that these decisions can have on the growth and profit generation . # WITH OUR FAMILIES #Moratoriums : in Spain, two types of moratoriums have been put into place, adapted to the current situation ; (i) a government - approved mortgage moratorium due to the coronavirus, which offers a deferral of three months of principal and interests (it can also be applied to personal loans for the same duration) ; (ii) a mortgage moratorium, implemented by the majority of banks in the country, with a period of up to twelve months' deferral (and up to six months for personal loans), capital only . In Portugal, customers who meet accessibility criteria were also offered moratoriums for capital or capital and interests, both for mortgages, initially for the period up to 30 September but later in June extended to 31 March 2021 , and personal loans, with a period of up to twelve months . Section 6 . Income statement and financial information shows extended details on these measures . #ICO rents : after the agreement with the ICO, a new line of financing has been set up for tenants in a situation of financial vulnerability, who cannot pay their rent as a result of COVID - 19 . These are ICO - backed loans for customers and non - customers who need help to pay their rent for six months . #FamilyMicrocredits : access to family microcredits to holders with joint income of less than € 19 , 300 (previously € 17 , 200 ) . This figure corresponds to the result of multiplying the Public Index of Multiple Purpose Income (IPREM) by 3 . #Cancellation of own property rentals : during the months of April, May and June 2020 , CaixaBank wrote off 100 % of the rent of its properties, and 50 % in July, in case the tenant, or a member of their family unit, had their income decreased (unemployment, reduced working hours, business closure or income reduction of more than 40% ) . Approximately 4 , 600 tenants benefited from this measure . #Coverage of insurance in case of a pandemic : all our insurance products have continued to offer coverage, even if derived from the pandemic (COVID - 19 ) (not applying the pandemic exclusion), in order to guarantee the best protection to our customers . In collaboration with Allianz, Banco BPI offered all its customers a phone line for medical consultations, available 24 hours a day . 11

Interim Consolidated Management Report January – June 2020 # WITH OUR BUSINESSES # WITH OUR SELF - EMPLOYED & SMES #Loans to companies : A priority of ours is to facilitate granting loans and advances so that they go where they are needed, in coordination with the state guarantee schemes established by the authorities . CaixaBank has launched a range of funding lines for the self - employed and SMEs, available for those who need new financing, as well as the ICO line driven by the Government to help businesses affected by the COVID - 19 crisis . In Portugal, businesses who meet accessibility criteria were offered moratoriums for capital or capital and interest, initially for the period up to 30 September but later, in June, extended to 31 March 2021 . BPI has also promoted the placement of lines of credit with a government guarantee, created in response to COVID - 19 . To speed up access to these government - backed lines of credit, BPI created a simplified line that allows for 20 % of funds to be advanced, subject to analysis and approval by the Bank . Section 6 . Income statement and financial information shows extended details on these measures . CaixaBank has also decided to maintain access to working capital financing for shops and the self - employed, despite their potential loss of turnover, and shortcomings have been also offered in the area of rental of capital goods and vehicle renting quotas . As part of its measures to support small businesses, CaixaBank has also subsidised POS terminal fees and launched a new e - commerce technological solution to help small merchants to boost their online sales . In Portugal, previously contracted lines of credit have been maintained up to 30 September 2020 , without changing the interest rate . To support shops, BPI removed the minimum commission on POS terminal transactions, and made POS commissions and monthly fees exempt for establishments that temporarily closed as a result of the pandemic . #FEI - COVID 19 Business Loan : self - employed workers and micro - enterprises has been offered a new specific line to attend to working capital needs derived from the crisis : FEI - COVID 19 Business Loan . This line has been carried out thanks to the European Commission sub - programme COSME COVID 19 , and offers a line of loans of € 310 MM for all businesses that have liquidity problems, and which cannot access an ICO line or need to complement it . The maximum amount of the loan is € 50 , 000 , and allows applicants to request a principal grace period of up to twelve months . The product will be valid until available funds have been exhausted . #Social enterprises — EaSI Loan : aimed at social enterprises whose objective is to generate a positive impact in society, has been a major alternative in these difficult times, particularly for businesses who have been on the frontline as a result of being related to sectors such as healthcare, the fight against poverty and socio - labour inclusion . This line is supported by the European Investment Fund . #Streamlining supplier payments : CaixaBank has made an effort to streamline the payment flow to our suppliers, providing them with key liquidity at these times and thus contributing to the maintenance of their businesses . The measures implemented have been focussed on maximising early payments, without considering maturities, streamlining invoice authorisations and making an effort to settle old invoices . In little more than a month, the amount of invoices pending payment has been reduced by 79% . # WITH OUR PENSIONERS # WITH THOSE WHO NEED IT MOST #Advance payment of pensions and unemployment benefits : since the declaration of the state of alarm due to the COVID - 19 pandemic, CaixaBank has been one of the first financial institutions to bring forward the payment, by 7 / 10 days, both of unemployment benefits and pensions . There is a two - fold objective to the measure : on the one hand, to support people so they can make their usual payments at the start of the month ; and on the other, to help reduce and spread out the presence of customers in our physical branches . Furthermore, if customers require part of their benefit in cash, they have more days to be able to visit cash machines to make withdrawals . These advances are made automatically, and customers do not need to carry out any procedures to request them . In April and May, BPI also brought forward retirement pension payments . CaixaBank has 2.0 MM customers with pensions set up with direct debit (≈€1,800 MM) 1.6 MM customers with unemployment benefits (≈€1,200 MM) ...and in Portugal 0.2 MM customers with pensions set up with direct debit (≈€141 MM) # WITH THOSE WHO LOOK AFTER US #Protecting healthcare workers : with the aim of contributing to protecting the health of those who are fighting for the whole of society during this pandemic, VidaCaixa has participated in the creation of a sectorial charity fund of more than € 37 MM to protect Spain's healthcare staff . The fund, which includes the collaboration of more than a hundred insurers, allows for the ability to offer free life and hospitalisation insurance to 700 , 000 doctors, nurses, nursing assistants, porters and ambulance and residence staff who are working to fight against the coronavirus . For this, we have contributed a total of € 7 . 3 MM to this initiative . 12

Interim Consolidated Management Report January – June 2020 4.2 Continue to offer an essential service Maintaining business continuity at all times, whilst offering customers essential financial and insurance services for their day to day, is a priority for CaixaBank, with the maximum safety standards for everybody . CaixaBank also understands financial inclusion, a pillar of its responsible banking model, as the commitment to be close to its customers, serving as an accessible, proximity - based bank . The firm commitment of the last few years to a multi - channel approach has been a determining factor in the sound development of the business in this period of mobility restrictions . Branch network On average, CaixaBank kept around 92 % of its branches open from March to June 2020 . The highest percentages of branch closures were around 15% , between the third week of March and the second week of April . CaixaBank is still the only banking institution present in 212 Spanish towns ( 229 on 31 December 2019 ) . ATMs were kept 100 % operational, even those in branches that were closed for a period . CaixaBank also joined the entities integrated in the Spanish Confederation of Savings Banks (CECA), in order to not charge fees in ATMs throughout the state of alarm . During this period, Banco BPI assured that it would keep 86 % of its branches and 100 % of its business centres open . A universe of 109 main branches that must remain open and fully operational was defined, along with a list of 39 branches deemed high priority . On 30 June 2020 CaixaBank has : in Spain 4,012 branches (4,118 on 31 December 2019) 8,982 ATMs (9,111 on 31 December 2019) in Portugal 448 branches (477 on 31 December 2019) 1,346 ATMs (1,380 on 31 December 2019) Digitisation, key To avoid unnecessary travel and to protect the health of our customers and employees, we have bolstered the use of digital channels, reviewing and reinforcing the main processes, and increasing the capacities of remote services and for contracting new products and services . We can highlight the ability to apply for loan moratoriums through CaixaBankNow, BPI Net and BPI Net Businesses . Another example is the increased number of operations related to VidaCaixa products available through digital channels . During the COVID - 19 crisis, we made it possible to redeem various kinds of pension and insurance plans online, responding to the new temporary redemption contingency for these products if the holder is financial affected by the health crisis . Similarly, partial or total redemptions, not in person, were made possible for savings insurances . The growth recorded during the first half of 2020 has consolidated CaixaBank as the leading financial institution in terms of digital banking in Spain . BPI Net 46.0% digital customers CaixaBank Now 64.7% digital customers (61.7% on 31 December 2019) 32.9% penetration among digital customers in Spain (Comscore) (30% in December 2019) 2.5 MM customers that log in daily to CABK applications in June 2020 (≈1.8 MM average 2019) Furthermore, the contactless limit was increased from twenty to fifty euros, in order for users not to have to enter their PIN and avoiding contact with physical surfaces. 13

Interim Consolidated Management Report January – June 2020 Customer Contact Centre (CCC) The CCC services manages consultations, requests, suggestions and dissatisfaction among customers and non - customers over the phone, in writing (chat, WhatsApp, email and letters), and through interactions on social media (Twitter) . During the exceptional situation provoked by COVID - 19 , the remote contact services that the Group offers to its customers have been particularly relevant . CaixaBank has reinforced these services, increasing the number of agents and re - assigning resources, in order to tackle the increased demand of April, May and June 2020 compared with the same period in 2019 . The online assistants that CaixaBank has developed in recent years to automatically respond to customer queries (bots) have been a determining factor in facing these demand increases, making the service better and more flexible . 55 % of contacts have been attended to by virtual assistants ( 2 , 692 , 567 contacts assisted by bots) . 4,886,803 contacts received, January - June 2020 (3,100,880 throughout the whole of 2019) Of these contacts, 66 , 982 are related to COVID - 19 . Of these queries, we can highlight those regarding moratorium questions ( 70% ), availability of branches ( 16% ) and pensions or unemployment payments ( 6% ), among others . Focus on cybersecurity The situation derived from COVID - 19 has made CaixaBank prioritise certain aspects in the field of cybersecurity, including : ▪ Responding to mass remote work needs, adapting security levels to new requirements and with an intensive use of collaborative tools . ▪ Improving monitoring and protection controls with respect to phishing campaigns (malicious emails) related to COVID - 19 , which has been a topic used by external attackers to compromise the security of business systems around the world . ▪ Adapting security controls to mitigate the impact of the increase in malware infecting customer computers, with a view to commit fraud, particularly RAT (Remote Access Trojan) malware, which allows attackers to control customer computers remotely . 14

Interim Consolidated Management Report January – June 2020 4 . 3 Ac c o un t a b il i t y w i t h t h e s ta ff t h a t make up CaixaBank Health and safety measures CaixaBank is among the businesses whose job positions do not involve a risk of professional exposure to COVID - 19 , which means that spread among employees in the workplace could only happen in exceptional circumstances . The company must adopt preventive measures to avoid and reduce the risk, agreed on and recommended by the health authorities . The Institution has adopted the recommendations established by the Spanish government and the competent health authorities, taking into account the consideration of CaixaBank's activity as essential, according to Royal Decree - Law 10 / 2020 . Prior to adopting preventive measures, the Institution performed a risk assessment specific to COVID - 19 , which concluded that there is a 'low chance of exposure', and drew up a protocol to identify and manage situations that could involve a risk of spread, which was updated according to the criteria of the health authorities . Furthermore, BPI is also represented on the Business Continuity Monitoring Committee, and thus the prevention measures implemented in Portugal are the same. (i) Organisational measures adopted gradually to minimise the workforce's contact with third parties, ensuring that the safety distance is maintained at all times: ▪ Temporary suspension of events, acts and meetings of more than 30 people. ▪ Increased preferential use of video calls and other collaborative tools. ▪ Ban on international travel and national journeys restricted to those that are strictly necessary. ▪ Incorporation of remote work in Corporate and Territorial Services, with the exception of the critical workforce or teams that cannot carry out their work due to technical issues, whilst the branches network is carrying this out partially . ▪ Start and finish times made more flexible in work centres. In particular in the branch network: ▪ The public opening hours are reduced in all branches to 8.30am to 2.30pm. ▪ The capacity of customers allowed into branches is limited ; customers are scattered throughout the day and the amount of time the customer spends in the branches is restricted to the shortest time necessary . ▪ There are vinyl markings on the floor to show the distance limits between customers. ▪ A campaign to install methacrylate screens on the table was carried out, as protection between the customer and the employee, which reaches all customer - facing positions. ▪ Staff avoid sharing work tools and equipment, as well as moving between offices (support team). ▪ In general, cash management is carried out through ATMs. (ii) Hygiene measures aimed at personal cleanliness and cleaning the area and spaces: ▪ Hand sanitiser and paper towels are distributed throughout. ▪ Surfaces with high levels of contact are cleaned more intensely, using cleaning products that follow the suitability criteria indicated by the health authorities, and applying an action protocol to minimise the risk to the person applying the products . ▪ When CaixaBank is informed of a case of COVID - 19 in one of its work centres, it proceeds to disinfect and clean the area . The Joint Prevention Service assesses the suitability of actions carried out and performs an activity resumption report . ▪ With respect to the use of personal protection equipment, the Institution follows the guidelines of the World Health Organisation, established for a scenario of low probability of exposure . Given that we have adopted technical measures to ensure the safety distance ( 2 metres) and protection (campaign to install methacrylate screens), in general, it is not necessary to use masks or gloves, except in certain situations . These measures are adjusted to the decisions and recommendations of the health authorities at all times (iii) Informative measures to employees on the risks they are exposed to as a result of performing their usual tasks in exceptional circumstances, as well as the specific preventive measures they need to apply : ▪ Informative materials available on the corporate intranet have been drawn up, including, among other things, recommendations on hand cleaning, a self - assessment questionnaire on the remote working environment, ergonomic recommendations for working healthily and to prevent psycho - social and emotional prevention . ▪ Elaboration of an obligatory course for the whole workforce on preventive measures to adopt to tackle COVID - 19 , available in the Virtaula online learning platform . ▪ Information is given to customers through informational signs at the entrance to branches, indicating the measures they need to take . They are informed of the ban on entering facilities if they have symptoms compatible with COVID - 19 , or if they have had contact with anyone who has tested positive, and they are reminded of the preferential use of digital channels set up to avoid unnecessary travel to branches . 15

Interim Consolidated Management Report January – June 2020 (iv) Transmission control measures , depending on the circumstances: ▪ People who have symptoms compatible with a potential infection, but are not aware of having had contact with a confirmed case . As a preventive measure, these people must remain in their homes and immediately contact the health services . ▪ People that have been in recent contact with suspected cases . If they do not have compatible symptoms, they can carry out their life normally and monitor their health for 14 days . But if they do have compatible symptoms, they must stay at home and immediately contact the health authorities . ▪ People who have had 'close direct contact' with confirmed cases . These people must stay at home and immediately contact the health services . ▪ Confirmed case of infection with COVID - 19 in a CaixaBank work centre . This circumstance should be reported to the manager or human resources in the vicinity as soon as possible . CaixaBank will follow the measures established in the specific case and inform the health authorities . ▪ Employees belonging to at - risk groups must provisionally stay in their homes working remotely. (v) Monitoring, guidance and employee assistance measures: ▪ Within the CaixaBank workforce there are employees with underlying health conditions that make them particularly sensitive to COVID - 19 . In all these cases, remote working is implemented to reduce the level of exposure due to work . To manage this at - risk group, a digital channel has been set up where employees can send their application to be evaluated and accepted, if relevant, by the Health Surveillance Service . ▪ Medical monitoring by the Health Surveillance Service and the Mutual Insurance Company for staff who have had 'close contact' with confirmed cases or have tested positive themselves, to track the evolution of the employee, guide them and provide medical recommendations . ▪ Medical, psychological and emotional health care to all staff through a medical advisory service and psychological and medical guidance over the phone, free of charge, unlimited and anonymous, to accompany and help to resolve queries or concerns that may arise . Remote work and development of the return to in - person work CaixaBank has incorporated 100 % of the Corporate and Territorial Services workforce into remote working, with the exception of the critical workforce or teams that cannot carry out their work due to technical issues . Meanwhile, this has been carried out partially in the branches network, and the Institution has been adapting itself to the evolution of the pandemic ( 50% - 75% - 100 % physical presence) . In the initial phase (mid - March 2020 ), Territorial Management departments, according to their needs and circumstances : ▪ Established shifts in the branches network, so that approximately 50% of the workforce could work remotely (performing tasks via telephone management and digital access). ▪ Authorised recoverable leave days to handle justified situations that hinder the ability to go to the work centre. BPI, during the period of the state of the alarm, also opted for remote working, representing around 90 % of those in Central Services and 53 % of the Commercial Network (figures from late April) . In the commercial network, a weekly shift system was set up in the sales teams, combining remote work with on - site work . Currently, teams are returning to on - site activity . After more than two months since the start of the COVID - 19 health crisis, staff are progressively returning to on - site activity, both in the commercial network and in corporate centres . An internal protocol was drawn up, defining the process of returning to on - site work, gradually and in a flexible way, and with strict observance of occupational risk prevention measures, as always prioritising employees and customers . The protocol is an ongoing document that is being worked on with worker representatives in the field of the Single Committee on Occupational Health and Safety, and is subject to the regulatory changes that could occur and the evolution of the health crisis . Corporate buildings and InTouch centres A progressive reincorporation of on - site activity is expected, up until reaching the percentage of reincorporated workforce allowed for by the restrictions and prevention measures, aligned with the indications of the health authorities and defined by CaixaBank on this basis . A prior test procedure is established for employees . If they choose not to take this test, they must fill out a self - declaration . The following access and mobility measures will be implemented in centres : (i) access/departure will be carried out gradually in 30 - minute periods ; (ii) entry/exit points in the building will be limited ; (iii) safety instructions will be installed ; (iv) unnecessary movements will be avoided within the centres ; (v) managers will establish the occupation levels of workplaces and will ensure compliance with distancing measures in force at any time . 16

Interim Consolidated Management Report January – June 2020 Branch network We are working on the progressive, gradual and flexible incorporation of the workforce, always maintaining the recommended technical and organisational measures on protection as an essential element . Capacity will be established based on the situation of each branch, so that the safety distance in force is always maintained . Workplaces must guarantee the protection measures needed to comply with the prevention requirement established by the health authorities and defined by CaixaBank . All public - facing workplaces must be equipped with protective screens, and those that cannot guarantee social distancing measures in place at any time must not be used . Preferably, customers will book an appointment to visit a branch and each employee will organise the visiting schedule in advance . Work - life balance and flexibility Life moments are valued as a distinguishing experience by CaixaBank employees, and in particular we can highlight the Institution's adaptation to personal situations, and the institutional support it provides during the times when it is needed . This perception is caused by the significant number of measures that the Institution makes available to the whole workforce, and which are designed to facilitate work - life balance . Faced with the pandemic, we implemented work - life balance measures in addition to those already in place, applicable from 11 May, subject to the organisational possibilities of the work centre in question and for those employees who have been unable to use their annual leave, having expired . Recoverable paid leave: Up until 30 September, it is possible to request recoverable paid leave, in writing and with due justification, or for full days, and limited to 100 hours . Improvement on the legally established leave for looking after a minor: Exceptionally, until 15 September, the age of minors that gives rise to this leave has increased to 14 . When the child turns 14 , if the need persists, employees must use the other measures in force at any time . Unpaid leave 2020: Until 30 September, due to extraordinary needs related to COVID - 19 , employees can request unpaid leave, subject to approval, of up to 3 months . Holidays 2020: To help achieve work - life balance, holidays in 2020 are not limited to the three periods established by internal regulations . 17

Interim Consolidated Management Report January – June 2020 4.4 Strengthening the financial soundness of the Institution Modification of the allocation of income from 2019 With a view to accommodate the bank's position to the new environment, in its meeting on 26 March 2020 , the Board of Directors agreed to render the proposal to allocate the income from the financial year ending on 31 December 2019 null and void, which the Board of Directors had proposed on 20 February 2020 , contained in the individual and consolidated income statement of CaixaBank corresponding to the year ending on 31 December 2019 . This proposal included the payment of a dividend of € 0 . 15 gross per share, in line with the CaixaBank Dividend Policy and the 2019 - 2021 Strategic Plan, which forecast the distribution of an amount of cash that was more than 50 % of the consolidated net profit . Within the framework of the measures adopted as a result of the situation created by COVID - 19 , and under an attitude of prudence and social responsibility, the Board of Directors, in the same meeting of 26 March 2020 , agreed to reduce the amount of the dividend from 0 . 15 to 0 . 07 euros per share, representing a payout of 24 . 6% . The dividend was paid on 15 April, allocated to the profits of 2019 . This is the only shareholder remuneration planned to be charged to 2019 . €0.07 /share Shareholder returns corresponding to 2019 2.5% Dividend yield (of share price on 31.12.19) With respect to the dividend policy in force, consisting in the distribution of a cash dividend of more than 50 % of consolidated net profit, this is exclusively modified for 2020 . The Board of Directors stated its intent to allocate at least an amount higher than 50 % of consolidated net profit to the cash remuneration for future financial years, once the circumstances that led to the modification for 2020 have dissipated . Furthermore, it declared its will to distribute capital surplus above the CET 1 capital adequacy ratio of 12% , as an extraordinary dividend and/or share buy - back . This extraordinary payout of excess capital will be conditional on the macroeconomic situation in which the Group operates returning to normal and will not take place in any event before 2021 . These decisions were made based on the CaixaBank Group's solid position of capital adequacy and liquidity at 2019 year - end, with a CET 1 capital ratio of 12 . 0% , which represented a management margin with respect to supervisory requirements of 3 . 25% , and a position of liquid assets at more than € 89 , 000 million . On 30 June 2020 , CaixaBank continues to have a CET 1 capital ratio of 12 . 3 % and a total amount of liquid assets of € 106 , 609 million . Modification of the capital objectives After considering the new regulatory and supervisory aspects, among others, the impact of the standards laid down in the Capital Requirements Directive V (CRD V) with regard to the composition of the Pillar 2 Requirement (P 2 R) ; the Board agreed to reduce the target CET 1 capital adequacy ratio established in the 2019 - 2021 Strategic Plan to 11 . 5 % for December 2021 , rendering null and void the objective of a CET 1 ratio of 12 % plus a buffer of 1% , which was allocated to absorb the effects of implementing the Basel IV developments and other regulatory impacts, whose implementation is now estimated to be delayed . Compensation package for Senior Management Following a principle of prudence in variable remuneration, and as an act of co - responsibility between CaixaBank Senior Management and the Institution, the CEO and members of the Steering Committee decided to forego their 2020 variable compensation, both with respect to the annual bonus and their participation in the second cycle of the 2020 Long - Term Incentives Plan . In addition, it has been agreed not to propose the granting of shares in this second cycle of the Long - Term Incentives Plan for the other 78 managers included therein . Increased provisions for credit risk In the first half of 2020 , CaixaBank strengthened its coverage for credit risk, with an extraordinary provision of € 1 , 155 million, anticipating future impacts of COVID - 19 . Profit/(loss) for the year (€) 2 , 0 7 3 , 5 2 1, 1 4 8 To dividends (April 2020) 4 1 8 , 4 4 5 , 3 2 2 To voluntary reserve 1, 6 5 5 , 0 7 5 , 8 2 6 18

Interim Consolidated Management Report January – June 2020 4.5 Social action Thanks to its capillarity and proximity to people, the CaixaBank branch network is a very efficient medium for detecting needs, thus allowing it to allocate resources from the "la Caixa" Banking Foundation with a large impact on all territories where CaixaBank is present . In this health and social crisis caused by COVID - 19 , CaixaBank has acted quickly, identifying social emergencies at all times and re - assigning resources to contribute to alleviating difficulties among the most vulnerable groups . In the moments when COVID - 19 was most prominent, in our environment, the following actions were carried out : #Decentralised Social Work channelling funds to urgent needs, € 9 . 2 MM to 1 , 682 social actions, including : #NoHomeWithoutFood (activity to help Food Banks) : € 2 . 3 MM collected and € 1 MM contributed by the "la Caixa" Banking Foundation . #New online activities from the "la Caixa" Volunteers Association : more than 400 activities with nearly 1 , 600 volunteers signed up . #More than 192,000 solidarity phone calls have been made to customers over the age of 75. #Distribution of more than 2 , 400 tablets , to more than 700 organisations that take in vulnerable people, in collaboration with Samsung Spain . #ReUtilízame (reuse me) : 14 donations have been made to 13 different organisations by 5 business customers of CaixaBank, who have donated clothing, hygiene material and leisure materials to hospitals . #WithOurTraditions : social communications to accompany our customers in the main traditional holidays taking place differently this year as a result of the pandemic . Banco BPI The collaboration between BPI and the "la Caixa" Banking Foundation have focused their action during this period on responding to the health and social crisis derived from COVID - 19 , conducting the following actions : #Food emergency network : via RTP (Radio and Television of Portugal) association, society was mobilised to support the Food Emergency Network . € 1 . 7 MM were donated . #Donation of 526 tablets : in a joint work with the Ministry of Health, facilitating communication between patients and relatives . #€1.8 MM for innovation projects linked to COVID - 19, assigned via the express CaixaImpulse contest. #Support to develop the Portuguese respirator in the CEiiA - Centre for Engineering and Product Development , with the contribution of € 300 , 000 . #The 'BPI la Caixa' Awards were adapted to support the groups most affected by COVID - 19 , allocated to 5 social organisations, with a total provision of € 3 . 75 MM . #Support to artists with the initiative Portugal #EntraEmCena . The creation of this digital marketplace, in collaboration with the Ministry of Culture, allows artists to launch ideas and get investment . Other vulnerable groups € 2.0 MM 3 9 9 act i o n s Elderly people € 0.3 MM 79 actions Sanitary equipment and emergencies € 1.3 MM 235 actions Food € 5.6 MM 969 actions 19

Interim Consolidated Management Report January – June 2020 5. Environmental strategy CaixaBank has joined the Manifesto for sustainable economic recovery . The manifesto aimed at the Social and Economic Reconstruction Committee has been created in the Congress of Deputies, and asks for stimulus policies derived from COVID - 19 to not only be effective from an economic and social perspective, but also to be aligned with sustainability policies and the European Green Deal . The initiative has been promoted by the Spanish Green Growth Group, which CaixaBank is a part of . In the same regard, CaixaBank has joined the Green Recovery Call to Action initiative, promoted by the European Parliament, which seeks to align the economic recovery plans in Europe with the Paris Agreements and a sustainable future . Thus, with the environment being one of CaixaBank's strategic priorities, in the first half of 2020 , we continued to intensively develop the 2019 - 2021 Road Map to advance with the implementation of the bank's environmental strategy . CaixaBank is part of the CDP Leadership category For the sixth consecutive year CaixaBank forms part of the CDP Leadership category (A - ) . This puts it in the top 23 % of the most active banks in terms of the fight against climate change . CDP performs an assessment of internal environmental management ( 70% ) and environmental risk management ( 30% ) . Analysis of Climate Change Scenarios Since mid - 2019 , CaixaBank has been collaborating with the second pilot project of the United Nations Environment Programme Finance Initiative (UNEP FI) to implement the recommendations of the Taskforce on Climate - related Financial Disclosure (TCFD) in the banking sector (TCFD Banking Pilot Phase II) . Within the framework of this project, and following the methodology proposed by the UNEP FI, CaixaBank is undertaking a climate risk analysis pilot for the most relevant sectors of its credit portfolio, from a perspective of climate transition risk, performing an analysis of qualitative and quantitative scenarios . The qualitative analysis hones in on the sectors of Energy, Transportation and Construction to identify the sectors potentially most affected by transition risk through the study of the main variables, establishing sensitivity heat maps for different time horizons ( 2025 , 2030 and 2040 ), geographies and climate scenarios, taking into account the characteristics of the CaixaBank credit portfolio . The quantitative analysis is conducted for the Energy sector, differentiating between oil & gas and power utilities . We are evaluating how climate transition risk may be reflected in the main financial magnitudes of a sample of businesses from these sectors in the short, medium and long term ( 2025 , 2030 and 2040 ) in the strictest transition scenario, 1 . 5 ƒ C, which limits the increase of the average global temperature to 1 . 5 ƒ C above pre - industrial levels . To do this, the predictions of the REMIND model of the Potsdam Institute for Climate Impact Research (PIK) are used as a basis . This is an IAM (Integrated Assessment Models) model, which integrates climate models with macroeconomic models . The study involves a detailed analysis of the strategies for transitioning towards a low - carbon economy among the various companies of the sample, both through the study of public information and through the engagement process, conducting meetings with the businesses involved to discuss their positions in terms of climate change . The ongoing pilot is the first step in deploying the analysis of scenarios in a recurring way . On the basis of the pilot, the scenario analysis will be extended both to other exposures of the Energy sector and other relevant sectors in terms of climate risks . Furthermore, we will monitor the path of decarbonisation on the basis of the strategic plans of the main companies of the sectors analysed to ensure the resilience of the Institution's strategy . 20

Interim Consolidated Management Report January – June 2020 Environmentally sustainable financing During the first half of 2020, CaixaBank continued to finance environmentally sustainable activities: ▪ ▪ ▪ ▪ ▪ ▪ ▪ Real estate developments with an energy efficiency rating of A or B have been formalised for €574 MM. The Institution participated in financing 12 renewable energy projects for €908 MM. CaixaBank has signed 8 loans with a volume of € 867 MM, whose conditions are attached to ESG indexes conducted by independent entities recognising good sustainability performance among companies . The Company has granted loans for €28 MM in consumer and Agrobank ecofinancing lines. With regard to Green Loans, such as Lead Bank, CaixaBank ranks 2 nd in Europe in terms of volume, at 383 million USD . Similarly, in the field of operations of the Green activity and ESG Loans, according to Refinitiv, in the first half of the year, as the Mandated Lead Arranger, CaixaBank ranked 9 th in the world in terms of number of operations and 12 th for volume, with 18 operations for 1 , 654 million USD . Additionally, in the first half of 2020 , CaixaBank participated in the placement of 5 green bonds for the amount of € 3 , 700 MM (€ 2 , 550 MM in the whole 2019 ) . In this field, we can highlight the signing of the first sustainable factoring agreement in Spain . The operation stands out as it includes sustainability criteria in the pricing policy of this short - term financing method . The inclusion of ESG criteria (environmental, social and governance) means that the factoring conditions will improve according to the sustainability rating of the client company . This evaluation, which is conducted each year by an external consultant, considers the company's behaviour in the environment (GHG emissions, energy consumption, etc . ), the social sphere (relationship with the community and stakeholders) and in terms of governance . In BPI, the total environmentally sustainable financing granted in the first six months amounts to €38 MM. Minimise the environmental impact One of the priorities of the institution's environmental strategy is the minimisation of its carbon footprint and continual improvement in its environmental and energy management . In this context, in the first half of 2020 , CaixaBank, S . A . offset all the calculated CO 2 emissions corresponding to the bank and the previous year, thus making it a carbon neutral company for the third year in a row . These emissions amount to 21 , 871 tonnes of CO 2 , which represents a 20 % decrease with respect to 2018 , and an accumulated reduction of 80 % compared with 2009 , the base year of the calculation (the first year for which there are records) . To offset them, CaixaBank, S . A . purchased carbon credits certified under the VCS (Verified Carbon Standard), corresponding to a sustainable forest management project (REDD+) 1 located in the state of Pará, in the eastern Amazon region of Brazil . Additionally, it also used emission credits obtained from two of its own reforestation projects, a forest in Ejulve (Teruel) and another in Montserrat (Barcelona) . Reduction of CO 2 emissions (CaixaBank, S.A.) - 20% with respect to 2018 and - 80% with respect to 2009 E v o l ut i o n o f C O 2 emi s s i o ns ( t o n n es of C O 2 ) , C a i xa B a n k, S. A. 1 REDD+ ( Reducing Emissions from Deforestation and Degradation ) : rating promoted by the United Nations for projects against deforestation and degradation, and those that also involve conservation ; the creation of job positions and community development, and the extension of forest carbon stock, among others benefits . 2 0 1 7 201 8 2 0 1 9 Scope 1 Scope 2 Scope 3 34 , 5 7 0 2 7 , 3 3 4 2 1 , 8 71 100% emissions offset Emissions per employee 1 , 17 21 0 , 93 0 , 77

Interim Consolidated Management Report
January – June 2020

6. Income statement and financial information

Segmentation of businesses

For the purpose of presenting the financial information, the Group is set up with following business sectors:

Banking and Insurance: shows earnings from the Group's banking, insurance and asset management activity mainly in Spain, as well as liquidity management, ALCO, income from financing the other businesses and the Group-wide corporate centre. It also includes the business acquired by CaixaBank from BPI during 2018 (insurance, asset management and cards) as well as the non-core real estate business (with the exception of Coral Homes) after the sale of 80% of this business in 2018.

Equity investments: This line of business essentially shows earnings on dividends and/or equity-accounted profits from the stakes, as well as the Trading income, held in Erste Group Bank, Telefónica, BFA, BCI and Coral Homes (since 1 January 2019). Similarly, it includes the significant impacts on income of other relevant stakes acquired in various sectors.

BPI: covers the income from BPI's domestic banking business. The income statement shows the reversal of the fair value adjustments of the assets and liabilities resulting from the business combination and excludes the results and balance sheet figures associated with the assets of BPI assigned to the equity investments business (essentially BFA and BCI).

The operating expenses of these business segments include both direct and indirect costs, which are assigned according to internal distribution methods.

N.B. Further information in the Q2 Activity and Income Report in the following link https://www.caixabank.com/informacion-para-accionistas-e-inversores/informacion-economicofinanciera/resultados-trimestrales/2020_en.html

€ millions	1H2019	1H2020 (breakdown by business segment)			
	Group	Group	Banking and insurance	Investments	BPI
Net interest income	**2,478**	**2,425**	**2,254**	**(47)**	**217**
Dividend income and share of profit/(loss) of entities accounted for using the equity method	370	191	85	97	9
Net fees and commission income	1,248	1,266	1,148		118
Gains/losses due to financial assets and liabilities and others	261	142	160	(6)	(12)
Income and expense under insurance and reinsurance contracts	264	292	292		
Other operating income and expense	(176)	(199)	(178)		(20)
Gross income	**4,445**	**4,117**	**3,760**	**45**	**312**
Recurring administrative expenses, depreciation and amortisation	(2,408)	(2,345)	(2,118)	(2)	(225)
Extraordinary expenses	(978)	-			
Operating income/loss	**1,059**	**1,772**	**1,643**	**43**	**87**
Allowances for insolvency risk	(204)	(1,334)	(1,315)		(19)
Other charges to provisions	(91)	(184)	(183)		(1)
Gains/(losses) on disposal of assets and others	(38)	(49)	(50)		1
Profit/loss before tax	**726**	**204**	**94**	**43**	**67**
Income tax	(104)	(1)	9	12	(22)
Profit for the period	**622**	**203**	**103**	**55**	**45**
Profit/loss attributable to minority interests and others	-	(1)	(1)		
Profit/loss attributable to the Group	**622**	**205**	**105**	**55**	**45**
Cost-to-Income Ratio	*67.0%*	*56.9%*			
Cost-to-income ratio excluding extraordinary expenses	*55.4%*	*56.9%*			
ROE	*4.9%*	*4.7%*			
ROTE	*5.9%*	*5.6%*			
ROA	*0.3%*	*0.3%*			
RORWA	*0.8%*	*0.8%*			

22

Interim Consolidated Management Report January – June 2020 Results The attributed earnings are € 205 million in the first half of 2020 , 67 . 0 % less than the same period in 2019 . Core earnings 1 show a slight reduction in the year at € 4 , 064 million ( - 0 . 5% ), despite the difficult associated with the current economic context . Net interest income fell ( - 2 . 1% ), and there was a strong evolution of fee and commission income (+ 1 . 5% ), as well as of income and expenses under the framework of insurance contracts (+ 10 . 5% ) . In the evolution of Gross income ( - 7 . 4% ), the following are particularly influential : (i) the reduction of Trading income (in the first half of 2019 , materialisation of fixed income gains) ; (ii) lower income attributed to investee companies as a result of the current economic context . Recurring administrative expenses, depreciation and amortisation have been reduced by 2 . 6 % following intense cost base management, with a reduction greater than the loss of core income . In the second quarter of 2019 , the agreement reached with worker representatives on a compensated termination plan for € 978 million gross was registered . The performance of Losses due to the impairment of financial assets is impacted by the further provisions for credit risk, which includes an extraordinary provisions to anticipate future impacts associated with COVID - 19 for € 1 , 155 million . Other charges to provisions include the allocation of € 109 million associated to pre - retirements . 1 Includes net interest income, fee and commission income, income from the life - risk insurance business, the income resulting from the equity method of SegurCaixa Adeslas and income from investee insurance companies of BPI. Net interest income Net interest income amounts to € 2 , 425 million ( - 2 . 1 % compared with the first half of 2019 ) . In an environment of negative interest rates, this decrease can be attributed to : (i) diminished income from loans and advances due to a reduced rate, affected by the change of structure of the credit portfolio (increase in ICO loans), due to reduced income from consumer credit and the decline in the interest rate curve . This decline of the interest rate has been partially offset by increased volume ; (ii) smaller contribution of the fixed income portfolio due to a reduced average rate, partially mitigated by greater volume . These effects have been partially offset by : (iii) reduction in the cost of credit institutions, which benefited from the measures taken by the ECB in October 2019 (increase in the excess above the cash ratio not penalised with negative rates), and due to increased financing taken with the ECB with better conditions ; (iv) saving in the costs of institutional financing due to a price drop as a result of the curve decline ; (v) slight drop in the cost of retail financing ; (vi) greater contribution of the insurance business . ▪ According to applicable accounting standards, income resulting from the application of negative interest rates should be reported in the appropriate income classification . The heading of financial intermediaries on the assets side incorporates negative interests of financial intermediaries on the liabilities side, whereby income from ECB financing measures are the most significant (TLTRO and MRO) . Conversely, the heading financial intermediaries on the liabilities side shows the negative interest on the balances of financial intermediaries on the assets side . Only the net amount between income and expense for both headings has economic significance . ▪ "Other assets with returns" and "Other funds with cost" relate largely to the Group’s life insurance activity. ▪ The balances of all headings except “Other assets” and “Other funds” correspond to balances with returns/cost . “Other assets” and “Other funds” incorporate balance items that do not have an impact on the Net interest income and on returns and costs that are not assigned to any other item . € millions 1H2020 1H2019 A v e r a g e b a la n ce % rate A v e r a g e b a l a n ce % rate Financial Ins ti tutions 26,463 0.89% 27,730 0.66% Loans and advances (a) 219,580 2.07% 211,798 2.27% Debt securities 41,962 0.66% 37,915 0.97% Other assets with returns 64,003 2.57% 58,341 2.96% Other assets 59,328 64,498 - Total average assets (b) 411,336 1.63% 400,282 1.78% Financial Ins ti tutions 40,337 0.36% 42,362 0.63% Retail cus tomer funds (c) 222,257 0.02% 210,016 0.03% Wholesale marketable debt securities & other 30,152 0.76% 27,719 0.90% Subordinated debt securities 5,400 1.35% 5,400 1.38% Other funds with cost 72,483 1.80% 66,862 2.10% Other funds 40,707 47,923 - Total average funds (d) 411,336 0.45% 400,282 0.53% Customer spread (a - c) 2.05% 2.24% Balance sheet spread (b - d) 1.18% 1.25% 23

Interim Consolidated Management Report January – June 2020 Fees and commissions Fee and commission income amounts to € 1 , 266 million, + 1 . 5 % compared with the first half of 2019 . The decreased economic activity (from the second half of March 2020 onwards) and the impact of the markets influence their evolution . In the evolution of recurring bank fees ( - 4 . 6 % compared with the first half of 2019 ), essentially this is a question of lower fees from payment methods, given that the other concepts of fee and commission income have shown strong resistance to reduced economic activity . Positive behaviour in the first half of the year, specifically in Q 2 2020 , of non - recurring fees from investment banking, mitigates the aforementioned diminishment . Thus, total banking fees have increased 0 . 7 % year - on - year . Fees from the sale of insurance products have decreased since 2019 ( - 11 . 3% ), primarily due to reduced commercial activity . Fee and commission income from investment funds, portfolios and SICAVs show year - on - year growth of 4 . 3% , despite the volatility of the markets in 2020 . Fees for managing pension plans have also grown 2 . 6 % compared with the same period last year, basically due to an increase in average net assets . The positive evolution of Unit Link fees compared with the first half of 2019 (+ 20 . 8% ) is essentially due to the greater volume managed, despite the market drop . Administration and amortisation expenses The year - on - year evolution of recurring administrative expenses, depreciation and amortisation ( - 2 . 6% ) includes the management of the cost base . Personnel expenses have fallen by 4 . 6% , following savings associated to the 2019 labour agreement and 2020 pre - retirements 1 , among other things, offsetting natural growth factors . The increase in depreciation and amortisation (+ 4 . 4% ) incorporates the effort to invest in projects to transform the institution throughout last year . The effort to reduce costs, with a year - on - year reduction of 2 . 6% , greater than the loss of core income ( - 0 . 5% ), impacted by the current context . 1 As of 1 April 2020, effective departure of employees related with the retirement agreement Losses due to the impairment of financial assets Losses due to the impairment of financial assets amount to - € 1 , 334 million ( - € 204 million in the first half of 2019 ) . In the first half of 2020 the Group has changed the macroeconomic scenarios and the weighting established for each scenario employed in the estimate of expected loss due to credit risk . For this purpose, internal economic projection scenarios based on the impact of the Covid - 19 health crisis on the economy and different levels of severity have been used . Combining scenarios allows reducing the uncertainty of projections in the current context, although these provisions will be updated in coming quarters based on new available information . As a result, a provision was recorded for credit risk at € 1 , 155 million, € 755 million of which was allocated to the second quarter following a review of the scenarios . In this second quarter the weight provided to macroeconomic projections with a lesser contextual bias was discarded . The cost of risk ( 12 months) is 0 . 61 % and the cost of risk of the half of the year, annualised, is 1 . 06% . € millions 1H2020 1H2019 Banking services, securities and other fees 725 719 of which: recurring (transaction processing, risk activities, deposit management, payment methods) 625 654 of which: non - recurring (investment banking) 100 65 Insurance sales 97 110 Investment funds, portfolios and SICAVs 268 257 Pension plans 107 105 Unit Linked and Flexible Investment Life (the managed part) 69 57 Net fees and commission income 1,266 1,248 € millions 1H2020 1H2019 Gross income 4,117 4,445 Staff expenses (1,454) (1,524) General expenses (619) (624) Depreciation and amortisation (272) (260) Recurring administrative expenses, depreciation and amortisation (2,345) (2,408) Extraordinary expenses (978) 24

Interim Consolidated Management Report January – June 2020 Balance sheet The operating expenses of these business segments include both direct and indirect costs, which are assigned according to internal distribution methods . During 2020 , the allocation of capital to the Investments business has been adapted to the Group's new capital objective to maintain a Common Equity Tier 1 (CET 1 ) regulatory ratio of 11 . 5% ( 12 % in 2019 ), and considers both the consumption of equity for risk - weighted assets at 11 . 5 % and the applicable deductions . The allocation of capital to BPI is at sub - consolidated level, i . e . taking into account the subsidiary's own funds . The capital consumed in BPI by the investees allocated to the investment business is allocated consistently to this business . The difference between the Group’s total shareholders' equity and the capital assigned to the other businesses is attributed to the banking and insurance business, which includes the Group’s corporate centre . Customer funds Customer funds amount to € 400 , 675 million on 30 June 2020 (+ 4 . 3 % in the year) . On - balance sheet funds amount to € 294 , 288 million (+ 6 . 1 % in the year), including : ▪ ▪ ▪ Growth of demand deposits up to € 209 , 341 million . Its evolution (+ 10 . 4% ) was down to the strength of the franchise in a context in which families and businesses have managed their liquidity needs, and the usual seasonal effect of double salary payments in the second quarter of each year . Term deposits are at € 25 , 581 million ( - 11 . 7% ) . Their performance continues to be marked by the reduction of deposits against a backdrop of rock - bottom interest rates on renewal of maturities . The increase of liabilities under insurance contracts 2 in the year ( 0 . 4% ) reflects the progressive recovery of the market in the second quarter in terms of the valuation of the Unit Links, whereby the positive net subscriptions both in the Unit Links and the rest of the insurance products throughout the six - month period is notable . Assets under management stand at € 98 , 573 million . Its decrease over the year ( - 3 . 7% ) is determined, practically in its entirety, by the fall in the markets recorded in the first quarter and its partial recovery in the second . The assets managed in investment funds, portfolios and SICAVs stand at € 65 , 619 million (+ 3 . 8 % in the year) . Pension plans stand at € 32 , 954 million ( - 2 . 3 % over the year) . Other accounts mainly includes temporary funds associated with transfers and collections, whose progress in the second quarter is due, among other reasons, to the collection of the income tax campaign coinciding with the end of the quarter . 1. Includes retail debt securities amounting to €1,474 million at 30 June 2020. 2. Excluding the impact of the change in value of the associated financial assets, with the exception of Unit Link and Flexible Investment Life Annuity products (the part managed). € millions 31.12.19 30.06.20 (breakdown by business segment) G ro u p Group Banking and insurance Investments BPI Total assets 391,414 445,572 404,867 3,890 36,815 Total liabilities 366,263 421,179 384,228 3,086 33,865 Equity 25,151 24,393 20,614 804 2,950 Capital assigned to the businesses 100% 100% 85% 3% 12% € millions 31.12.19 30.06.20 (breakdown by business segment) G r o u p Group of which: banking and insurance of which: BPI Customer funds 218,532 2 3 4 , 9 2 2 2 1 0 , 1 9 5 2 4 , 7 2 7 Demand deposits 189,552 2 0 9 , 3 4 1 1 9 2 , 9 1 4 1 6 , 4 2 7 Time deposits 1 28,980 2 5 , 5 8 1 1 7 , 2 8 1 8 , 3 0 0 Liabilities under insurance contracts 57,446 5 7 , 7 0 0 57,700 Repurchase agreement and others 1,294 1 , 6 6 6 1 , 6 5 0 1 6 On - balance sheet funds 277,272 2 9 4,2 8 8 2 6 9 , 5 4 5 2 4 , 7 4 3 Mutual funds, managed accounts and SICAV’s 68,584 6 5 , 6 1 9 6 0 , 6 4 9 4 , 9 7 0 Pension plans 33,732 3 2 , 9 5 4 32,954 Assets under management 102,316 9 8,5 7 3 9 3 , 6 0 3 4 , 9 7 0 Other accounts 4,698 7,8 1 4 6 , 3 7 6 1 , 4 3 8 Total customer funds 384,286 4 0 0,6 7 5 3 6 9 , 5 2 4 3 1 , 1 5 1 25

Interim Consolidated Management Report January – June 2020 Loans and advances to customers Gross loans and advances to customers stand at € 242 , 956 million (+ 6 . 8 % in the first half of 2020 ) . The strong growth of loans to business is notable, as well as the seasonal effect of the early payment to pensioners in June for the amount of € 1 , 824 million (+ 6 . 0 % annual growth excluding this latter impact) . Loans for home purchases ( - 1 . 9 % over the year) continue to be marked by the deleveraging of families, in line with the trend of previous quarters, accented by the reduction in mortgages as a result of the situation of recent months . Loans and advances to individuals – other purposes has increased by 4 . 1 % in the year . In the second quarter of 2020 there was growth of 5 . 8% , among other factors, due to the granting of financing to the self - employed with a government guarantee (ICO) for the amount of € 944 million and the advance double payment of pensions in June . The decline in consumer credit ( - 2 . 8 % in the first half of 2020 ) can be explained by the restraint in consumerism during the state of alarm, despite the strong commercial activity during the first months of the year and the signs of recovery in June following the start of the de - escalation period . Business financing grew 15 . 9 % in the year . At the end of Q 1 2020 there was significant growth in response to the demand for loans and advances, in a context in which businesses anticipated their liquidity needs for subsequent quarters . In the second quarter, loans to businesses grew 12 . 5% , particularly due to the granting of government - backed financing for the amount of € 9 , 491 million (which in Spain corresponds to € 9 , 168 million in ICO loans) . Loans to the public sector has increased 9 . 9 % over the year, impacted by singular operations essentially granted up to February . Details of government - backed financing granted under the state guarantee schemes implemented in the context of Covid - 19: € millions 31.12.19 30.06.20 (breakdown by business segment) G r o up Group of which: banking and insurance of which: BPI Loans to individuals 124,334 124,152 110,861 13,291 Home purchases 88,475 86,828 75,199 11,629 Other 35,859 37,325 35,662 1,662 ofwhich: consumer lending 14,728 14,320 12,967 1,353 Loans to businesses 91,308 105,870 96,091 9,779 Corporates and SME’s 85,245 99,761 90,186 9,575 Real estate developers 6,063 6,109 5,905 204 Public sector 11,764 12,934 11,072 1,862 Loans and advances to customers, gross 227,406 242,956 218,024 24,932 Provisions for insolvency risk (4,704) (5,655) (5,105) (550) Loans and advances to customers (net) 222,702 237,301 212,920 24,382 Contingent liabilities 16,856 17,305 15,767 1,538 € millions 30.06.20 Total Spain (ICO) Portugal Loans to individuals 1,014 1,014 Others (self - employed) 1,014 1,014 Loans to businesses 9,878 9,555 323 Corporates and SME’s 9,834 9,513 321 Real estate developers 44 42 2 Public sector 2 2 Loans and advances to customers, gross 10,894 10,571 323 26

Interim Consolidated Management Report
January – June 2020

CaixaBank

Asset quality

The non-performing loan ratio has reduced to 3.5% (-6 base points over the year, -3 of which corresponds to the seasonal effect of the early payments to pensioners). Non-performing loans increased by €426 million over the year, essentially due to reduced recovery activity during the state of alarm. The coverage ratio increased to 63% (+8 percentage points in the year following the strengthening of provisions).

%	31.12.19	30.06.20 (breakdown by business segment)		
	Group	Group	of which: banking and insurance	of which: BPI
Loans to individuals	4.4%	4.6%		
Home purchases	*3.4%*	*3.6%*		
Other	*6.7%*	*7.0%*		
of which: consumer lending	*4.0%*	*5.0%*		
Loans to businesses	3.2%	3.0%		
Corporates and SME's	2.9%	2.6%		
Real estate developers	8.0%	7.9%		
Public sector	0.3%	0.3%		
NPL ratio (loans + guarantees)	3.6%	3.5%	3.6%	2.8%
NPL coverage ratio	55%	63%	61%	81%

Non-performing loans balance and ratio


3.6%
3.6%
3.5%
8,794
8,957
9,220
4T19
1T20
2T20

Provisions and coverage ratio


55%
58%
63%
4,863
5,218
5,786
4T19
1T20
2T20

N.B. Figures include account loans and contingent liabilities.

Breakdown of moratoriums

Below are the moratoria requests[1] approved and under analysis on 30 June 2020:

€ millions	30.06.20					
	Spain		Portugal		Total	
	Operations	Amount	Operations	Amount	Amount	% of portfolio
Moratoriums to individuals	355,545	9,778	73,288	3,070	12,848	10.3%
Home purchases	*75,279*	*6,790*	*40,946*	*2,615*	*9,404*	*10.8%*
Other	*280,266*	*2,989*	*32,342*	*455*	*3,444*	*9.2%*
of which: consumer lending	*232,402*	*1,103*	*30,531*	*364*	*1,467*	*10.2%*
Moratoriums to businesses	1,943	70	32,081	2,565	2,634	2.5%
Corporates and SME's	*1,786*	*57*	*32,036*	*2,543*	*2,600*	*2.6%*
Real estate developers	*157*	*13*	*45*	*22*	*35*	*0.6%*
Moratoriums to public sector	-	-	2	16	16	0.2%
Approved moratoriums	357,488	9,848	105,371	5,650	15,498	6.4%
In analysis moratoriums[2]	54,614	1,173	1,693	78	1,251	-
Total moratoriums	412,102	11,021	107,064	5,728	16,749	6.9%

[1]. Moratoria according to RDL 8/2020, 11/2020 or Sector Understanding.

[2] Moratoria under review refers to moratorium requests pending approval (excludes operations that have been rejected, cancelled or withdrawn by the customer)

27

Interim Consolidated Management Report January – June 2020 Liquidity The Bank manages the liquidity risk to maintain sufficient liquidity levels so that it can comfortably meet all its payment obligations and to prevent its investment activities from being affected by a lack of lendable funds, at all times within the risk appetite framework . Note 3 . 3 'Liquidity risk' of the report of these six - month accounts describes the Institution's strategic principles, risk strategy and liquidity and financing risk appetite . Total liquid assets stand at € 106 , 609 million on 30 June 2020 , with a growth of € 17 , 182 million over the year, primarily due to the generation and contribution of collateral to the ECB facility . The Liquidity Coverage Ratio of the Group (LCR) on 30 June 2020 is of 283% , showing a liquidity position comfortable ( 198 % last average LCR 12 months), well above of the minimum required of 100% . The Net Stable Funding Ratio (NSFR) 1 stands at 140 % on 30 June 2020 , above the regulatory minimum of 100% , required from June 2021 . The balance drawn from the ECB facility on 30 June 2020 stands at € 49 , 725 million, corresponding to TLTRO III . In the first quarter of 2020 , € 1 , 409 million of TLTRO II were repaid early, an extraordinary LTRO of € 21 , 500 million and $ 2 , 000 million of ECB financing was amortised, and € 40 , 700 million was drawn under TLTRO III . CaixaBank has a solid retail financing structure with a loan to deposits ratio of 100% , whilst institutional financing stands at € 33 , 340 million . Available capacity to issue mortgage and regional public sector covered bonds at CaixaBank, S . A . came to € 2 , 900 million at the end of June 2020 . 1 . Since 30 June 2019 , the regulatory criteria established in Regulation (EU) 2019 / 876 of the European Parliament and of the Council, of 20 May 2019 , have been applied . The regulation comes into force in June 2021 (better understanding of the application of these criteria) . The aforementioned calculations follow the criteria laid down by Basel . Capital management The Common Equity Tier 1 (CET 1 ) ratio stands at 12 . 3% . The first half includes + 32 basis points from the one - off impact of reducing the established dividend against 2019 earnings, as one of the measures adopted by the Board of Directors due to Covid - 19 . The organic generation of capital has remained stable, the forecast of dividends resulted in - 6 basis points and market and other influenced in - 49 basis points . The adoption of the transitional period of IFRS 9 have had an effect of + 48 basis points . The CET 1 ratio without applying the IFRS 9 transitional period stands at 11 . 8% . The measures approved by the CRR 2 . 5 have had an impact of + 37 basis points in CET 1 : + 22 basis points due to changes in the method for calculating the IFRS 9 transitional adjustment and + 15 basis points due to the drop of € 1 , 800 million of risk - weighted assets as a result of the reduction factors of capital consumption in loans for SMEs and infrastructure projects . As for the MREL requirement ( 22 . 7 % of RWAs and 10 . 6 % on TLOF at a consolidated level as of 31 December 2020 ), CaixaBank had a ratio of 22 . 6 % on RWA and 9 . 0 % on TLOF at 30 June, considering all liabilities currently classified as eligible by the Single Resolution Board . Including the new issue of the social bond carried out in July for € 1 , 000 million in Senior preferred debt, the pro - forma MREL ratio would be 23 . 3% . At a subordinated level, including only Senior non - preferred debt, the MREL ratio reached 19 . 8% . € millions 30 . 06 . 2 0 3 1 . 1 2 . 1 9 CET1 Instruments 24,646 24,114 Shareholders' equity 25,996 26,247 Capital 5,981 5,981 Profit/(loss) attributable to the Group 205 1,705 Reserves and other 19,811 18,561 Other CET1 instruments1 (1,350) (2,133) Deductions from CET1 (6,538) (6,327) CET1 18,108 17,787 AT1 instruments 2,237 2,236 AT1 Deductions TIER 1 20,345 20,023 T2 instruments 3,196 3,224 T2 Deductions TIER 2 3,196 3,224 TOTAL CAPITAL 23,541 23,247 Other computable subordinated instruments MREL 5,667 5,680 MREL, subordinated 29,208 28,927 Other computable instruments MREL2 4,111 3,362 MREL 33,319 32,289 Risk - weighted assets 147,334 147,880 CET1 Ratio 12.3% 12.0% Tier 1 Ratio 13.8% 13.5% Total Capital Ratio 16.0% 15.7% MDA Buffer 5,480 4,805 MREL Ratio, subordinated 19.8% 19.6% MREL Ratio 22.6% 21.8% Leverage ratio 5.1% 5.9% 28

Interim Consolidated Management Report January – June 2020 Glossary – Alternative Performance Measures (APMs) definition Non - financial information Digital customers ; (i) Spain : digital customers between the age of 20 and 74 years who have been active in the last 12 months . As a percentage of all customers . (ii) Portugal : active clients in BPI Net, BPI App, BPI Net Businesses o App BPI Businesses in the last 90 days over total clients . Clients : any natural or legal person with a total position equal to or greater than € 5 in the Entity that has made at least two non - automatic movements in the last two months . Employees : active or structural workforce at year - end . Absences, partial retirees, non - computable staff, staff in centers pending destination, grant holders and ETTs are not considered . Free Float ( % ) : the number of shares available for the public, calculated as the number of issued shares minus the shares held in the treasury, advisers, and shareholders represented on the Board of Directors . Micro - credits : collateral - free loans of up to € 25 , 000 granted to individuals whose economic and social circumstances make access to traditional bank financing difficult . Its purpose is to promote productive activity, job creation and personal and family development . Other financing with social impact : loans that contribute to generating a positive and measurable social impact on society, aimed at sectors related to entrepreneurship and innovation, the social economy, education and health . Its aim is to contribute to maximising social impact in these sectors . Branches : number of total centres . It includes retail branches and other specialised segments . It does not include windows (public service centres that are displaced, lack a main manager and are dependent on another main branch) . It does not include branches and offices outside Spain or vir - tual/digital offices N.B. Further information in the Q2 Activity and Income Report in the following link https:// www.caixabank.com/informacion - para - accionistas - e - inversores/informacion - economicofinanciera/resultados - trimestrales/2020_en.html . Financial information In accordance with International Financial Reporting Standards (IFRSs), this document includes certain Alternative Performance Measures (APMs) as defined in the guidelines on Alternative Performance Measures issued by the European Securities and Markets Authority on 30 June 2015 (ESMA/ 2015 / 1057 ) (the “ESMA Guidelines”) . CaixaBank uses certain APMs, which have not been audited, for a better understanding of the company's financial performance . These measures are considered additional disclosures and in no case replace the financial information prepared under IFRSs . Moreover, the way the Group defines and calculates these measures may differ to the way similar measures are calculated by other companies . Accordingly, they may not be comparable . ESMA guidelines define an APM as a financial measure of historical or future performance, financial position, or cash flows, other than a financial measure defined or specified in the applicable financial reporting framework . In accordance with these guidelines, following is a list of the APMs used, along with a reconciliation between certain management indicators and the indicators presented in the consolidated financial statements prepared under IFRS . Profitability and Efficiency Customer spread : this is the difference between ; (i) average rate of return on loans (income from loans and advances to customers divided by the net average balance of loans and advances to customers and ; (ii) average rate for retail customer funds (cost of retail customer funds divided by the average balance of those same retail customer funds, excluding subordinated liabilities) . Balance sheet spread : this is the difference between ; (i) average rate of return on assets (interest income divided by total average assets) ; (ii) average cost of funds (interest expenses divided by total average funds) . ROE : profit attributable to the Group (adjusted by the amount of the Additional Tier 1 coupon, reported in shareholders’ equity) divided by average shareholder equity plus valuation adjustments for the last 12 months . Allows the Group to monitor the return on its shareholders’ equity . ROTE : quotient between : (i) profit attributable to the Group (adjusted by the amount of the Additional Tier 1 coupon reported in shareholder equity) ; (ii) 12 - month average shareholder equity plus valuation adjustments deducting intangible assets using management criteria (calculated as the value of intangible assets in the public balance sheet, plus the intangible assets and goodwill associated with investees, net of provisions, recognised in Investments in joint ventures and associates in the public balance sheet) . Metric used to measure the return on a company’s tangible equity . ROA : quotient between the net profit (adjusted by the amount of the Additional Tier 1 coupon, reported in shareholder equity) and the average total assets, from the last twelve months . RORWA : quotient between the net profit (adjusted by the amount of the Additional Tier 1 coupon, reported in shareholder equity) and the average risk - weighted total assets, from the last twelve months . 29

Interim Consolidated Management Report January – June 2020 Cost - to - income ratio : operating expenses (administrative expenses, depreciation and amortisation) divided by gross income (or core income for the core cost - to - income ratio) for the last 12 months . Risk management Cost of Risk (CoR) : quotient between the total allowances for insolvency risk ( 12 months) divided by average of gross loans to customers, plus contingent liabilities, using management criteria . Non - performing loan ratio : quotient between the non - performing loans and advances to customers and contingent liabilities, using management criteria, and the total gross loans and advances to customers and contingent liabilities, using management criteria . Coverage ratio : quotient between the total credit loss provisions for loans to customers and contingent liabilities, using management criteria, and non - performing loans and advances to customers and contingent liabilities, using management criteria . Liquidity Total liquid assets : sum of HQLAs (High Quality Liquid Assets within the meaning of Commission Delegated Regulation of 10 October 2014 ) plus the available balance under the facility with the European Central Bank (non - HQLA) . Loan - to - deposits : quotient between net loans and advances to customers using management criteria excluding brokered loans (funded by public institutions), and on - balance sheet customer funds . Metric showing the retail funding structure (allows us to value the proportion of retail lending being funded by customer funds) . Other relevant indicators Core income : includes net interest income, fee and commission income, income from the life - risk insurance business, the result of using the equity method for SegurCaixa Adeslas and income from the insurance investees of BPI . TBVPS (Tangible book value per share) : quotient between equity less minority interests and intangible assets and the number of fully - diluted outstanding shares at a specific date . Adaptation of the structure of the publicly reported income statement to the management format _ Net fee and commission income. Includes the following line items:  Fee for commission income.  Fee for commission expense. Gains/(losses) on financial assets and liabilities and others. Includes the following line items:  Gains/(losses) on derecognition of financial assets and liabilities not measured at fair value through profit or loss (net).  Gains/(losses) on financial assets not designated for trading compulsorily measured at fair value through profit or loss (net).  Gains/(losses) on financial assets and liabilities held for trading (net).  Gains/(losses) from hedge accounting (net).  Exchange differences (net). Administrative expenses, depreciation and amortisation. Includes the following line items:  Administrative expenses.  Depreciation and amortisation. Operating income/(loss)  (+) Gross income.  ( - ) Operating expenses. Allowances for insolvency risk and charges to provisions. Includes the following line items:  Impairment/(reversal) of impairment losses on financial assets not measured at fair value through profit or loss and net or net profit or loss due to a change.  Provisions/(reversal) of provisions. Of which: Allowances for insolvency risk.  Impairment/(reversal) of impairment losses on financial assets not measured at fair value through profit or loss corresponding to Loans and advances to customers, using management criteria.  Provisions/(reversal) of provisions corresponding to Provisions for contingent liabilities, using management criteria. Of which: Other charges to provisions.  Impairment/(reversal) of impairment losses on financial assets not measured at fair value through profit or loss, excluding balances corresponding to Loans and advances to customers, using management criteria .  Provisions/(reversal) of provisions, excluding provisions corresponding to contingent liabilities using management criteria . 30

Interim Consolidated Management Report January – June 2020 Gains/(losses) on disposal of assets and others. Includes the following line items:  Impairment/(reversal) of impairment on investments in joint ventures or associates.  Impairment/(reversal) of impairment on non - financial assets.  Gains/(losses) on derecognition of non - financial assets and investments (net).  Negative goodwill recognised in profit or loss.  Profit/(loss) from non - current assets and disposal groups classified as held for sale not qualifying as discontinued operations (net). Profit/(loss) attributable to minority interests and others. Includes the following line items:  Profit/(loss) for the period attributable to minority interests (non - controlling interests).  Profit/(loss) after tax from discontinued operations. Reconciliation of activity indicators using management criteria 1 Includes, among others, transitional funds associated with transfers and collection activity, as well as other customer funds distributed by the Group. Loans and advances to customers, gross June 2020 € million Financial assets at amortised cost - Customers (public balance sheet) 236,291 Reverse repo (public and private sector) (866) Clearing houses (1,084) Other non - retail financial assets (226) AFinancial assets not designated for trading compulsorily measured at fair value through profit or loss - Loans and advances to customers (public balance sheet) 1 4 3 Fixed - income bonds considered retail financing (Financial assets at amortised cost 2 , 66 3 Debt securities on the public balance sheet) Fixed income bonds considered retail financing (Assets under the insurance business - Balance Sheet) 3 8 1 Provisions for insolvency risk 5 , 65 5 Gross loans to customers with management criteria 242 , 95 6 Liabilities under insurance contracts June 2020 € m i l l i o n s Customer funds June 2020 € m i l l i o n s Financial liabilities at amortised cost - Customers deposits (Public Balance Sheet) 238,674 N o n - r e t a i l f i n a n c i a l l i a b i l i t ie s ( r e g i s t e r e d un d e r F i n a n c i a l l i a bi l i t ie s a t a m or t i s e d c o s t - Cu s t o m e rs d e p o s it s ) ( 3 , 559 ) M u l t i - is s u e r c o v e r e d b o nd s a n d s ubo r d i n a t e d d e po s i t s ( 2 , 553 ) Counterparties and others (1,006) Retail financial liabilities (registered under Financial liabilities at amortised cost - Debt securities) 1,474 Retail issuances and other 1,474 Liabilities under insurance contracts under management criteria 57,700 Total on - balance sheet customer funds 294,288 A ss e t s u n d e r m a n ag e m e nt 98 , 57 3 O th e r a c c ou nt s 1 7 , 8 1 4 Total customer funds 400,675 Liabilities under the insurance business (Public Balance Sheet) 70 , 76 9 Capital gains/(losses) associated with the assets of the insurance business (excluding unit linked) ( 13 , 069 ) Liabilities under the insurance business, using management criteria 57 , 70 0 31